Exhibit 1

Westpac GROUP

ASX Release

Level 18, 275 Kent Street
Sydney, NSW, 2000

6 November 2023

Westpac 2023 Climate Report

Westpac Banking Corporation ("Westpac") today provides the attached Westpac 2023 Climate Report.

For further information:

Hayden Cooper
Group Head of Media Relations
0402 393 619

Justin McCarthy
General Manager, Investor Relations
0422 800 321

This document has been authorised for release by Tim Hartin, Company Secretary.

WESTPAC BANKING CORPORATION ABN 33 007 457 141

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WESTPAC 2023 CLIMATE REPORT CREATING BETTER FUTURES TOGETHER

Our approach to climate reporting Outlining our approach to managing climate change risks and opportunities is inherently challenging as measuring, reporting and setting targets on climate change is necessarily based on estimates, inexact data and currently available technology and methodologies. We have aimed to apply consistent principles in how we measure and report our climate metrics and set our targets but recognise that these are estimates and despite our best attempts it is not possible, or feasible, to be completely accurate. Nevertheless, it is vital that we undertake this analysis, including estimating our impact, setting targets and reporting on progress, so we can work towards our ambition to become a net-zero, climate resilient bank. As a result, we ask readers of this report to consider these limitations, recognising our intent and the principles that we have set ourselves, not just the numbers. Over time, our climate-related reported data will change as new methodologies emerge, technologies change and our stakeholders become better at measuring their climate impact, risks and opportunities. Accordingly, we need to apply a disclaimer that this Climate Report contains climate-related and other forward-looking statements, including targets, commitments, plans, estimates, assumptions and metrics. While forward-looking statements naturally carry a degree of uncertainty, this is further exacerbated in climate reporting given the measurement difficulties highlighted above. These risks and uncertainties need to be considered when reading this report. For an explanation of forward-looking statements and the risks, uncertainties and assumptions to which they are subject, see ‘Disclosure regarding forward-looking statements’ in the Appendix. References to ‘Westpac’, ‘Group’, ‘Westpac Group’, ‘we’, ‘us’ and ‘our’ is to Westpac Banking Corporation ABN 33 007 457 141 and its subsidiaries unless stated otherwise. Operational greenhouse gas emissions data and targets are absolute market-based greenhouse gas emissions. Greenhouse gas emissions and energy consumption are reported for 12 month periods ended 30 June unless otherwise stated. All other data in this report is for the 12 months to 30 September 2023 or at 30 September 2023 and all dollar amounts are in Australian dollars, unless otherwise indicated. Westpac Banking Corporation ABN 33 007 457 141 Westpac’s reporting suite Our reporting suite brings together the Group’s financial, non-financial, risk and sustainability performance for the year. It includes the documents adjacent. Access the full suite online at westpac.com.au/2023annualreport. About this report Our Climate Report outlines Westpac’s approach and strategies for addressing the risks and opportunities presented by climate change. The report aligns with the TCFD recommendations covering governance, strategy risk management and metrics and targets. The appendices in the report include the methodologies for our NZBA targets and financed emissions calculations. Our separate Climate Change Position Statement and Action Plan which summarises our climate change strategy and transition plan is also in the Appendix. Our Sustainability Index and Datasheet, provides additional detail on some of the metrics in this report along with key sustainability metrics and how our reporting aligns with major reporting recommendations. Annual Report FY23 Results Presentation and Investor Discussion Pack Climate Report Sustainability Index and Datasheet Pillar 3 Report Corporate Governance Statement Acknowledgement of Indigenous Peoples Westpac acknowledges the First Peoples of Australia and recognises their ongoing role as Traditional Owners of the land and waters of this country, and we pay respect to Elders past and present. We extend that respect to Westpac’s Aboriginal and Torres Strait Islander employees, partners and stakeholders, and to the Indigenous Peoples in the other locations where we operate. In Aotearoa (New Zealand) we also acknowledge tangata whenua and the unique relationship that Indigenous Peoples share with all New Zealanders as partners and custodians of their natural ecosystems under Te Tiriti o Waitangi. 50-YEAR PARTNERSHIP WITH THE WESTPAC LIFESAVER RESCUE HELICOPTER SERVICE WESTPAC 2023 ANNUAL REPORT CREATING BETTER FUTURES TOGETHER WESTPAC 2023 CLIMATE REPORT CREATING BETTER FUTURES TOGETHER PILLAR 3 REPORT SEPTEMBER 2023 INCORPORATING THE REQUIREMENTS OF APS330 WESTPAC BANKING CORPORATION ABN 33 007 457 141 PRESENTATION AND INVESTOR DISCUSSION PACK 2023 FULL YEAR FINANCIAL RESULTS FOR THE 12 MONTHS ENDED 30 SEPTEMBER 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 WESTPAC 2023 SUSTAINABILITY INDEX AND DATASHEET CORPORATE GOVERNANCE STATEMENT 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 WESTPAC GROUP 2023 CLIMATE REPORT

“OUR PURPOSE IS CREATING BETTER FUTURES TOGETHER. ONE WAY WE ARE DOING THIS IS THROUGH OUR AMBITION TO BECOME A NET-ZERO, CLIMATE RESILIENT BANK. In this report, we share our progress, challenges, and achievements, as we work towards a net-zero economy.” WESTPAC CEO, PETER KING CONTENTS MESSAGE FROM THE CEO 2 EXECUTIVE SUMMARY 4 FY23 HIGHLIGHTS 6 GOVERNANCE 8 STRATEGY 12 1. Net-zero, climate resilient operations 18 2. Supporting customers’ transition to net-zero 24 3. Collaborate for impact 36 RISK MANAGEMENT 38 ASSURANCE STATEMENT 45 APPENDIX 48 i Glossary 49 ii Methodology – Direct scope 1 and 2 operational emissions and scope 3 upstream emissions 54 iii Methodology– NZBA 2030 sector lending targets 64 iv Methodology – Group financed emissions estimation 86 v Our climate change position statement and action plan 96 vi TCFD Index 111 vii Climate-related commitments, partnerships and memberships 112 INTRODUCTION GOVERNANCE RISK STRATEGY MANAGEMENT APPENDIX 1

MESSAGE FROM THE CEO We are dedicated to supporting customers in their transition to net-zero. Westpac has long been committed to addressing the risks of climate change and supporting the opportunities from transition. We were a founding member of the UN’s Environment Programme Finance Initiative (UNEP FI) over 30 years ago, we started measuring our direct greenhouse gas emissions in 2006, signed the Equator Principles in 2003 and were the first Australian bank to release a climate change position statement 15 years ago. We are increasingly seeing the impacts of climate change, including from major floods and wildfires in Australia and around the world. Our teams saw this in Lismore, Australia, and Hawkes Bay, New Zealand, witnessing first-hand the immediate and longer-term impacts climate change is having. For Westpac to deliver its purpose of Creating better futures together, it is important we continue to support the transition to a net-zero economy by 2050 for our planet, customers, employees and the community. This is a global challenge, and we are committed to being part of the solution. Through this Climate Report, we set out our plans and progress in a clearer way, as we work towards our ambition of becoming a net-zero climate resilient bank. Within this report, we outline our climate strategy which is underpinned by the three areas of focus. 1. Net-zero, climate resilient operations We have continued to reduce our scope 1 and 2 emissions and our scope 3 upstream emissions, keeping us on track to meet our 2030 operational emissions targets. We also reached an important milestone with the equivalent of 100% of our Australian operational electricity demand now sourced from renewables from April this year. To achieve this, we worked with suppliers, to support the development of new electricity generation capacity such as the Berri Solar Farm and Battery (SA) and Bomen Solar Farm in Wagga Wagga (NSW), rather than purchase existing renewable energy supply. 1 On track to source over 95% from within the markets the electricity is consumed. Will continue to pursue achievement of 100% under RE100/CDP standards. 2 NZBA Guidelines require sector-level targets be set for all, or a substantial majority of, carbon intensive sectors (where data and methodologies allow) that include agriculture, aluminium, cement, coal, commercial and residential real estate, iron and steel, oil and gas, power generation and transport. 3 These include green, social, sustainability, sustainability-linked and re-linked loans and bonds and have not been assessed under our new Sustainable Finance Framework. 4 Refer to Glossary. The purchase of electricity from these facilities as well as from Ararat Wind Farm, along with our plans to source renewable electricity for our international offices, puts us on track to reach our global goal of sourcing the equivalent of all our direct global electricity demand from renewable sources by 20251 .. 2. Supporting customers’ transition to net-zero and to build their climate resilience As a bank, we believe one of the largest impacts we can have is by working with customers to support their transition to a net-zero economy, as we shift our financed emissions to become net-zero by 2050, consistent with a 1.5°C aligned pathway. In line with our commitment to the Net-Zero Banking Alliance (NZBA), we set further sector-level 2030 targets, and we now have targets set in eight of the nine NZBA carbon intensive sectors. The FY22 absolute financed emissions tied to these targets account for as much as 48% of the Group’s total scope 1 and 2 financed emissions. Subject to data availability and a valid science-based pathway, we plan to set a target for the remaining NZBA2 carbon intensive sector, Aluminium, in 2025. We are also here to partner with customers on the opportunities that a transition of this magnitude presents. Decarbonising the economy requires significant investment, and we have a big role to play helping customers as they implement their transition plans – such as developing new products and services, and through the provision of targeted funding. This year we participated in 583 sustainable finance transactions4, launched a carbon footprint tracker in our Westpac app for retail customers to better understand their estimated carbon footprint, enhanced our electric vehicles (EV) loan in Australia and launched a new Sustainable Farm Loan and Sustainable Business Loan in New Zealand. The opportunities are there and growing. 2 WESTPAC GROUP 2023 CLIMATE REPORT

3. Collaborating for impact Climate change can only be solved by all stakeholders working together. Our third area of focus is therefore collaborating for positive impact with stakeholders both in Australia and globally. This includes governments, non-governmental organisations, communities and industry peak bodies. Collaboration is particularly important because we know the effects of climate change and impacts of the transition will be unevenly distributed across different parts of society. Our aim is to support a just and inclusive transition, that does not leave people behind. This will only be achieved if we are connected, listen and work together. As the climate agenda evolves, we are working to shape the outcomes by participating in a range of initiatives and involvement in key standard setting bodies including as a founding member of the Australian Sustainable Finance Institute (ASFI), as co-Chair of the UNEP FI’s Banking Board which oversees the Principles for Responsible Banking (PRBs), and as a member of the steering and principals groups that govern the NZBA. Emerging focus Recognising the links between climate change and nature, we have also released our first Natural Capital Position Statement. The position statement recognises the importance of protecting nature and defines our ambition to become a nature positive bank. This is our first step in what is an emerging area, and more work is underway to understand our role and identify, measure and manage nature-related risks and opportunities. Throughout this Climate Report, we also acknowledge the relationship with human rights and nature – key pillars of our refreshed sustainability strategy. Transparency and accountability are vital to our sustainability efforts. Having completed significant sector target-setting, our focus is on continuing to operationalise our plans and work with customers on their transition. We are committed to sharing our progress, challenges, and achievements in this report. We value your feedback and partnership as we collectively work towards a more sustainable future. Sincerely, Peter King CEO LEADING BY EXAMPLE, WE ARE REDUCING THE IMPACT OF OUR DIRECT OPERATIONS 66% SCOPE 1 AND 2 EMISSIONS Relative to 2021 baseline At Bomen Solar farm located on Wiradjuri land, 10km north-east of Wagga Wagga. INTRODUCTION GOVERNANCE RISK STRATEGY MANAGEMENT APPENDIX 3

EXECUTIVE SUMMARY FIGURE 1: HISTORY OF ACTION ON CLIMATE CHANGE 1991 Founding member of the United Nations Environment Program Finance Initiative (UNEP FI) 1996 First bank to join Australian Greenhouse Challenge 2002 First Australian bank to publish a sustainability report First Australian bank to trade renewable energy certificates 2008 First Climate Change Position Statement 2010 First bank to trade in the New Zealand Emissions Trading Scheme 2013 Second Climate Change Position Statement 2015 Commitment to UN Sustainable Development Goals Aligned with Paris Climate Agreement 2003 One of 10 founding signatories to the Equator Principles 2006 Part of the Australian Business Roundtable on Climate Change that released the ‘The Business Case for Early Action’ report 2012 Australian operations certified for the first time under the Australian Government’s National Carbon Offset Standard Carbon Neutral Program 2014 One of two joint lead arrangers to bring the first green bond to Australia – for the World Bank Building on our history of action Taking action on climate change has long been on Westpac’s agenda. As climate science has evolved, and the urgency for action increased, we have stepped up our actions and commitments. In 2022, we substantially updated our Climate Change Position Statement and Action Plan (CCPS) and defined our ambition to become a net-zero, climate resilient bank. As part of this, we reiterated our commitment to reduce the climate impact of our own operations across our scope 1 and 2 emissions, and our scope 3 upstream emissions. While reducing our operational emissions is important, the biggest impact we can have is to reduce the emissions intensity of our lending portfolio, also known as scope 3 financed emissions. These represent over 99% of the Group’s overall emissions. Given this, in July 2022 we joined the NZBA and set emission reduction targets in five emissions intensive sectors in our lending portfolio. In 2023, we expanded our emission reduction targets while continuing the significant but complex job of supporting customers as they transition. One of our priorities is to assist customers, and as part of this we are piloting a new framework for some of our higher emitting customers that supports engagement and assessment of their emissions reduction plans. We believe that in most instances, collaboration is the most effective approach to achieving transformation. To account for progress, stakeholder feedback and evolving science, we further refined the commitments in our CCPS, including updating our positions for the thermal coal mining and oil and gas sectors that better reflect our approach to lending in these sectors. To be clearer on our approach to coal mining we have also published our position on metallurgical coal mining. 12 SECTOR LENDING TARGETS IN 8 NZBA SECTORS 58 SUSTAINABLE FINANCE TRANSACTIONS IN FY23 2 YEARS ACHIEVED SCOPE 1 & 2 EMISSION REDUCTION TARGET TWO YEARS AHEAD OF 2025 PLAN 24% SCOPE 1, 2 AND SCOPE 3 UPSTREAM EMISSIONS IN 2023 FY23 Highlights 4 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 5

In alignment with our climate ambitions, we launched our first Natural Capital Position Statement (NCPS) defining our ambition to become a nature positive bank. In addition, as part of our new NZBA agriculture 2030 targets (beef, sheep and dairy), we also committed to no deforestation – this requires no more conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers that are in the scope of our agricultural targets.

Recognising the significant opportunities of climate change we have published our Sustainable Finance Framework to better identify and classify green, transition, sustainability and social financing, and set new lending and bond facilitation targets[1] linked to the framework.

Increasingly, management of the risks and opportunities of climate change is being embedded across our business and climate change is also referenced across our various disclosures.

1 For definition of our targets, please refer to the Sustainable Finance Framework.

2023 actions on climate change

REFRESHED
CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN

7 NEW
NZBA EMISSION REDUCTION TARGETS

PILOT FRAMEWORK
FOR ASSESSING CUSTOMER TRANSITION PLANS

FURTHER REDUCED
OPERATIONAL EMISSIONS

1st
NATURAL CAPITAL POSITION STATEMENT

NEW
SUSTAINABLE FINANCE
FRAMEWORK

2016
2-degrees Climate Scenario Analysis

2017
Third Climate Change Position Statement and Action Plan

Commenced reporting aligned to TCFD recommendations

2018
4-degrees Climate Scenario Analysis

World's first Green Tailored Deposit to be certified by internationally recognised Climate Bonds Initiative

2019
One of the founding banks to launch UNEP FI's Principles for Responsible Banking

1.5-degrees Climate Scenario Analysis

Commitment to source the equivalent of 100% of global electricity demand through renewables by 30 September 2025

New Zealand operations certified for the first time under the New Zealand Toitū carbonzero certification

2020
Fourth Climate Change Position Statement and Action Plan

2021
Climate change elevated to a Group-wide strategic priority

Sourced equivalent of 45% of global electricity demand from renewable sources

Joint leader manager for first sustainability -linked bond in Australia

2022
Joined NZBA and set five 2030 sector lending targets

Fifth Climate Change Position Statement and Action Plan

2023
See above

6 **WESTPAC GROUP** 2023 CLIMATE REPORT

FY23 HIGHLIGHTS

Our direct operations

In FY23 we reduced our direct scope 1 and 2 and scope 3 upstream emissions by improving the efficiency of our operations, consolidating commercial offices, operationalising agreements to source electricity from renewables and more actively working with suppliers. Since 2021 we have achieved a 66% reduction in our scope 1 and 2 emissions, surpassing our 2025 target of a 64% reduction by two years. From April this year we achieved a significant milestone sourcing the equivalent of 100% of our Australian electricity demand from renewables.

FIGURE 2: WESTPAC'S OPERATIONAL EMISSIONS
(tonnes of CO_2 equivalent)


Scope 1 emissions
Scope 2 emissions
Scope 3 emissions (Upstream)
71,738
53,981
7,851
FY21
63,377
36,734
7,297
FY22
61,044
14,489
6,559
FY23

▼52%
Reduced scope 1 and 2 emissions over year[1]

▼4%
Reduced scope 3 upstream emissions over year[1,2]

100%
Source equivalent of 100% of Australian direct electricity demand from renewables from April 2023[3]

CERTIFICATION[4]
Under Climate Active and Toitū net carbonzero

1 For our scope 1 & 2 direct operational and scope 3 upstream targets we are using a market-based accounting method for emissions calculation. Scope 1 and 2 emissions are defined in the Appendix and 2023 Sustainability Index and Datasheet.
2 Refer to Appendix or 2023 Sustainability Datasheet for details of included scope 3 upstream emissions sources and calculation methodologies including where estimates are used.
3 On track to achieve 100% renewables outcome for our direct operations. 95% of this supply is expected to be sourced from within the markets the electricity is consumed. We will continue to identify opportunities to lift local sourcing to 100%, to include our Fiji and PNG businesses.
4 Certification is obtained for Westpac's Australian and New Zealand direct operations (non-financed) under the Australian Government's Climate Active Carbon Neutral Standard for Organisations and the New Zealand Toitū net carbonzero certification respectively. Further information can be found on the Sustainability Performance Reports page on our website.

INTRODUCTION GOVERNANCE STRATEGY RISK MANAGEMENT APPENDIX 7

Financed Emissions

We have further enhanced our models for calculating the Group's overall financed emissions as the understanding of our impact evolves.

Under our NZBA commitment to transition our lending portfolio to net-zero by 2050, we set seven new 2030 sector targets and expanded our discussions with customers to better understand their transition plans.

TABLE 1: NZBA PROGRESS

	SEP 22	SEP 23
NZBA emissions intensive sectors with targets (out of nine)	5	8
Total number of 2030 NZBA targets	5	12

A summary of our updated positions for key emitting sectors includes:

— For thermal coal mining – zero lending to institutional customers with a high portion of their revenue (≥15%) coming directly from thermal coal mining by 30 September 2025.

— For upstream oil and gas – subject to national energy security, no project finance or bond facilitation for the development of new (greenfield) or expansionary oil and gas fields, including new associated dedicated infrastructure unless in accordance with the IEA's NetZero by 2050 (2021) scenario.

— For metallurgical coal mining – no project finance for new (greenfield) projects.

See page 29 for full details of the sector positions including definitions and footnotes.

Opportunities

We supported customers with 58 sustainable finance transactions in FY23. We also provided $6.5 billion in new lending to climate change solutions from September 2020 to September 2023 well ahead of our target of $3.5 billion.

We launched a comprehensive Sustainable Finance Framework to set out how we assess what is green, transition, social and sustainability financing and have backed that with new sustainable finance targets out to 2030.

We have achieved a lot this year, but acknowledge we have more to do, including engaging with customers on their transition plans and strengthening our climate scenario analysis.

▼3%

Estimated financed emissions for FY23

0.6%

Fossil fuel energy value chain TCE (as a % of total Group TCE)

$127bn

Total committed exposure (TCE) to carbon intensive sectors[1] (10.4% of total Group exposure)

▼7%

Reduction in exposure to fossil fuel energy value chain over year[2]

2030 TARGETS IN 8 OF 9 NZBA SECTORS

1 See Table 21 on page 43.
2 For a definition of fossil fuels, refer to the Glossary in the Appendix.

GOVERNANCE For some time, Westpac has been working to integrate climate change risks and opportunities into our operations – this starts with our governance. Highlights FURTHER EMBEDDED CLIMATE CHANGE IN OUR GOVERNANCE AND BUSINESS CLIMATE RELATED MEASURES INCLUDED IN SHORT TERM VARIABLE REWARD FOR THE CEO AND CERTAIN GROUP EXECUTIVES 1st CLIMATE REPORT Lake Conjola, South Coast New South Wales. An area devastated by fires in 2019, only to be hit by major floods in 2020. 8 WESTPAC GROUP 2023 CLIMATE REPORT

Board oversight of climate-related risks and opportunities The Board approves our key climate change policies such as our updated CCPS and our NCPS as part of their oversight over our sustainability strategy. This is outlined in the Risk Management section of this Report. The Board and its Committees also receive regular reports from the CEO, Group Executives, and second and third-line risk functions on climate-related matters. The following is an outline of key climate change related matters that were considered by the Board and its Committees in FY23. TABLE 2: KEY CLIMATE-RELATED AGENDA ITEMS FOR THE BOARD AND ITS COMMITTEES IN FY23 Board — Oversight of Sustainability Strategy, including receiving updates on sustainability-related strategic initiatives, the fossil fuels sector, our Sustainable Finance Framework and our Sustainable Finance Targets. — Received an update on NZBA sector targets in progress including approval of new targets for Residential real estate (Australia), Australian and New Zealand Agriculture, Aviation and Steel Production. — Approved the refreshed Climate Change Position Statement and Action Plan. — Participated in a full day of tailored, climate change, natural capital and human rights training conducted by independent consultants. — Approved Board Risk Appetite Statement, which includes measures related to climate change risks. Board Risk Committee — Approved Sustainability Risk Management Framework. — Review of the Credit Risk and Reputation and Sustainability risk classes, including how we measure and manage climate risk. — Approved Credit Risk Management Framework and supporting policies. Board Audit Committee — Updates on sustainability reporting and standards. — Oversight of Climate Report. Board Remuneration Committee — Recommended new climate change measures for the Group short term variable reward scorecard. In relation to Board skills, five directors have deep experience and knowledge in the ‘Environment & Social’ skill category, and three have general working experience and knowledge, as set out in the Board skills matrix in the Strategic Review and Corporate Governance Statement. We have ESG performance measures in short term variable reward for Executives. This includes measures relating to the Group’s Customer Outcomes and Risk Excellence program and to climate change. This year, we introduced new climate related measures for the CEO and Group Executives that support the implementation of our climate change plans. RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX 9

Management of climate-related matters The day-to-day management of Westpac’s approach to climate change is the responsibility of the CEO and is delegated to Group Executives and senior management where appropriate. The CEO and senior management work to integrate the assessment of risks and opportunities of climate change into our operations and ensure our people understand their role in supporting the Group and customers in meeting our collective climate ambitions. A range of committees help assess climate-related matters and support executive management in their decision making. These are summarised below. TABLE 3: COMMITTEES INVOLVED IN ASSESSING/ADVISING ON CLIMATE CHANGE RISKS AND OPPORTUNITIES Environmental, Social, Governance and Reputation (ESGR) Committee — Chaired by the CEO and meets at least four times a year. — Includes Group Executives of the major operating divisions, the Chief Risk Officer, Group General Council, and senior executives with ESG accountabilities. — Supports the CEO make decisions on significant reputation and ESG-related matters. — Oversees implementation of our Sustainability Strategy and ESG agenda, including climate. Stakeholder Advisory Council (SAC) — Forum comprising a range of external stakeholders to provide insights and feedback to the CEO and select executives on Westpac’s approach to sustainability. — Meets three times per year, topics discussed focus on the pillars of Westpac strategy and purpose, as well as objectives outlined in the Group’s Sustainability Strategy. — Helps the Group understand and identify the most pressing issues, emerging ideas and leading practices on environmental, social and governance matters. — Improves the Group’s understanding of what a better future means to customers and other stakeholders and how we can help them get there. Climate Change Financial Risk Committee (CCFRC) — Chaired by the Group Chief Credit Officer and meets at least four times a year. — A sub-committee of the Group’s Credit Risk Committee. — Identifies and manages the potential impact of climate-related transition and physical risks on credit exposures. — Has oversight and input on climate-related risk management frameworks and supporting policies and limits. — Monitors aggregate climate-related financial risk exposures and their alignment to the Group’s risk appetite. ESG Council — Chaired by the Chief Executive Business and Wealth and includes senior ESG executives. — Helps prioritise and drive ESG activities across the Group. Divisional risk committees — Chaired by the relevant divisional Group Executive and includes senior executives and Chief Risk Officer from the division. — Considers material climate change and sustainability risks for the division, including risk profile assessments and risk appetite measures. GOVERNANCE 10 WESTPAC GROUP 2023 CLIMATE REPORT

Operational management of climate-related matters is delegated to teams across the Group with key responsibilities outlined below. TABLE 4: DEPARTMENTS ACROSS THE GROUP RESPONSIBLE FOR SUSTAINABILITY/CLIMATE CHANGE RELATED MATTERS SUSTAINABILITY/CLIMATE-CHANGE RESPONSIBILITIES ACROSS GROUP DEPARTMENTS Group Sustainability — Develops the Group’s sustainability strategy and coordinates the ESG program. — Leads the Group’s approach to collaborating with external bodies. — Advises the ESGR Committee and the business on our climate and sustainability strategy and policies, and emerging risks and opportunities. Group Property and Procurement — Manages the environmental performance of the Group’s operations. — Works to reduce the Group’s direct environmental footprint. — Supports key suppliers with their emissions reduction strategies and considers supplier climate strategies in key sourcing decisions. ESG Risk — Line 2 risk function under the Group’s three lines of defence operating model (see FY23 Annual Report for more information). — Provides oversight and challenge of the management of sustainability risk in conjunction with other Line 2 teams (risk class owners, Divisional Chief Risk Officers). — Sets the Group’s approach for sustainability risks, including related frameworks and policies. This includes the Sustainability Risk Management Framework (SRMF). ESG Disclosure and Reporting — Coordinates external sustainability reporting. — Works to improve the Group’s alignment with ESG related standards. — Operates within Group Finance seeking to apply the same rigour to ESG reporting as financial reporting. Divisions — Manage climate risk in their division and seek transition opportunities. — Determine NZBA targets and baselines and reports on progress. — Discuss transition plans with customers/industry groups. — Engages with customers and/or industry groups on development of transition plans. — Assesses ESG risks for suppliers/customers/transactions (if required) including escalation to the Customer and Transaction Risk Escalation Committee (Institutional customers). — Coordinates sustainable finance for institutional and business customers. — Provides sustainable finance insights to internal and external stakeholders. — Coordinates divisional ESG training. — Keeps management teams abreast of emerging ESG matters. — Our Sustainability team in WNZL also manage the separate New Zealand reporting requirements and ESG and climate-related reporting to the WNZL Board. OUR LONG-TERM POWER PURCHASE AGREEMENT SOURCING FROM BERRI SOLAR FARM AND BATTERY WAS THE FINAL STEP ENABLING US TO ACHIEVE OUR 100% NATIONAL RENEWABLES OUTCOME. RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX 11

STRATEGY Our climate ambition is to become a net-zero climate resilient bank. This includes transitioning our operational and financed emissions, and aligning our lending portfolio to net-zero by 2050 consistent with a 1.5°C pathway, while aiming to strengthen our climate change resilience. Three areas of action in our CCPS: 1 NET-ZERO, CLIMATE RESILIENT OPERATIONS 2 SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO AND TO BUILD THEIR CLIMATE RESILIENCE 3 COLLABORATE FOR IMPACT ON INITIATIVES TOWARD NET-ZERO AND CLIMATE RESILIENCE Tasmania’s Overland Track. 12 WESTPAC GROUP 2023 CLIMATE REPORT

How we set our strategy and targets In pursuit of net-zero emissions we have set 2030 targets to reduce our scope 1 and 2 emissions and scope 3 upstream emissions. Our biggest impact on climate however is related to our financing activities and while we have been working to reduce the emissions intensity of our lending portfolio for some time, significant work is required to reach net-zero. We joined the NZBA last year to accelerate our efforts and have set interim targets in some of the most emissions intensive sectors. We continue work to operationalise these targets. At Westpac, this is about working in step with customers, supporting them in their transition such as by providing products, incentives and insights. We view climate change not just as a risk but as an opportunity. This perspective is supporting our efforts to mobilise the capital needed to transform our nation’s energy infrastructure and finance customers on their journey to a lower carbon future. This opportunity is reflected in our new sustainable finance targets of $55 billion in lending and $40 billion in bond facilitation by 20301 .. We aim to achieve this transition in a just and inclusive way that is mindful of potential adverse impacts on some people and communities, and that seeks to support nature positive outcomes. Our strategy also recognises the need to not only seek to lead by our actions, but to collaborate with stakeholders including customers, communities, industry groups and governments to inform the development of common methods and to encourage change – collective action is vital. TABLE 5: OUR CCPS IS STRUCTURED ALONG THREE AREAS OF ACTION THREE AREAS OF ACTION: TARGETS AND OBJECTIVES 1 Net-zero, climate resilient operations — Scope 1 and 2 absolute emissions reduction targets of 64% by 2025 and 76% by 2030 from a 2021 baseline2 — Source the equivalent of 100% of global electricity demand from renewable sources by 20253 — Transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrids by 20304 — Scope 3 upstream absolute emissions reduction target of 50% by 2030 from a 2021 baseline5 — Develop our approach to assessing and managing physical climate risk to our operational sites 2 Supporting customers’ transition to net-zero and to build their climate resilience — Align our lending portfolio to net-zero by 2050 consistent with a 1.5°C6 pathway in line with our NZBA commitment — NZBA 2030 sector lending targets in carbon intensive sectors, as detailed in the NZBA Guidelines. For further information refer to our Action Plan. — Provide $55 billion of lending and $40 billion of bond facilitation activities by 2030 that are aligned with our Sustainable Finance Framework — Seek to help customers understand and better respond to the impacts of climate change, to support adaptation and resilience 3 Collaborate for impact on initiatives towards net-zero and climate resilience — Contribute to government and industry initiatives and engage on matters of climate policy 1 For definition of our targets, please refer to the Sustainable Finance Framework. 2 2021 baseline for scope 1, 2 emissions target adjusted for COVID-19 pandemic. Refer to the 2023 Sustainability Index and Datasheet. 3 The challenges of developing local renewable energy infrastructure and the lack of renewable energy certificate markets in some of our international locations is a risk to this target. We are monitoring this risk and actively seeking to solve for these challenges as we work towards meeting our commitment. 4 May include hybrid or plug-in hybrid electric vehicles (PHEVs) to serve customers in locations where electric vehicle charging infrastructure is not widely available. Supply chain challenges and roll-out of charging infrastructure at a national scale are risks to this target at the time of setting. This target will be reviewed in 2025 to consider the status of these risks. 5 2021 baseline for scope 3 upstream emissions target adjusted for COVID-19 pandemic and other impacts. Refer to the Sustainability Index and Datasheet for details of included emissions sources. 6 A pathway to net-zero by mid-century, or sooner, including CO2 emissions reaching net-zero by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100. THE PARIS AGREEMENT The Paris Agreement was reached in 2015; one of the agreement’s central aims is to limit the increase in global average temperatures this century to well below 2°C above pre-industrial levels and pursue efforts to limit the temperature rise to 1.5°C above pre-industrial levels. Subsequently, the Intergovernmental Panel on Climate change has underscored the urgency of attaining the 1.5°C goal. Our aspirations are connected to the belief that we need to limit global warming to 1.5°C above pre-industrial levels by 2100, which needs to be achieved if the global economy transitions to reach net-zero emissions by 2050. This also aligns with our NZBA commitments. In the past year however, interactions with some of our major customers have highlighted some challenges. These challenges are due to a range of factors including limitations in available technologies, especially in industries that are difficult to decarbonise. We will continue to engage with customers to better understand their evolving decarbonisation strategies. Alongside this we will monitor sector developments, emerging science and government policy to work with customers on how to tackle these concerns. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 13

Our indirect emissions related to material sources from our operations and supply chain. This includes: • Employee commute and working from home • 3rd party electricity – data centres and ATMs • Electricity T&D losses • Air travel, taxis and couriers • Base building electricity • Paper consumption and disposal • Waste to landfill <0.1% >99% Not <0.5% <0.1% reported IN DIR E C T Financed emissions Our indirect emissions associated with our downstream activities related to lending. These are our share of the emissions generated by our customers (customer scope 1 and 2 emissions and some customers' scope 3 emissions). Our measurement of financed emissions excludes non-mortgage personal lending, lending to governments and some government-owned entities (as defined by government-related ANZSIC codes), and investments related to our significant liquidity portfolio. Facilitated emissions Our downstream emissions related to our capital markets activities such as bond origination. These are not currently calculated as there is no standard methodology available for determining facilitated emissions. CH4 CO2 N2O HFCS PFCS SF6 Our direct emissions from owned or controlled sources. • Refrigerants • Stationary energy (natural gas, diesel, LPG) • Transport energy, fleet fuels Our indirect emissions associated with the generation of energy we have purchased. • Purchased electricity SCOPE 3 SCOPE 2 SCOPE 1 SCOPE 3 Upstream emissions Downstream emissions DIRECT IN DIRECT IN DIR ECT OPERATIONAL EMISSIONS This report details our strategy while setting out our actions on key climate change related risks and opportunities for our business, customers, and the communities in which we operate. Our plans will help us deliver our NZBA commitment and have been informed by the Glasgow Financial Alliance for Net Zero (GFANZ) recommendations. Understanding our carbon footprint To achieve our net-zero goals, we must understand our carbon footprint so we can take meaningful action by identifying where and how we can make the most difference. Our carbon footprint is a best estimate of the greenhouse gas emissions generated directly or indirectly by Westpac. It is subject to inherent uncertainty from both limitations in the availability of relevant source data and methodologies; and the incomplete and evolving scientific knowledge underpinning these estimates. We expect reporting quality to improve over time as mandatory reporting is introduced for businesses although it may be some time before reliable household level data is available. The assessment of our carbon footprint is detailed and complex but can be summarised under several categories. The opposite diagram summarises these. The methodologies for calculating our scope 1 and 2 emissions are supported by long-established domestic and international standards. Our scope 3 upstream emissions include sources detailed in our Sustainability Index and Datasheet. Determining the boundary of our scope 3 upstream emissions has challenges given the number of diverse counterparties, difficulties in tracing emissions and the availability of data. As a result, we are reviewing our scope 3 upstream emissions which is expected to result in further expansion of our emissions profile in subsequent reporting. Our scope 3 financed emissions represent the emissions attributable to us due to our lending activities. To estimate financed emissions, we first determine the emissions of customers we lend to and then calculate our portion using TCE or outstanding balance (depending on the sector). Refer to the Appendix for details and definitions. Determining our financed emissions aids in shaping our sector-specific targets, in line with our NZBA commitment, and helps us to better understand and manage our broader climate impacts, risks, and opportunities. Given our substantial lending portfolio, this is our most significant potential to reduce our emissions profile. To estimate our financed emissions, we reference the principles set out in the PCAF’s Global GHG Accounting and Reporting Standard1 and integrate a combination of internal and external data sources. By referring to a recognised standard, we aim to provide disclosure that is consistent, comparable, reliable, and clear. Each year we work to improve the quality of our reporting as measured under PCAF, and for FY23 our score was 4.2, an improvement on the 4.3 score in full year 2022 (FY22) (using the five-point PCAF scale). In accordance with the GHG Protocol Scope 3 Standard, no downstream emissions categories other than category 15 – Investments (which includes financed emissions) have been assessed as relevant scope 3 activities for Westpac’s carbon footprint. Our GHG estimation methodologies are detailed in the Appendix. 1 PCAF (2022). The Global GHG Accounting and Reporting Standard Part A: Financed Emissions. Second Edition. STRATEGY FIGURE 3: OUR ESTIMATED CARBON FOOTPRINT (MEASURED AS CO2-e) 14 WESTPAC GROUP 2023 CLIMATE REPORT

Our indirect emissions related to material sources from our operations and supply chain. This includes: • Employee commute and working from home • 3rd party electricity – data centres and ATMs • Electricity T&D losses • Air travel, taxis and couriers • Base building electricity • Paper consumption and disposal • Waste to landfill <0.1% >99% Not <0.5% <0.1% reported IN DIR E C T Financed emissions Our indirect emissions associated with our downstream activities related to lending. These are our share of the emissions generated by our customers (customer scope 1 and 2 emissions and some customers' scope 3 emissions). Our measurement of financed emissions excludes non-mortgage personal lending, lending to governments and some government-owned entities (as defined by government-related ANZSIC codes), and investments related to our significant liquidity portfolio. Facilitated emissions Our downstream emissions related to our capital markets activities such as bond origination. These are not currently calculated as there is no standard methodology available for determining facilitated emissions. CH4 CO2 N2O HFCS PFCS SF6 Our direct emissions from owned or controlled sources. • Refrigerants • Stationary energy (natural gas, diesel, LPG) • Transport energy, fleet fuels Our indirect emissions associated with the generation of energy we have purchased. • Purchased electricity SCOPE 3 SCOPE 2 SCOPE 1 SCOPE 3 Upstream emissions Downstream emissions DIRECT IN DIRECT IN DIR ECT OPERATIONAL EMISSIONS GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 15

STRATEGY Climate change and natural capital The world’s natural capital is under threat as the stocks of natural resources decline and more critical habitats are placed under pressure. As with climate change, we can play a role in helping to conserve nature and reduce natural capital loss. We are now working to better understand these impacts including how they may impact our customers and our business. It is clear that climate change is impacting nature and vice versa, and so it is important to consider this connection in our plans. We continue to participate in key UNEP FI pilot initiatives and are a forum member of the Taskforce on Nature-related Financial Disclosures (TNFD). This year we have also released our first NCPS which defines our ambition to become a nature positive bank. This is our first step as we build our understanding of the complex interplay between climate change and nature along with the risks and opportunities for our business and customers. This work will continue in the year ahead. Climate change and human rights Climate change brings about physical and transition-related risks and opportunities that can affect us all. As we adapt and the economy moves towards net-zero, it will be important to do so in a way that respects human rights and minimises negative human rights impacts. Inequality may arise because the impacts of climate change are likely to be more pronounced for regions at risk of increasing drought, displacement by floods, rising sea levels, or in communities reliant on emissions-intensive industries. Impacts also exist for those involved in energy supply chains (such as workers in the mining of critical minerals). Vulnerable customers and communities may also be disproportionately impacted by the effects of climate change as they are unable to adequately fund climate mitigation, or bear the costs associated with transition. Our Human Rights Position Statement and Action Plan (HRPS) includes our commitment to respect the human rights of our stakeholders as well as those that may be impacted by our activities. The HRPS guides our approach. In practice, we continue to support customers impacted by natural disasters, and are seeking to integrate human rights considerations into our climate change approach. This includes plans to develop the principles that will guide decision making, engage with customers in affected industries/regions, and training our people to identify and respond to potential social and human rights related risks. It is important that the impacts of climate change, nature and human rights be considered together. NOVEMBER 2023 WESTPAC BANKING CORPORATION ABN 33 007 457 141 NATURAL CAPITAL POSITION STATEMENT Westpac Human Rights Position Statement and Action Plan WESTPAC BANKING CORPORATION ABN 33 007 457 141 JUNE 2023 Natural Capital Position Statement Human Rights Position Statement and Action Plan Kangaroo Island, two years after being devastated by bushfires. 16 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 17

HOW CLIMATE CHANGE INTERACTS WITH OTHER ESG THEMES

In developing our Position Statements, we are increasingly considering how various ESG themes interact. This includes:

- Governance
- Considering the management of risk
- Training programs

Intersection of themes

- How vulnerable customers may be more affected by physical risks of climate change
- Transition risks can impact individuals, sectors and communities differently

Examples of how we may respond

- Considering a just and inclusive transition
- Continuing to support customers impacted by natural disasters; including disaster relief packages


Climate Change
Become a net-zero climate resilient bank
Human Rights
Respect and advance human rights
Natural Capital
Become a nature positive bank

Intersection of themes

- Climate and natural capital are closely linked
- Positive climate outcomes support nature and vice versa

Examples of how we may respond

- No deforestation under NZBA agriculture targets for customers in scope
- Carbon credits to offset our operational emissions include native forest regeneration

Intersection of themes

- Indigenous people's stewardship role, and traditional knowledge in protecting land and nature
- How natural capital loss can impact individuals and communities unevenly

Examples of how we may respond

- Better understanding free prior and informed consent (FPIC) of Indigenous peoples
- Working to assess human rights risks related to natural capital losses

Natural Capital Position Statement	**Human Rights Position Statement and Action Plan**	**Reconciliation Action Plan**
Position Statements for High-Risk Sectors	**Responsible Sourcing Code of Conduct**	**Sustainable Finance Framework**

1. NET-ZERO, CLIMATE RESILIENT OPERATIONS Wind farm on the Fleurieu Peninsula, South Australia. We are committed to reducing the climate change impacts of our operations through the reduction of our scope 1, 2 and scope 3 upstream emissions. Our medium and longer term targets: 64% REDUCE OUR SCOPE 1 AND 2 ABSOLUTE EMISSIONS 64% BY 2025 FROM OUR 20211 BASELINE 76% REDUCE OUR SCOPE 1 AND 2 ABSOLUTE EMISSIONS 76% BY 2030 FROM OUR 20211 BASELINE 50% REDUCE OUR SCOPE 3 UPSTREAM ABSOLUTE EMISSIONS BY 50% BY 2030 FROM OUR 2021 BASELINE1,2 1 Baselines adjusted for COVID-19 pandemic and other impacts. Refer to our 2023 Sustainability Index and Datasheet. 2 Refer to our Appendix for source details. 18 WESTPAC GROUP 2023 CLIMATE REPORT

Reducing our direct impact This year we reduced our scope 1 and 2 emissions by 52% and our scope 3 upstream emissions1 by 4%. The reduction in our scope 1 and 2 emissions was driven by the progress on our renewables program, and property consolidation to more efficient locations. For example, we have reduced the number of commercial offices and centralised our Western Sydney locations into the 6-star energy rated Parramatta Square office tower. We have already achieved our 2025 scope 1 and 2 emission reduction target, two years ahead of schedule. The full period impact of our renewable energy program will lead to a further reduction in our scope 2 emissions as we work towards our 2030 target. Our scope 3 upstream emissions reduction was also supported by our renewables program, as well as increased levels of renewables sourcing in our supply chain. Other drivers included improvements in the data linked to our secure waste disposal and from lower working from home emissions as corporate site attendance increased. These reductions were partly offset by increases in travel emissions and in employee commuting as these activities increased post-COVID. A summary of plans and our 2023 progress is in the table below. Our full action plans are outlined in our CCPS in the Appendix. TABLE 6: ACTIONS AND PROGRESS RELATING TO OUR OPERATIONAL EMISSIONS ACTIONS 2023 PROGRESS Reduce our scope 1 and 2 absolute emissions1 — Reduced our scope 1 and 2 emissions by 52% in FY23 and by 66% relative to our 2021 baseline. — On track to achieve 2030 targets. Reduce our scope 3 upstream absolute emissions1 — Reduced scope 3 upstream emissions by 4% in FY23, and by 38% relative to our 2021 baseline. — Contracted a new secure waste provider which has improved the tracing of recycled paper and our ability to reduce emissions. — Engaged key suppliers to support their emissions reductions and reporting uplifts, resulting in a significant reduction to our purchased electricity emissions. Source the equivalent of 100% of our electricity demand from renewables — Sourced the equivalent of 100% of our direct Australian electricity demand from renewables from April 2023, a major contributor to the reduction in scope 2 emissions. — On track to source the equivalent of 100% of our global electricity demand from renewables by 2025 with around 95% of the renewables expected to be sourced from the markets in which the electricity is used. Develop a program to support employees reduce their home emissions. Targeting 80% of employees sourcing renewable electricity by 2030 — Supported the launch of Flow Power’s pilot employee renewables product in September 2023. The product allows employees to secure the equivalent of a 100% renewable electricity supply linked to the projects Westpac has helped originate. It aims to empower employees with smart technology to better manage their electricity costs while reducing their impact on the climate. — Expect to roll out the program to more employees in 2024, together with other supplier offers, to support our target. Transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrid vehicles by 20302 — Installed electric vehicle charging stations, powered by renewables, in our main Western Sydney office. This will encourage employees to migrate to EVs and support our fleet as we commence our transition to EVs. — Signed a pricing agreement with an electric vehicle manufacturer to support the electrification of our fleet. Review our scope 3 upstream emissions reporting3 — Further reviewed our scope 3 emissions and carbon offset strategies. From this analysis we expect to see our scope 3 upstream emissions profile expand and lead us to realign our targets in 2025, aiming to maintain a 1.5°C aligned reduction goal. — The expansion will also include an improvement in the methodologies we use for employee commute and working from home emissions which currently include ABS and Climate Active Calculator default inputs. Support key suppliers with their emissions reduction strategies and consider supplier climate strategies in key sourcing decisions — We engage with key suppliers to understand and influence their climate strategies and targets. Develop our approach to assessing/managing physical climate risk to our operational sites — Analysed the Group’s property footprint against a range of physical risk scenarios. This included several Intergovernmental Panel on Climate Change (IPCC) Representative Concentration Pathways (temperature increase scenarios). The analysis will help inform how we manage our property footprint including site selection, leasing and construction. 1 2021 baselines for scope 1, 2 and scope 3 upstream targets adjusted for COVID-19 pandemic and other impacts. Refer to the 2023 Sustainability Index and Datasheet. 2 In Australia this may include hybrid or plug-in hybrid electric vehicles (PHEVs) to serve customers in locations where electric vehicle charging infrastructure is not widely available. Supply chain challenges and roll out charging infrastructure at a national scale are recognised risks to this target at the time of setting. This target will be reviewed in 2025 to consider the status of these risks. 3 Refer to Appendix or Sustainability Datasheet for sources. Our review is expected to result in an expansion of our scope 3 upstream emissions profile. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 19

1. NET-ZERO, CLIMATE RESILIENT OPERATIONS Our approach to renewables In delivering our target to source the equivalent of 100% of our direct electricity demand from renewable sources, we’ve aimed to support the development of new renewables capacity, rather than only purchasing from existing generation facilities. This has involved us working with suppliers over many years to contract renewable energy capacity under virtual power purchase agreements including from the Bomen Solar Farm in Wagga Wagga, New South Wales and the Berri Solar Farm and Battery in South Australia. As these sites became operational the portion of our global electricity from renewables has risen from 45% in 2021 to 70% this year and we expect to see it rise further next year. From April 2023, we are now sourcing the equivalent of 100% of our Australian electricity demand from renewable sources. While over 80% of our direct electricity demand is in our Australian operations, our objective is not yet complete, and work is underway so that the equivalent of 100% of our electricity is sourced from renewables globally by 30 September 2025. Our plan is to source the renewable electricity in the markets where that energy is consumed. We are on track to reach 95% local sourcing and we will continue to identify opportunities to lift this to 100%, to include our Fiji and PNG businesses. We are working with suppliers to deliver wider community and environmental benefits under our renewables program. This includes the $1 million community fund under our Spark Infrastructure/Bomen Solar Farm agreement (see below). A further community fund has been established between Westpac and Flow Power in relation to the Berri Solar Farm and Battery in South Australia (Berri Energy Project). This fund will be used to deliver social and environmental initiatives for the local community of Berri in the next 12 months. STRATEGY RE-GREENING NEAR THE BOMEN SOLAR FARM Under Westpac’s Bomen Solar Farm agreement with Spark Renewables, a $1 million community fund was established with a goal of giving back to the community. Included in the fund’s initiatives is a 10-year high school program to improve local educational outcomes, a newly built fire shed for the local RFS, installation of solar panels for a local community facility, support of a university research trial into solar and agriculture and a major biodiversity project which involves funding the planting of 50,000 trees, shrubs and grasses to regreen a site in the local Wagga Wagga area. Plantings are already around 60% progressed and due to be completed by the end of 2025. 20 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 21



Battery storage installation, Flow Power's Berri Energy Project, South Australia

Carbon offsetting

While our priority is to reduce direct emissions, we recognise that carbon credits and sequestration supported by a global carbon credit market can play a role in reducing emissions.

Our Australian operations are certified under the Australian Government's Climate Active Carbon Neutral Standard for Organisations. For our New Zealand operations, we are certified under the Toitū net carbonzero programme. We have purchased carbon credits to offset residual emissions as required for our certifications since 2012. Westpac NZ has also offset its operational emissions since 2019, in line with Toitū programme requirements.

We review our purchased carbon credits for quality. The credits retired to offset our operational carbon emissions under the Australian standards are listed in our Climate Active Public Disclosures Statement[1]. The credits retired align with the eligible offsets units under the Climate Active Carbon Neutral standard for our Australian emissions footprint and were 100% Australian Carbon Credit Units (ACCUs) in the 2023 period.

TABLE 7: CARBON OFFSETTING ACCOUNTS

WESTPAC GROUP	2023	2022	2021
GHG emissions (tCO_2-e)			
Total scope 1, 2 and 3 (upstream) emissions (tCO_2-e) (Climate Active – Australia)[1]	**NR[2]**	97,308	89,066
Total scope 1, 2 and 3 (upstream) emissions (tCO_2-e) (Other International – Ex-NZ)	**NR[2]**	7,208	3,156
Total scope 1, 2 and 3 (upstream) emissions (tCO_2-e) (Toitū net carbonzero – New Zealand)[3]	**4,705**	4,950	5,437
Total scope 1, 2 and 3 (upstream) emissions (tCO_2-e)	**NR[2]**	**109,466**	**97,659**
Total offsets	**NR[2]**	**109,133**	**97,055**

1 Climate Active Standard allows organisations to claim default delivered renewable electricity from the grid, such as LGC surrenders made by a jurisdiction with a renewable electricity target. RE100 Standard allows claims of default delivered renewables only where relevant information from the electricity supplier is available. Westpac has not claimed the default renewables benefit in its market-based emissions figures when LGC were not evidenced. This results in a difference between Westpac's market based emissions in Table 8 and market based emission in the carbon offset summary table.

2 Data (NR) Not Reported pending formal certification by Climate Active. This data will be made available on our website in first calendar quarter of 2024. Credits have been purchased and retired at 30 September 2023.

3 Due to an update in the New Zealand Ministry for the Environment's emission factor for electricity emissions in 2023, WNZL has restated the electricity emissions for the past three years (2020-2022) to reflect impacts to our footprint as per the New Zealand Toitū net carbonzero programme. Incremental carbon offsets have been purchased and retired in 2023 by Westpac Group to bridge the 20-22 difference between emissions and purchased offsets.

22 WESTPAC GROUP 2023 CLIMATE REPORT

STRATEGY

1. NET-ZERO, CLIMATE RESILIENT OPERATIONS

OPERATIONAL GREENHOUSE GAS (GHG) EMISSIONS BEFORE CARBON CREDITS (tCO_2-e)[1]

Below is a summary of our operation and upstream emissions. Refer to our 2023 Sustainability Index and Datasheet for our complete set of GHG data and the Appendix for our methodology and scope 3 category inclusions.

TABLE 8: WESTPAC GROUP OPERATIONAL GREENHOUSE GAS EMISSIONS TONNES OF CARBON DIOXIDE EQUIVALENT (tCO_2-e) (FOR THE FINANCIAL YEAR ENDED JUNE)

	FY23	FY22
Location-based GHG emissions		
Scope 1 emissions	6,559	7,297
Scope 2 emissions[1]	60,481	76,378
Scope 3 (upstream) emissions[1]	73,112	68,880
Total scope 1 and 2 emissions (tCO_2-e)[1]	**67,040**	**83,675**
Total scope 1, 2 and 3 (upstream) emissions (tCO_2-e)[1]	**140,152**	**152,555**
Market-based GHG emissions		
Scope 1 emissions	6,559	7,297
Scope 2 emissions	14,489	36,734
Scope 3 (upstream) emissions	61,044	63,377
Total scope 1 and 2 emissions	**21,048**	**44,031**
Total scope 1, 2 and 3 (upstream) emissions	**82,092**	**107,408**
Scope 1 and 2 emissions/employee (FTE)[2]	**0.6**	**1.2**

TABLE 9: WESTPAC GROUP ENERGY CONSUMPTION GIGAJOULES (GJ)

	FY23	FY22
Energy consumption		
Stationary energy – Natural gas, Diesel, LPG	19,263	25,021
Transport energy – Fleet fuels	56,856	52,379
Electricity	381,612	429,813
Total energy consumption	**457,731**	**507,213**
Renewable energy (totals and percentages)		
Renewable electricity	267,453	221,771
Renewable electricity, globally (%)[3]	70	52
Renewable energy, globally (%)	58	44
Renewable electricity, Australia (%)	86	62

1 Due to an update in the Ministry for the Environment's emission factor for electricity emissions in 2023, Westpac NZ has restated the electricity emissions for 2022 to reflect material impacts to our Scope 2 and Scope 3 (upstream) emissions per the Toitū net carbonzero programme requirements.
2 Scope 1 and 2 emissions (tCO_2-e)/employee (FTE) is defined in the Glossary section in our 2023 Sustainability Index and Datasheet.
3 For Australia, renewable energy is evidenced by renewable energy certificates (RECs) sourced via a virtual power purchase agreement and retired by or on behalf of Westpac and from rooftop solar where available. For New Zealand, rooftop solar consumed.

Improving our climate resilience We have completed an assessment of the physical risks of climate change to our property under a range of scenarios. This includes several IPCC Representative Concentration Pathways (temperature increase scenarios). In FY24 we plan to build on this by developing plans to mitigate and manage these risks and integrate into how we operate. For our branch network and corporate sites this is expected to include improvements in how we select site locations along with more resilient construction and fit-out standards. Collaborative engagement Recognising the need to work collaboratively with stakeholders to address climate change we have actively participated in various forums throughout the year. In these engagements we have shared our insights and experiences on our direct environmental program, our approach to renewables and how we are addressing carbon credit procurement to support suppliers, customers and investors with their climate programs. This includes seeking to support our banking customers and key suppliers with their renewable energy procurement strategies by sharing our direct sourcing experience. Lake Mungo, Mungo National Park, New South Wales. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 23

2. SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO Cyclists in Central Otago, South Island, New Zealand. To meet our NZBA commitments we must partner with customers on their transition. 12 TOTAL NZBA SECTOR LENDING TARGETS 84% OF ELECTRICITY GENERATION LENDING EXPOSURE IS TO RENEWABLE ENERGY (BASED ON TCE) SUSTAINABLE FINANCE TARGETS BY 2030 $55bn LENDING $40bn BOND FACILITATION 24 WESTPAC GROUP 2023 CLIMATE REPORT

2. SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO Supporting customers As a bank, one of the most important roles we can play in the transition to net-zero is to support customers in their transition and climate resilience. Our goal, to become the transition partner of choice for customers, means partnering with them and providing support on their plans and mobilising capital to drive the transition. Under this priority area, we are working to: a) Reduce our financed emissions; b) Become the transition partner of choice; and c) Help customers and communities build resilience to the physical impacts of climate change. A summary of our actions and the progress against each is in the following table. TABLE 10: ACTIONS TO SUPPORT CUSTOMERS’ TRANSITION TO NET-ZERO OUR ACTIONS 2023 PROGRESS Reduce our financed emissions — 3% reduction in estimated financed emissions. — Under our commitment to the NZBA we now cover up to 48% (FY22) of the Group’s estimated scope 1 and 2 financed emissions: • Developed seven new NZBA emission reduction targets. • Refined existing targets for thermal coal mining, upstream oil and gas, and commercial real estate (offices). • Established foundations to operationalise our targets including improving our data to report on progress and incorporating net-zero considerations in our frameworks and risk assessment. • Continued to engage with institutional customers on their transition plans, including piloting a new framework to assess customer transition plans. — Updated sector positions for thermal coal mining and upstream oil and gas. Become the transition partner of choice — For Australia consumer and business customers we: • Enhanced our loan offer for the purchase of electric and hybrid vehicles. 575 loans written in FY23. • Began the roll-out of a carbon footprint tracker integrated into the Westpac Banking app in Australia to help retail customers better understand their impact. — In New Zealand we: • Introduced a Sustainable Farm Loan and a Sustainable Business Loan. • Expanded our consumer sustainability loan to enable home loan customers to borrow up to $50,000 (interest free) to install various sustainable options such as heat pumps, better insulation, solar panels, and rainwater tanks. — In our Institutional Bank we provided: • Carbon trading – increased market share in Australian Carbon Credit Units (ACCUs) from 2.2% to 6.3%1 .. • 58 sustainable finance transactions2. • New climate change solutions lending of $2.6 billion bringing our total to over $6.5 billion since 2020. — Launched a new Sustainable Finance Framework, and set new targets aligned to the framework of $55 billion in lending and $40 billion in bond facilitation by 2030. Help customers and communities build resilience to the physical impacts of climate change — Updated the physical risk assessment on our mortgage portfolio. — Committed NZ$3 million in grants to eligible business customers and NZ$1 million to organisations assisting with immediate flood relief and recovery in New Zealand. 1 Due to data availability, the market share value has been calculated based on Jan-Jun 2022 and Jan-Jun 2023. 2 When structuring or participating in sustainable finance transactions, Westpac was guided by national sustainable finance taxonomies, and global sustainable finance market standards, principles and guidance that are commonly used to label or categorise loans and bonds as green, social, sustainability or sustainability-linked (such as those standards, principles and guidance issued by the Loan Market Association, International Capital Markets Association and/or the Climate Bond Initiative). Going forward, the approach to sustainable finance is set out in our Sustainable Finance Framework. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 25

STRATEGY 2. SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO Understanding our financed emissions Financed emissions are the emissions that can be associated with our lending activities. Under our approach, we estimate the absolute financed emissions, and emissions intensity, of loans in our Australian and New Zealand Business and Institutional lending and residential mortgage portfolios. We principally estimate scope 1 and 2 financed emissions and these are presented in Table 11. We also estimate scope 3 financed emissions for a subset of our portfolio that are considered most relevant, and where reliable data is available. It is important to emphasise that determining financed emissions poses challenges due to data limitations and availability of applicable methodologies. However, this effort remains vital for gaining insight into our carbon footprint and supporting informed actions. In FY23, we have continued to develop the methodologies and capture of data used to measure and report the Group’s financed emissions, and as a result, our average PCAF data quality score across the total assessed lending portfolio is 4.2 for our estimated portion of customers’ scope 1 and 2 financed emissions. This is an improvement in our PCAF data quality score of 4.3 for FY22. The changes in our data sources, modelling and estimation processes mean that our calculation approach in FY23 differs from that of prior years and so movements in results should be assessed carefully. At the same time, because our approach is largely top down and seeks to cover the majority of our lending, the outcomes are not directly comparable to the estimated financed emissions for our NZBA targets. This is due to the narrower boundaries for our NZBA targets and the use of more granular company information in particular for those targets expressed as emissions intensities. We will continue to refine our approach to estimating financed emissions, as data sources and measurement methodologies improve. Calculating financed emissions In calculating financed emissions for our targets we have typically used a customer’s TCE (excluding certain markets exposures, see Glossary for full details), which is a broad definition of lending capturing certain other non-lending commitments. For some sector targets, we use drawn balances to estimate financed emissions, notably for residential real estate. We have not calculated facilitated emissions (debt capital markets activity) in our assessment as there is no widely agreed methodology. In looking at customers included in our calculations we have excluded government and finance customers, as well as customers in Westpac Pacific (which by nature is a small part of our portfolio). Lake Dunstan, Central Otago, New Zealand. 26 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX | 27

TABLE 11: ESTIMATED SCOPE 3 FINANCED EMISSIONS OF OUR LENDING (AUSTRALIA AND NEW ZEALAND)
Scope 1 and 2 financed emissions and Scope 3 financed emissions are our estimated share of our customers' relevant scope 1, 2 and scope 3 emissions.

SECTOR	SCOPE 1 AND 2 FINANCED EMISSIONS ($MtCO_2$-e)	SCOPE 3 FINANCED EMISSIONS ($MtCO_2$-e)	AVERAGE DATA QUALITY SCORE	EMISSIONS INTENSITY ($kgCO_2$-e/$)[1]
Accommodation, cafes & restaurants	0.2	-	4.6	0.020
Agriculture, forestry & fishing	6.8	-	4.2	0.283
Construction	0.3	-	4.4	0.029
Finance & insurance	0.2	-	4.6	0.003
Manufacturing	3.7	5.9	3.6	0.407
Mining	1.3	7.4	2.8	1.281
Property (excluding secured Commercial Real Estate and Residential Mortgages)	0.1	-	4.4	0.003
Property services & business services	0.3	-	4.3	0.011
Services	1.0	-	4.2	0.039
Trade	1.5	-	4.0	0.054
Transport & storage	1.2	-	4.2	0.075
Utilities	5.4	-	3.5	0.315
Other[2]	0.1	-	5.0	0.060
Residential Mortgages	3.2	-	4.1	0.006
Secured Commercial Real Estate	0.8	-	4.9	0.014
Total[3]	**26.1**	**13.3**	**4.2**	**0.047**

In FY23, the absolute financed emissions of our total assessed lending is estimated at 39.4 $MtCO_2$-e (the sum of scope 1 and 2 and scope 3 of 26.1 and 13.3) for the FY23 year. Among these sectors, Manufacturing, Mining, Agriculture, Utilities and Residential Mortgages account for the largest share of absolute financed emissions.

In aggregate, absolute financed emissions as estimated were down modestly over FY23 (down 3%) while the emissions intensity of the portfolio is estimated to have declined to 0.047 $kgCO_2$-e per $ of lending in FY23 from 0.052 $kgCO_2$-e in FY22.

Movements in our absolute financed emissions estimates, as well as the emissions intensity between FY22 to FY23, have been due to a combination of:

— changes in total committed exposure;

— changes in the portfolio mix (some sectors are more emissions intensive than others); and

— changes to emissions intensity factors, data and methodologies.

It is important to exercise care when comparing financed emissions data over time, as advancements in modelling, changes in methodologies, and the use of different data sources, can affect estimates. This holds especially true when considering specific sectors.

NZBA target coverage ratio for FY22

Up to 48% of our estimated scope 1 and 2 financed emissions for FY22 relate to customers and industries that are captured in our NZBA emission reduction targets. When we incorporate scope 3 emissions into this calculation, the percentage stands at 45%, but this figure is less reliable as scope 3 emissions estimates across sectors are incomplete (see Table 11).

1 Emissions intensity figures are expressed in $kgCO_2$-e/$ outstanding balance for Residential Mortgages and $kgCO_2$-e/$ total committed exposure (TCE) for Business, commercial and institutional lending (except Project Finance exposures in this portfolio, for which intensity is also expressed in $kgCO_2$-e/$ outstanding balance) and Commercial Real Estate lending. Australian dollars. Includes scope 3 emissions for certain sectors where these have been estimated. Refer to the Glossary section for the definition of TCE.
2 Other includes customers and exposures for which the industry classification (ANZSIC) code could not be reliably identified.
3 Individual sector and portfolio figures may not sum to total due to rounding.

28 WESTPAC GROUP 2023 CLIMATE REPORT

STRATEGY

2. SUPPORTING CUSTOMERS' TRANSITION TO NET-ZERO

Our NZBA commitment

In seeking to reduce our scope 3 financed emissions, we joined the NZBA and have now set 12 (2030) interim emission reduction targets related to our lending across eight of the nine NZBA carbon intensive sectors.

The below table summarises our targets – detailed information on each target is in the Appendix.

TABLE 12: WESTPAC NZBA 2030 SECTOR LENDING TARGETS

NZBA SECTOR *WESTPAC SECTOR COVERAGE*	2030 TARGET	REFERENCE SCENARIO	FY22	FY21
Power generation ***Power generation***	0.10 tCO_2-e/MWh for scope 1 and 2.	CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario (2021)	0.23 tCO_2-e/MWh	Baseline: 0.26 tCO_2-e/MWh
Cement ***Cement production***	0.57 tCO_2-e/tonne of cement for scope 1 and 2.	SBTi Cement Target Setting Guidance-SDA (2022)	0.66 tCO_2-e/tonne	Baseline: 0.66 tCO_2-e/tonne
Oil and Gas ***Upstream Oil and Gas***	23% reduction in scope 1, 2 and 3 absolute financed emissions from 2021.	IEA NZE 2050 (2021) and CSIRO/Climateworks Australia MSEM (2021)	7.5 $MtCO_2$-e	Baseline: 9.2 $MtCO_2$-e
Coal ***Thermal coal mining***	Zero scope 1, 2 and 3 absolute financed emissions to companies with >5% of their revenue coming directly from thermal coal mining.	IEA NZE 2050 (2021)	1.9 $MtCO_2$-e	Baseline: 2.5 $MtCO_2$-e
Transport ***Aviation (passenger aircraft operators)***	76.4 grams CO_2-e/ passenger km for scope 1.	IEA NZE 2050 (2021)	156.0 g CO_2-e/ passenger km	Baseline: 190.6 g CO_2-e/ passenger km[1]
Iron and Steel ***Steel Production***[3]	1.42 tonne CO_2-e/tonne of steel for scope 1 and 2.	MPP Technology Moratorium (2021)	Not disclosed[3]	Not disclosed[2]
Commercial and Residential Real Estate				
Commercial Real Estate (Offices)	59% reduction in scope 1 and 2 emissions intensity ($kgCO_2$-e/m^2 net lettable area) from 2022.	IEA NZE 2050 (2021)	Baseline: 60 $kgCO_2$-e/ m^2	Not applicable
Residential Real Estate (Australia)	56% reduction in scope 1 and 2 emissions intensity ($kgCO_2$-e/m^2) from 2022.	CRREM, Australia Multi-family homes (2023)	Baseline: 35 $kgCO_2$-e/ m^2 (as at Aug 2022)	Not applicable
Agriculture				
Australia Beef and Sheep	9% reduction in scope 1 land management emissions intensity (tCO_2-e/t of Fresh weight (FW)) from 2021.	SBTi FLAG Oceania Beef Commodity Land Management (2022)	Not available	Baseline: 21.73 tCO_2-e/t FW
Australia Dairy	10% reduction in scope 1 land management emissions intensity (tCO_2-e/t of Fat and Protein Corrected Milk (FPCM)) from 2021.	SBTi FLAG Oceania Dairy Commodity Land Management (2022)	Not available	Baseline: 1.04 tCO_2-e/t FPCM
New Zealand Beef and Sheep	9% reduction in scope 1 land management emissions intensity (tCO_2-e/t of FW) from 2021.	SBTi FLAG Oceania Beef Commodity Land Management (2022)	Not available	Baseline: 19.4 tCO_2-e/t FW
New Zealand Dairy	10% reduction in scope 1 land management emissions intensity (tCO_2-e/t of FPCM) from 2021.	SBTi FLAG Oceania Dairy Commodity Land Management (2022)	Not available	Baseline: 0.83 tCO_2-e/t FPCM

1 The global aviation sector was highly impacted by the effects of the COVID-19 pandemic resulting in emissions intensities higher than the IEA NZE 2050 (2021) pathway. Increases in activity as the sector recovers from the pandemic will improve operational efficiencies and result in some reduction in emissions intensity.

2 Limited independent assurance has been undertaken on the baseline for Steel Production. However this has not been disclosed consistent with our decision not to detail the baseline for this sector.

3 Steel represents a very small percentage of Westpac's lending portfolio and a small number of customers. To protect our customers' confidentiality, we will adopt a 'traffic light' system to disclose our performance against the target. Unlike other targets, we will not be disclosing our baseline or progress.

Our Sector Positions As we strive to achieve our net-zero ambition, it is vital that we focus on our NZBA targets and respond to the globe’s immediate climate change concerns. Consistent with this, we have updated our sector-specific positions which provide explicit and restrictive criteria for evaluating new and renewal of fossil fuel financing. The positions recognise the unique characteristics of each sector and their role in Australia and New Zealand’s decarbonisation journey. A summary of our positions are below and further detail can be found in the Appendix: Methodology. TABLE 13: SECTOR-SPECIFIC POSITIONS Upstream oil and gas1 Subject to national energy security2: — We will not provide project finance or bond facilitation for the development of new (greenfield) or expansionary oil and gas fields, including new associated dedicated infrastructure3, unless in accordance with the International Energy Agency Net-Zero by 2050 scenario4 (2021). — We will continue to provide corporate lending and bond facilitation where the customer has a credible transition plan5 in place by 30 September 2025. — We will work with customers to support their development of their credible transition plans. We will not provide project finance for oil and gas exploration in high-risk frontier basins, such as Arctic and Antarctic refuges or for oil sands development. We will not provide project finance for exploration of shale, offshore deep water or ultra-deep water6 oil and gas. Thermal coal mining7 Given the significant emissions generated from thermal coal, we seek to eliminate our exposure to thermal coal mining and have set short- and medium-term commitments. As a first step, we are focusing on Institutional customers with a significant portion (≥15%) of their revenue coming directly from thermal coal mining. Our 2030 NZBA sector lending target applies a lower revenue threshold (>5%) which captures diversified companies with minor thermal coal interests. — We will not provide any project financing to new, expansions or extensions of thermal coal mines. — For institutional customers with equal to or greater than ≥15%8 of their revenue coming directly from thermal coal mining, we will: • effective immediately, not onboard new customers • effective immediately, not provide corporate lending or bond facilitation. This includes new, expansions or extensions of life of existing thermal coal mines. • have zero lending by 30 September 2025. Metallurgical coal mining — We will continue to support the sector as it remains critical for steel production at scale, which is required to support the transition to net-zero emissions. — We will not provide project finance for new (greenfield) metallurgical coal projects. — We will continue to explore opportunities to work with customers to support the development of alternative products and processes, where appropriate. Power generation — We will not provide project finance to new (greenfield) coal-fired power generation facilities. — We will consider the intersecting requirements of emissions reduction, the feasibility of emerging technologies, as well as energy affordability, security and reliability. 1 For upstream O&G includes exploration, extraction and drilling companies, all activities of integrated oil and gas companies (IOCs), tolling and stand-alone refineries and LNG producers. Does not include downstream retail and distribution, pipeline infrastructure, storage and transport, nor trading entities. 2 Refers to circumstances where an Australian or New Zealand Government or regulator determines (or takes a public position) that additional supply is necessary for energy security and Westpac’s funding is able to support such supply. 3 Refers to new gas collection, storage and processing infrastructure dedicated solely to greenfield or expansionary oil and gas extraction projects including floating production, storage and offloading (FPSO) vessels, gas processing plants and transmission pipelines. 4 The IEA’s Net-Zero by 2050 scenario (2021) specifies that no new oil and gas fields are needed beyond projects that have already been committed (i.e. approved for development) as of 18 May 2021. 5 A credible transition plan should be developed by reference to the best available science and should include Scope 1, 2 and 3 emissions and actions the company will take to achieve greenhouse gas reductions aligned with pathways to net-zero by 2050, or sooner, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100. 6 Deep water refers to depths of water greater than 300m but less than 1,500m deep. Ultra-deep water refers to depths of water greater than 1,500m deep. 7 Thermal coal mining: Covers production and sale of thermal coal, with adjacent sectors (including mining service providers) excluded. Transactional banking and rehabilitation bonds are excluded. 8 Annually, we calculate the revenue % by using full-year audited financial reports and a three-year rolling average of revenues. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 29

STRATEGY 2. SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO TABLE 14: PROGRESS IN MEETING OUR NZBA TARGETS IMPLIED REDUCTION IN EMISSIONS AND EMISSIONS INTENSITY COMPARED TO 2021 BASELINE1 WESTPAC SECTOR 2030 TARGET FY22 PROGRESS COMMENTS Thermal Coal mining 100% 23% FY22 decline principally due to a reduction in customer exposure Upstream Oil and Gas 23% 18% FY22 decline principally due to a reduction in customer exposure Power Generation 62% 12% FY22 decline in emission intensity mainly due to an increase in lending to renewable power generation Cement Production 14% 0% No material changes in emissions intensity Aviation 60% 18% FY22 decline driven by higher passenger load levels (lower emissions per passenger) as the sector moves back closer to pre-COVID levels Steel Production ND ND Given the very small number of customers in this segment for Westpac we will not be disclosing our baseline or numbers but will instead use a ‘traffic light’ system to describe progress in the future Commercial Property (Offices) 59% NA Expanded boundary of customers in scope so new FY22 baseline set. Commenced engaging with corporate customers, engagement with commercial customers continuing. Residential Real Estate (Aust) 56% NA Given these are new targets, implementation progress updates will commence in FY24 Agriculture (Aust) 9%-10% NA Agriculture (NZ) 9%-10% NA LEGEND FOR PROGRESS COMPLETE UNDERWAY YET TO COMMENCE Model for measuring and reporting. This involves having models in place that allow us to assess the emissions in this sector and develop plans on how to reduce. Parameters for steering portfolio. Extent to which plans are in place to keep portfolio aligned with our targets. Includes embedding into new credit assessments. Customer engagement. This is about the level of discussions with customers completed; we have engaged with our most material customers within each sector but there will also be ongoing engagement. 1 Baselines for Commercial Property and for Residential Real Estate are 2022. Operationalising our targets Since committing to the NZBA we have been building the foundations to achieve our targets, including by: — Improving the capture, storage and analysis of data relevant to our sector lending targets; — Incorporating net-zero considerations into our frameworks, including our ESG risk assessment tools; — Updating our sector positions for certain fossil fuel sectors; — Development of detailed sector models allowing us to better report and manage our targets; — Building capability to manage the targets and train our bankers; and — Engaging with customers to understand their transition plans Assessing our progress After beginning to set our targets and baselines in FY22, we can begin to report progress. The following table summarises progress, noting that some of our most recent targets have only just been approved and so we are limited in what we can say. Oil and Gas customer engagement Over FY23, we engaged with upstream oil and gas customers to gain insight into their transition plans. While the sector is making progress in developing emission reduction plans and achieving reductions to scope 1 and 2 emissions, we recognise there are challenges in establishing scope 3 reduction plans. Through our engagement we deepened our understanding of how challenging it will be for the sector to establish 1.5°C-aligned transition plans covering scope 1, 2 and 3 by 30 September 2025. We will engage further to understand our customers’ evolving decarbonisation strategies. Alongside this, we will also continue to monitor, assess and be guided by the latest science and government policy, while considering energy security and affordability. 30 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 31

Assessing transition plans

Reviewing and assessing customer transition plans is important for us to manage and achieve our NZBA emission reduction targets. This will help us understand where a customer is on their transition journey and whether we can further support them.

To aid our evaluation, we have reviewed global climate frameworks like Climate Action 100+, GFANZ guidance and the Transition Pathway Initiative to create a pilot transition plan assessment framework for Institutional customers. The framework's five components seek to serve the dual purpose of evaluating transition plans and enhancing engagement.

This year we applied this pilot framework to 20 of our high emitting Institutional customers and we aim to apply the framework across key Institutional customers in emissions intensive sectors in the year ahead. This includes upstream oil and gas customers.

Table 15 outlines the framework and our initial findings. As we use the framework we will continue to refine it considering evolving standards and to reflect the needs of different sectors. Applying this framework will help guide our approach to the future support we provide.

Customer engagement

Discussing ESG matters is now a routine part of our engagement with Institutional customers. Discussions have focused on a range of matters, including decarbonisation plans, environment, human rights and sustainable finance.

As part of this, we have specifically engaged with our top 100 emitting customers[1] to discuss their emissions reduction initiatives along with the challenges faced in implementing their plans.

We have also sought to explain our targets, share our experiences across other sectors and discuss how we may provide support, including through provision of sustainable finance.

This engagement has been particularly important for customers in high-emitting sectors so we can appreciate their plans and they can understand our targets and positions.

This year we've also engaged with some of our Business Banking customers, particularly those in the Agribusiness and Commercial Property sectors where our net-zero targets apply. Given the breadth and diversity our Business and Consumer portfolios, we've complemented our customer engagement by working closely with industry groups and bodies to help drive a collaborative and coordinated approach. We'll continue to engage with both industry and customers as part of our net-zero implementation work in FY24.

TABLE 15: OUR PILOT FRAMEWORK FOR ASSESSING CUSTOMER TRANSITION PLANS

FRAMEWORK	ASSESSMENT	FINDINGS FROM ASSESSING CUSTOMERS' PLANS AND DISCUSSIONS
1. Targets	Short and long-term emission reduction commitments across scope 1, 2 and 3. Commitment to net-zero by 2050.	– Many customers have net-zero commitments or ambitions by 2050. – Typically, most customer short-term targets cover scope 1 and 2. – Short or medium-term targets were a mix of well below 2°C, 1.5°C aligned, and bespoke targets aligned with key emission reduction activities. – Customers found challenges with getting the right data to estimate and report on scope 3 emissions.
2. Strategy	Details on initiatives to achieve the targets and the timing of implementation	– Most customers provided reasonable detail on strategy and initiatives. – Timing of implementation over short and medium terms varied between customers. – Initiatives to meet long-term targets often rely on major technological change and/or significant capital investment, so there was less detail on projects and timing provided.
3. Capital allocation	How capital is being allocated to emission reduction or zero carbon projects	– Overall, plans lacked information on capital required for decarbonisation of existing activities or new net-zero plans. – A number of customers told us that capital requirements are being developed. – Current focus is on better defining major initiatives needed to decarbonise.
4. Reporting	Detail provided on emission reporting, including baselines and progress on key projects	– Most public companies report their GHG emissions, although most private companies only provide corporate level data under the Federal Government National Greenhouse and Energy Reporting scheme. – We expect this will change with new reporting requirements for large emitters.
5. Governance	Board experience on climate change/net-zero. How does Board assess climate issues. Linking of remuneration to emission reduction targets	– Some customers have specific committees for climate change or net-zero, usually included as part of a Sustainability or an ESG and Reputation committee. – Many organisations are still working through how executive remuneration will link to their climate ambitions.

1 Our top 100 emitters were identified using scope 1 and 2 emissions, sourced from the Australian Clean Energy Regulator's Corporate National greenhouse and energy reporting.

STRATEGY 2. SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO The climate change opportunity For a major bank, climate change presents substantial possibilities in supporting customers’ transition and facilitating the funding needed to decarbonise our energy infrastructure, and to improve climate resilience. We aim to be the trusted transition partner for customers, offering the financial support and essential insights to support their decarbonisation. Achieving this requires close collaboration across governments and industry to establish the proper standards, frameworks and polices that will underpin and facilitate this transition. Sustainable products Customers are already using our products and services to reduce their emissions and improve resilience, this has included: — Consumers using their mortgage or personal loan to install solar panels and batteries or improve the energy efficiency of their home. — Many businesses are using existing products to improve their energy efficiency or increase their climate resilience. — Last year we launched a new loan for the purchase of electric vehicles in Australia. This year we partnered with Chargefox – Australia’s largest vehicle charging network – to provide 1,250 kilowatt hours (approximately 7,000km of driving) of free charging for those taking out an EV loan. — We are already supporting farmers to diversify their operations, by expanding into new locations or agricultural activities. This includes helping to finance infrastructure upgrades, for fencing and water, to allow farmers to manage livestock operations through changing seasonal conditions. To help Institutional customers accelerate their transition, we provide tailored sustainable finance solutions. Green and sustainability loans and bonds help direct funding towards green projects and activities while sustainability-linked loans and bonds help customers link the interest rate on their finance to their sustainability performance. For Sustainability linked loans, customers are rewarded with a lower interest rate if they achieve their agreed sustainability targets. Westpac has also remained the largest financier of greenfield renewable projects in Australia over the last five years, to September 20231 .. Our climate change solutions exposure has been our key measure of climate impact lending. Between 2020 and 2023 we have lent $6.5 billion in new lending to climate change solutions. See Glossary for definitions. This exceeded our target of $3.5 billion. Most of the new lending this year was in green buildings and renewable energy projects. Increases were also recorded across low carbon transport, adaptation and energy efficiency. While we have more to do to expand the range of specific climate products in Australia, WNZL continues to make progress in offering practical solutions for customers to be more sustainable and resilient. Development over FY23 in WNZL has included: — A Sustainable Farm Loan to accelerate farm sustainability and resilience. — A Sustainable Business Loan to provide discounted lending on green or social initiatives such as energy efficient buildings, native plantings or affordable housing. — Expanded its sustainable lending program. The rebranded Greater Choices Home Loan is an interest-free loan for up to five years to eligible customers for purchasing electric vehicles (EVs), energy-efficient upgrades like heat pumps, insulation, solar panels and rainwater tanks. The limit is NZ$50,000 and there are no establishment fees. The business is aiming to lend around NZ$200 million under the program. 58 SUSTAINABLE FINANCE TRANSACTIONS2 SUPPORTING OUR INSTITUTIONAL CUSTOMERS INCLUDED $4.7bn OF DIRECT LENDING WITH OTHER JOINT LEAD MANAGERS WE DISTRIBUTED $14.1bn OF SUSTAINABLE BONDS2 1 Based on IJGlobal and Westpac Research Data for the period 1 October 2018 to 30 September 2023. 2 When structuring or participating in sustainable finance transactions, Westpac was guided by national sustainable finance taxonomies, and global sustainable finance market standards, principles and guidance commonly used to label or categorise loans and bonds as green, social, sustainability or sustainability-linked (such as, principles and guidance issued by the Loan Market Association, International Capital Markets Association and/or the Climate Bond Initiative). Going forward, the approach to sustainable finance is in our Sustainable Finance Framework. 3 dcceew.gov.au/sites/default/files/documents/national-inventory-report-2021-volume-1.pdf. 4 agriculture.gov.au/agriculture-land/farm-food-drought/ag2030. 5 agriculture.gov.au/abares/products/insights/snapshot-of-australian-agriculture. AGRIBUSINESS Agriculture has long been a foundation of the Australian and New Zealand economies, and way of life. Given our nations’ vast natural resources, the sector also provides a distinct global comparative advantage and plays a critical role in our food security. However, it is important to acknowledge this sector carries a significant environmental footprint in both its emissions (15%3 of Australia’s net greenhouse gas emissions) and its impact on the natural world. We look to balance our support to Agriculture’s Ag2030 growth plan4 whilst reducing our climate impact. Like us, the agricultural sector appreciates the climate issues we face and is taking steps to reduce their impact. The sector has already established sustainability frameworks, and is improving its technology and management practices to increase farm productivity.5 We are proud of the role we’re playing to support the agricultural sector as it transitions. Australia and New Zealand are well positioned to lead the technological and operational change needed to maintain our world-class agriculture systems. 32 WESTPAC GROUP 2023 CLIMATE REPORT

CUSTOMER: ROSLYN AMDENA JERSEYS Long-term BankSA customer Rob Brokenshire, with his son Nick and their families, has operated the Roslyn Amdena Jerseys dairy farm at Mt Compass, South Australia, for over 40 years. This year, the Brokenshires completed a major infrastructure upgrade with the installation of a state-of-the-art rotary milking system. Their new shed and infrastructure will boost productivity, improve environmental outcomes and support the health of their 400 jersey cows. Rob, who’s also President of the South Australian Dairy Association, says the project is about scaling up and recognising the need to act on climate change now for the next generation. “We wanted to showcase how productivity and sustainability go hand in hand, and how existing technology can improve farm returns while minimising impact on the environment, our people and animals. “Using the latest technology and best management practices, we can set up a truly resilient operation that can thrive under Nick and his family for generations to come.” The Brokenshire Family at their dairy farm, Roslyn Amdena Jerseys. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 33

CUSTOMER: KAMBITSIS GROUP Westpac and BankSA have been proud to be the transition partner of choice for South Australia based Kambitsis Group, which chose to retrofit and transform two office buildings at 150 Grenfell Street, Adelaide into a premium Property Council Australia A-Grade commercial space. The project, due for completion in 2024 is expected to be all electric and carbon neutral certified in both construction and operation. This includes a high-performance façade and energy efficient air conditioning to reduce emissions and operating costs. Kambitsis Director, George Kambitsis, said the Group has been able to demonstrate how the structure of an existing building can be transformed to meet the highest sustainability standards, while avoiding the higher carbon footprint associated with conventional new construction. The building is targeting a number of energy and sustainability ratings including 6-star Green Star Rating, NABERS 6-star Energy & Indoor Environment ratings, 5.5-star Waste, 5-star Water ratings and WELL Platinum Certification. CUSTOMER: RANGEBACK BATTERY ENERGY STORAGE SYSTEM Westpac provided financing support for the new Rangebank Battery Energy Storage System to be built in Cranbourne, Victoria. This greenfield project is being developed by Eku Energy and Shell Energy Operations, and once fully operational will have the storage capacity to power 80,000 homes for an hour during peak periods. The project is expected to be completed in late 2024, increasing Victoria’s renewable energy hosting capacity by 200MW/400MWh. Carbon trading Carbon markets play an integral role in creating an economic incentive to reduce emissions and decarbonise the economy, including establishing a market price for carbon. Whilst reducing gross emissions should be a priority in achieving net-zero, purchasing carbon offsets, to improve the net carbon balance, plays a role where there are limited technological or financially viable alternatives to eliminate emissions from hard to abate sectors. Through our carbon trading desk, we are a key participant in the Renewable Energy Certificates market in Australia and carbon markets both in Australia and New Zealand. In these markets we provide the following services for our clients: — Partnership as they navigate this fast-developing market. — Provision of liquidity to manage exposures to carbon prices and to meet their voluntary and/or compliance requirements in Australia and New Zealand. — Access to the secondary market, enabling generators of carbon units to monetise their production. Westpac increased market share in Australian Carbon Credit Units (ACCUs) secondary market trading from 2.2% in 1H22 to 6.3% in 1H231 .. Westpac is a longstanding member of the Carbon Market Institute, helping shape ongoing compliance and regulatory frameworks. 1 Due to data availability, the market share value has been calculated based on Jan-Jun 2022 and Jan-Jun 2023. Building climate resilience One of the most immediate and significant impacts from climate change is the physical risks from the increased severity of natural disasters. We work hard to support customers with the immediate short-term effects of these events and then help them to get back on their feet over the medium term. This includes our natural disaster relief packages in Australia and from our Adverse Natural Events Policy in New Zealand. We are working with customers and communities to understand and respond to the impacts of climate change. This includes how it may affect their businesses, their assets and their homes. 34 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 35

Sustainable Finance Framework

As demand for sustainable finance increases it is vital we improve the systems to assess, monitor, measure and report on what is green, transition, sustainability or social financing. This is needed to give customers clarity and guide our product development as we work to expand our solutions that contribute to positive climate, nature and social outcomes.

This year we launched our Sustainable Finance Framework to meet that need. The Framework outlines how we classify sustainable lending and bond facilitation and is underpinned by our Sustainable Finance Taxonomy with the technical screening criteria for assessing activities.

We have also introduced new 2030 targets of $55 billion in lending and $40 billion in bond facilitation that are aligned with the Framework.

These targets have been designed to best represent lending and bond facilitation activities. Progress against our targets will be measured and reported based on:

- A point in time approach using total committed exposures (TCE) or balance[1] for lending activities.
- A cumulative approach for qualifying bond facilitation activities[2].

We will begin reporting on these new targets from FY24. Further details are in our Sustainable Finance Framework, published on our website.

Our new more comprehensive Sustainable Finance Framework and targets supersede our climate change solution targets and disclosure and so we will no longer report on these from FY24.

DECARBONISING THE ENERGY GRID

To achieve our NZBA power generation target it is imperative we intensify our efforts in mobilising capital to decarbonise the power grid. This, in turn, will further shift our energy portfolio to renewables. At September 2023, 84% of our lending to electricity generation was to renewable energy. We also offer loans for solar and battery installations to support decarbonisation at a household level.


Our Sustainable Finance Framework
Assess
Classify/measure
Monitor/report
Assess ESG risks for customer/transaction, including against our Position Statements
Assess a Sustainable Finance transaction
Labelled lending or bond facilitation
Unlabelled lending
Qualifies if aligns with industry standards, principles and guidance and/or third-party assured/verified
Qualifies if eligible based on Westpac's Sustainable Finance Taxonomy
Green
Transition
Social
Sustainability
Determine the amount to be included in the targets
Sustainable Finance Targets by 2030
$55bn
LENDING
$40bn
BOND FACILITATION

1 The balance represents the balance outstanding at a point in time and is applicable for residential mortgages.
2 A cumulative approach to measure bond facilitation towards a 2030 Target best represents the flow nature of the bond facilitation activity, as well as the characteristics of the bond market and customer issuances dynamics, which can fluctuate year on year depending on market conditions.

3. COLLABORATE FOR IMPACT The Great Australian Bight, South Australia. Climate change will only be solved when we all work together, including governments, business, communities, industry and peak bodies, and others. So our third action is to collaborate for impact on initiatives towards net-zero and climate resilience. This includes: ENGAGING WITH INDUSTRY BODIES AND THE CUSTOMERS THEY REPRESENT WORKING ON FORUMS TO PRODUCE COMMON STANDARDS ON CLIMATE MATTERS CONTRIBUTING TO DEVELOPMENT OF CLIMATE SOLUTIONS SHARING OUR EXPERIENCE TO HELP DEVELOP THE RIGHT POLICIES 36 WESTPAC GROUP 2023 CLIMATE REPORT

3. COLLABORATE FOR IMPACT This includes: ENGAGING WITH INDUSTRY BODIES AND THE CUSTOMERS THEY REPRESENT WORKING ON FORUMS TO PRODUCE COMMON STANDARDS ON CLIMATE MATTERS CONTRIBUTING TO DEVELOPMENT OF CLIMATE SOLUTIONS SHARING OUR EXPERIENCE TO HELP DEVELOP THE RIGHT POLICIES Approach to collaboration Addressing climate change requires collective action and we have an important role to play in supporting and participating in international, national, and industry-based initiatives to progress collective action on climate change. This year we continued our approach to participating in a range of initiatives to outline our view and advocated for change. TABLE 16: COLLABORATION PROGRESS OUR ACTIONS 2023 PROGRESS Collaborate for impact on initiatives — Collaborated with Australia’s emissions-intensive industry and related businesses as part of the Australian Industry Energy Transitions Initiative (ETI), co-convened by ClimateWorks Centre and ClimateKIC Australia. The ETI released its report Pathways to industrial decarbonisation, outlining a potential pathway for heavy industry decarbonisation consistent with limiting global warming to 1.5°C by 2050. — Joined the principals and steering group governance bodies for the NZBA. — Engaged with the Australian and state governments on climate change policy, including sector target setting, and advocating for energy efficiency and climate solutions. — Engaged with regulators, including APRA and ASIC, on our approach to climate, nature and human rights, with a particular focus on the development of our Sustainable Finance Framework. — Participated in phase 1 of ASFI’s Australian Sustainable Finance Taxonomy development as a member of the Technical Advisory Group. — Participating in the ASFI Natural Capital Advisory Group, which aims to support the outcomes of the partnership by facilitating communication, collaboration and upskilling on natural capital. — Engaged with NGOs and civil society bodies on the refinement of their climate and nature-related assessment frameworks. — Participated in dialogues with other financial institutions facilitated by Shift on human rights matters, including those linked to climate change. — Participated in ASFI Unlocking Finance for Home Retrofit workshop to define the barriers to unlocking finance for home retrofits and identify potential solutions to accelerate home electrification and energy efficiency. — Sponsored the Australian Farm Institute’s ESG Goals and Target Setting Conference 2023. — Jointly hosted roundtable discussion with AgriFutures Australia to discuss insights on solutions like growing renewables, increasing electrification and energy efficiency, and developing a robust carbon capture, utilisation and storage industry. — Engaged with customers, industry and government when setting our Australian Agriculture sector target. — Partnered with Sustainalytics, to provide company ESG Risk Ratings on our share trading platform so customers can be more informed about where they invest. — Became one of the first organisations in New Zealand to sign up to the new Climate Leaders Coalition 2022 Statement of Ambition. — Continued as Foundational Sponsor of the New Zealand Climate Change and Business Conference since 2019. — Contributed to the development of industry scenarios through the New Zealand Banking Association. — Participated in Climateworks Centre’s advisory group for the program Renovation Pathways: Defining zero carbon homes for a climate resilient future. GOVERNANCE RISK INTRODUCTION STRATEGY STRATEGY MANAGEMENT APPENDIX 37

RISK MANAGEMENT Dam near Dubbo, regional New South Wales. The assessment of climate change related risks is included in the Group’s risk management framework and reflected in the Board’s risk appetite statement. Climate change risks principally occur from: PHYSICAL RISKS from changing climate patterns, both acute and chronic, including changes to the frequency and severity of extreme weather events. TRANSITION RISKS associated with the transition to a lower carbon economy. This includes changes in policy, technology, regulation and market pressures in relation to carbon intensive activities. LIABILITY RISKS from legal and regulatory action. These may arise from failing to adequately consider or respond to climate-related risks, changes in law or regulation, or emerging standards or societal expectations. 38 WESTPAC GROUP 2023 CLIMATE REPORT

Approach to Risk Management Westpac’s Risk Management Framework (RMF) describes our structured approach to managing the material risks of climate change. Key elements of the RMF include our business strategy; risk appetite; approach to identifying, controlling, monitoring, and managing material risks; and how we respond to possible scenarios that could impact us. Westpac’s Sustainability Risk Management Framework (SRMF) sets out our approach to managing sustainability risks relating to climate change, human rights, and the environment, and supports the Board-approved RMF. We use a Board-approved Risk Taxonomy to classify and categorise our material risks and the sub-categories of those risks. Climate change has the potential to affect Westpac in various ways with the main impacts classified under the material risks of Credit Risk (as a financial risk) and Reputation and Sustainability Risk (as a non-financial risk). Broadly, climate change risks manifest as physical risks, transition risks and liability risks (see opposite). The table below shows how climate-related risks may materialise across the Group. TABLE 17: HOW CLIMATE RELATED RISKS MAY EMERGE BY RISK CLASS MATERIAL RISK CLASS HOW CLIMATE-RELATED RISKS MAY EMERGE Capital risk — The Group’s capital buffer is insufficient to cover unexpected, elevated credit losses and other operational costs related to the physical and transition risks of climate change. Credit risk — We incur elevated credit losses related to climate change that are above provisions. This could be from major natural disasters or customers significantly impacted by physical or transition risks. It could also occur if the risk profile of customers increases due to the risks of climate change. Conduct and compliance — We fail to meet new regulations/requirements/standards related to climate change potentially leading to fines or penalties, including additional capital imposts. Operational risk — Our processes do not adequately consider physical or transition risks and so we are unable to adequately respond to extreme natural disasters or rapid changes in regulation and customer behaviour. This could also manifest in inadequate business continuity. Market risk — Climate change impacts may increase market volatility resulting in a re-pricing of financial instruments and corporate debt affecting the value of our exposures. Reputation and sustainability risk — We risk harming our reputation when we struggle to efficiently implement and convey our strategy for handling climate-related risks or when we make choices or take actions that do not align with stakeholder expectations. This includes the risk of misstating climate change related claims, commitments or targets. Strategic risk — Our strategy fails to integrate management of climate change into our operations and processes, leaving us more exposed to competition, and transition risks. We continue to improve our identification and management of climate change risks, as the expectations of stakeholders evolve. Ongoing actions include: — Identification, management and monitoring of climate risk by assessing inherent and residual risks along with the effectiveness of controls. We also consider emerging risks, issues, and incidents. — Oversight and challenge by Line 2 Risk teams. This includes quarterly monitoring of risk assessments to develop an aggregate Group-wide view of climate change risk. — Regular review of our Group Environmental, Social, & Governance (ESG) Credit Risk Policy. — Regular review and monitoring of climate change related risk appetite. FY23 actions included: — Provided an update to the Board Risk Committee on sustainability risk, as part of the Reputation and Sustainability Risk Class, including how we measure and manage climate risks. — Incorporated APRA’s Prudential Practice Guide CPG 229 – Climate Change Financial Risks (CPG 229) into our obligations library and supported its implementation. — Formalised NZBA sector target thresholds into our Board Risk Appetite Statement for key sectors. INTRODUCTION GOVERNANCE STRATEGY APPENDIX 39 RISK MANAGEMENT

RISK MANAGEMENT Managing climate-related risks in lending We have a detailed process for assessing and reviewing our significant customers and transactions for their ESG and climate-related risks. The Group ESG Credit Risk Policy forms part of our credit risk assessment process and requires the completion of an ESG-related risk assessment prior to approving finance and at periodic reviews, for certain customers and transactions. Our Institutional bankers, supported by ESG specialists, complete these assessments. Transactions may also be escalated to a Customer and Transaction Risk Escalation Committee (CTREC) comprising executives from business, sustainability, and risk management. CTREC considers transaction for ESG, reputational risk, conflicts and financial crime risks and ensure transactions consider our sector positions and NZBA sector targets. The Institutional Bank Chief Executive has authority to approve or decline a transaction following the CTREC review and may escalate any decision to the ESGR Committee and/or the CEO. In our Australian business division, portfolio risk assessments have been conducted to better understand climate risks and align with our policies, position statements and, where relevant, net-zero targets. We are working to digitise our ESG Risk Assessment tool in FY24 which will enable our bankers to conduct them faster. Climate-related scenario analysis Scenario analysis informs how we assess and manage climate-related risks over the short, medium and long term. We use climate-related scenario analysis and stress testing to understand our lending portfolio and exposure to high emitting sectors. We also use science-based reference scenarios to help understand the sectoral decarbonisation pathways and targets to transition to net-zero by 2050. Our appetite for climate-related risk is defined in our Board Risk Appetite Statement. It includes measures of physical and transition risks and is evaluated and reviewed twice a year. In FY24, we plan to review our transition risk methodology to better reflect sector transition risks incorporating the latest climate science scenarios. Climate scenario analysis and climate stress testing is an evolving area, and we recognise we need to both expand the coverage of our scenario analysis and improve the inputs into our stress testing models. Further investment is planned in the year ahead including: — Updating our climate stress testing methodology; — Expanding the data used including geospatial information to better analyse climate impacts on specific regions; and — Extending the range of scenarios used. Transition risk Given the exposure of the Australian economy to emissions-intensive sectors, our assessment of transition risk has to date focused on our Australian business and institutional lending, which Westpac has identified as at higher risk under a rapid decarbonisation 1.5°C transition scenario. The assessment methodology, set in 2019, uses three transition risk scenarios that have been modified for Australia: 1. IPCC’s 2018 Special Report on Global Warming of 1.5 Degree scenario (1.5°C and 2°C); 2. IEA’s Sustainable Development Scenario (2°C); and 3. IRENA’s Renewable Energy Roadmap (REMap) scenario (2°C). Accommodation, cafes and restaurants Agriculture, forestry and fishing Construction Finance & Insurance Manufacturing Mining Property (excluding secured Commercial Real Estate and Residential Mortgages) Property services & business services Services Trade Transport & storage Utilities Other Residential Mortgages Secured Commercial Real Estate 6.8 0.3 0.3 0.8 0.2 0.2 1.5 1.0 3.7 0.1 1.3 1.2 5.4 0.1 3.2 Accommodation, cafes and restaurants Agriculture, forestry and fishing Construction Finance & Insurance Manufacturing Mining Property (excluding secured Commercial Real Estate and Residential Mortgages) Property services & business services Services Trade Transport & storage Utilities Other Residential Mortgages Secured Commercial Real Estate 6.8 0.3 0.3 0.8 0.2 0.2 1.5 1.0 3.7 0.1 1.3 1.2 5.4 0.1 3.2 FIGURE 4: ESTIMATED GROUP FINANCED EMISSIONS SCOPE 1 AND 2 BY SECTOR (refer to Table 11) 26.1 MtCO₂-e 40 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION GOVERNANCE STRATEGY RISK MANAGEMENT APPENDIX 41

Under this analysis, five sectors, representing around 2.1% (at September 2023) of our Australian business and institutional lending, were identified as potentially facing higher growth constraints (lower growth than the economy as a whole) under a 1.5°C scenario. These sectors are Petroleum and coke products; Coal mining; Oil and gas mining; Gas distribution, and Air transport.

TABLE 18: SECTORS THAT MAY FACE RELATIVELY HIGHER GROWTH CONSTRAINTS FROM TRANSITION RISK

SECTOR[1]	% OF AUSTRALIAN BUSINESS AND INSTITUTIONAL PORTFOLIO	CREDIT QUALITY (BY % TOTAL COMMITTED EXPOSURE)[2]			TENOR (<5 YEARS BY % EXPOSURE)
		STRONG	GOOD/ SATISFACTORY	WEAK[3]	
Petroleum and coke products	0.30	81.60	15.60	2.80	60.40
Coal mining	0.00	28.50	69.10	2.40	99.20
Oil and gas mining	0.70	94.50	2.70	2.80	78.90
Gas distribution	0.60	92.30	7.40	0.30	83.30
Air transport	0.50	71.50	20.60	7.90	73.40
TOTAL	**2.10**	**85.30**	**11.50**	**3.20**	**76.60**

Physical risk in the Australian mortgage portfolio

Every six months we update the physical risk scenario analysis of our Australian residential mortgage portfolio. The analysis estimates the portion of our mortgages exposed to higher physical risks under climate scenarios developed by the Intergovernmental Panel on Climate Change (IPCC). The analysis uses a generalised model of how extreme natural disasters and climate change may impact individual properties. Features of the analysis include:

— We use our current Australian mortgage portfolio, assuming no growth or change in composition.

— Each individual property location is assessed based on a "representative property" (assuming built under current building codes), with no adaptation or mitigation.

— Properties are matched with contextual information on matters such as elevation, local weather, topography, and spatial data.

— Two climate scenarios are used, RCP2.6 (temperature increases are held to well below 2°C by 2100) and the more extreme RCP8.5 (temperatures expected to rise by around 4°C by 2100).

— Analysis considers potential riverine or surface water flooding, coastal inundation, forest fires, extreme wind, cyclones, extreme heat and soil subsidence under the two scenarios.

The analysis found that around 3.5% of our Australian mortgage portfolio is exposed to higher physical risk under RCP2.6 scenario by 2050. This increases to around 3.9% under the RCP8.5 scenario The below table outlines this outcome and shows the current characteristics of these at-risk sections of our book.

This analysis is informing our risk appetite settings and helping to provide insights to governments, communities, individuals and other stakeholders around physical risks.

TABLE 19: AUSTRALIAN MORTGAGES SCENARIO ANALYSIS

SCENARIO	% OF MORTGAGE PORTFOLIO[4]	DYNAMIC LVR WEIGHTED AVERAGE[5]	% OF PORTFOLIO >90% DLVR[6]	90+ DAY DELINQUENCIES (%)
IPCC RCP2.6	3.5%	50.4%	1.8%	0.80%
IPCC RCP8.5	3.9%	50.1%	1.9%	0.80%

1 As part of the methodology for transition risk scenario analysis, Australian and New Zealand Standard Industry Classification (ANZSIC) codes were used to map to specific industries, and sectors.
2 For more information on the credit risk rating system, refer to Note 12 in the financial statements.
3 'Weak' includes weak, default and non-performing credit risk rating categories.
4 Share of Australian mortgage portfolio as at 31 August 2023 in locations identified as likely to be exposed to higher physical risks under RCP2.6 and RCP8.5 scenarios by 2050.
5 Dynamic LVR is the loan-to-value ratio accounting for the current loan balance, changes in security value, offset account balances and other loan adjustments. The property valuation source is CoreLogic. Weighted average LVR calculation considers the size of outstanding balances. More information on Westpac's mortgage portfolio is provided in our Investor Discussion Pack.
6 DLVR is the dynamic loan-to-value ratio.

RISK MANAGEMENT Physical risk in the New Zealand portfolio In 2020, our New Zealand business initiated scenario analysis to build understanding of the potential impacts that sea level rise and coastal hazards could have on our exposures. This analysis was based on current and future risks out to 2050 under RCP2.6 and RCP8.5 climate change scenarios, using analysis provided by the National Institute of Water & Atmospheric Research – Taihoro Nukurangi (NIWA). We ran this analysis again this year showing the percent of certain portfolios that may be exposed to heightened risk under the RCP8.5 scenario.1 TABLE 20: NEW ZEALAND MORTGAGES SCENARIO ANALYSIS SEGMENT APPROXIMATE SHARE OF SECTOR PORTFOLIO FY23 Residential mortgages 2.1% Commercial property lending 3.4% Agricultural lending 3.5% Physical risk in the Australian agribusiness portfolio Systemic changes in climate also have the potential to impact agribusiness customers. In FY22, we completed a two-year study modelling how farm productivity could be impacted by different climate change scenarios, with and without adaptation measures. We used this analysis to support our engagement with customers and industry bodies and to build our understanding of how to use geospatial data to improve our management of risk. We expect to build on this analysis in the year ahead to not only assess climate risks but also to gain deeper insights into our nature-related risks and opportunities. In turn, this will aid us in our regulatory disclosures and the shaping of our TNFD disclosures. This analysis also has the potential to be extended across our commercial real estate portfolio. 1 This is still based on the same dataset as 2020 and exposures relate to heightened risk. Definition and further detail can be found in WNZL Climate Report. Impact of climate-related risk on our financial statements We have considered the potential risk of climate change on our financial statements including both physical risks and transition risks. We have concluded that based on the information and methodologies currently used, climate-related risks do not have a material impact on the judgments, assumptions and estimates for the year ended 30 September 2023. Key considerations in reaching this conclusion included assessing our exposure to: — high transition risk industries as a proportion of overall credit exposures; and — physical risks that may arise from changing weather patterns and extreme weather events, with a particular focus on our housing loans. The effects of climate change represent a source of uncertainty in the medium to long term which may affect our financial statements in the future. Climate-related-risks will continue to be monitored and assessed. Details of any provisions for ECL, including overlays held in relation to physical climate-related risk, are provided in Note 10 of our Annual Report. Total committed exposure (TCE) by sectors The following table disaggregates the total Group TCE by industry, highlighting industries that may be exposed to higher climate change risk, including the NZBA priority sectors, and separates the total Group TCE for Retail Lending and Housing. This is indicative only, as climate change risks may impact industries, geographies and companies in different ways and varying degrees. There will also be some sectors, or companies, exposed to climate change risks that are not in the table. In FY23, our exposure to industries that may be exposed to higher climate change risk was approximately $127.1 billion, an increase of approximately 6% from $119.4 billion in FY22. 42 WESTPAC GROUP 2023 CLIMATE REPORT

TABLE 21: GROUP TOTAL COMMITTED EXPOSURE (TCE) BY INDUSTRY ($M) Includes breakdown of sectors that may be exposed to higher climate change risks INDUSTRY SEP 23 SEP 22 Accommodation, cafes and restaurants 10,738 10,185 Agriculture, forestry and fishing 23,997 23,167 Dairy 6,926 6,548 Beef and sheep 8,992 8,571 Construction 12,746 11,482 Finance and insurance 188,211 187,891 Government, administration and defence 77,175 75,025 Manufacturing 24,609 24,426 Aluminium 639 627 Cement and Concrete and Iron and Steel 2,353 2,144 Oil and Gas refining 471 338 Petroleum, Coal, Chemical and Associated Product Manufacturing 2 2 Organic Industrial Chemical Manufacturing 6 70 Chemical Product Manufacturing 265 198 Mining 7,836 7,877 Coal mining 253 477 Metallurgical coal mining 43 127 Metallurgical coal mining in diversified miners 146 152 Thermal coal mining 65 197 Oil and Gas Exploration 5 8 Oil and Gas Extraction and Terminals 2,431 2,469 Iron Ore 1,369 834 Property 80,118 76,092 Property services and business services 22,396 22,408 Services1 26,094 23,471 Trade2 30,354 29,338 Oil and Gas distribution and retail 2,415 2,780 Fuel retailing 656 724 Transport and storage 17,084 16,871 Coal ports 309 353 Transport – Aviation 2,780 2,999 Transport – Marine Transport 105 87 Transport – Rail Transport (incl. coal transport) 2,024 2,156 Transport – Road Transport 2,625 2,401 Utilities3 17,242 14,349 Electricity Supply 10,914 8,555 Gas Supply 1,456 1,012 Other 25,590 29,806 Total Retail lending 653,395 633,514 Housing 614,007 592,805 Total Group TCE 1,217,584 1,185,902 Total TCE to industries that may be exposed to higher climate change risk 127,113 119,446 Industries that may be exposed to higher climate change risk 1 Includes education, health and community services, cultural and recreational services, and personal and other services. 2 Includes wholesale trade and retail trade. 3 Includes electricity, gas and water, and communication services. INTRODUCTION GOVERNANCE STRATEGY APPENDIX 43 RISK MANAGEMENT

44 WESTPAC GROUP 2023 CLIMATE REPORT

RISK MANAGEMENT

In FY23, our exposure to industries specifically in the fossil fuel energy value chain was approximately $7.2 billion, a decrease of approximately 7% from $7.7 billion in FY22, as detailed below.

The change from prior year was primarily driven by reduced exposures to the Oil and Gas Distribution and Retail industry (approximately $365 million decrease in exposure) and Thermal Coal Mining.

TABLE 22: TOTAL COMMITTED EXPOSURE (TCE) TO INDUSTRIES IN THE FOSSIL FUEL ENERGY VALUE CHAIN ($M)

INDUSTRY	30 SEP 2023	30 SEP 2022
Oil and Gas Exploration	5	8
Oil and Gas Extraction and Terminals	2,431	2,469
Oil and Gas Refining	471	338
Oil and Gas Distribution and Retail	2,415	2,780
Fuel Retailing	656	724
Thermal coal mining	65	197
Coal Ports	309	353
Electricity supply (generation from fossil fuels only: Gas; Black Coal; Brown Coal; Liquid fuel)	818	825
Total	**7,169**	**7,694**

Care should be taken when comparing data in table 21 and table 22 on the Energy Sector Value Chain figures reported in prior years over time and with other reported sector data.

This year, we have expanded the coverage of our sector reporting to include Group-wide data whereas in prior years we used institutional bank data.

This year we used ANZSIC codes to extract industry data (bank wide) and then supplemented this with divisional data to obtain more detailed breakdowns for certain sectors. These include thermal and metallurgical coal mining and for coal ports. As a result, this information will not align to extracts of our sector data. Similarly, this data will not align with data used for our NZBA targets as the latter typically use more granular definitions, including to align with the NZBA guidelines.

Refer to the Glossary in the Appendix and the 2023 Sustainability Index and Datasheet for more detail, including sector scope and relevant ANZSIC codes, definitions of TCE, and additional related metrics.

Liability Risks

Liability risks stem from the potential for litigation or regulatory action that may arise if we fail to adequately consider or respond to climate-related risk, changes in law or regulation, emerging standards, or fail to meet societal expectations. These risks could arise where our actions are not perceived to align with our disclosures or commitments, or where we have potentially made an inaccurate or misleading statement.

We believe transparency is important and strive to be accurate, timely and relevant in our climate-related disclosures. We apply a governance process to our public disclosures which includes internal verification, reviews by subject matter experts, legal review, and external assurance on key metrics. Important policies and positions also require Board approval, see the Governance section for more detail.

The Group Risk Management Framework also includes processes to identify, assess and manage liability risks. This includes appropriate frameworks, policies, position statements, and monitoring changes in regulation, public policy and stakeholder expectations. Any risks identified, including emerging risks are escalated to relevant management committees.

INDEPENDENT LIMITED ASSURANCE REPORT PricewaterhouseCoopers, ABN 52 780 433 757 2 Riverside Quay, SOUTHBANK VIC 3006, GPO Box 1331 MELBOURNE VIC 3001 T: +61 3 8603 1000, F: +61 3 8603 1999, www.pwc.com.au Liability limited by a scheme approved under Professional Standards Legislation. Independent Assurance Report to the Directors of Westpac Banking Corporation The Board of Directors of Westpac Banking Corporation (‘Westpac’) engaged us to perform an independent assurance engagement in respect of the identified Subject Matter Information listed below and identified in the referenced tables and disclosures within the Westpac Climate Report 2023 (the ‘Subject Matter Information’) for the financial year (‘FY’) ended 30 September 2023 or as otherwise stated. Subject Matter Information The Subject Matter Information are as set out below: A. Reasonable Assurance Subject Matter Information (for the year ended 30 June 2023) Table 8: Westpac Group Operational Greenhouse Gas emissions tonnes of carbon dioxide equivalent (tCO ₂-e) Market-based GHG emissions: Total Scope 1 and 2 emissions 21,048 tCO 2-e Total Scope 3 (upstream) emissions 61,044 tCO 2-e B. Limited Assurance Subject Matter Information Table 9: Westpac Group Energy Consumption gigajoules (GJ) (for the year ended 30 June 2023) Renewable energy (totals and percentages): Renewable electricity, globally 70% Table 11: Estimated Scope 3 Financed Emissions of our Lending Portfolio (Australia and New Zealand) - Total (as at 31 August 2023) Scope 1 and 2 financed emissions 26.1 MtCO 2-e Scope 3 financed emissions 13.3 MtCO 2-e Average data quality score 4.2 Emissions intensity 0.047kg CO 2-e /$ Table 12: Westpac NZBA Targets – Westpac sector coverage - Performance FY22 Power generation 0.23 tCO 2-e/MWh FY22 Cement production 0.66 tCO 2-e/t of cement FY22 Upstream Oil and Gas 7.5 MtCO 2-e FY22 Thermal coal mining 1.9 MtCO 2-e Table 12: Westpac NZBA Targets – Westpac sector coverage - Baseline FY21 Upstream Oil and Gas 9.2 MtCO 2-e FY21 Thermal coal mining 2.5 MtCO 2-e FY21 Aviation (passenger aircraft operators) 190.6 gCO 2-e/passenger km FY22 Commercial offices 60 kg CO 2-e /m2 FY22 Australian Residential Mortgages 35 kg CO 2-e /m2 FY21 Australia Beef and Sheep 21.73 tCO 2-e/t fresh weight (‘FW’) FY21 Australia Dairy 1.04 tCO 2-e/t fat & protein corrected milk (‘FPCM’) FY21 New Zealand Beef and Sheep 19.4 tCO 2 -e/t FW FY21 New Zealand Dairy 0.83 tCO 2 -e/t FPCM Westpac’s assertions regarding the alignment of its 2023 Climate Report with the TCFD recommendations issued by the Task Force on Climate-Related Financial Disclosures (the ‘TCFD Recommendations’) as set out within the TCFD Index included within the Appendix to the 2023 Climate Report. Criteria We assessed the Subject Matter Information against the Criteria. The Subject Matter Information needs to be read and understood together with the Criteria, being: the Glossary and Methodology sections of the Appendix to the 2023 Climate Report (‘Westpac’s Climate Reporting Methodology’); and the TCFD Recommendations (together, the ‘Criteria’). Our assurance opinion and conclusion are with respect to the year ended 30 September 2023, unless otherwise noted in the Subject Matter Information set out above, and does not extend to information in respect of other periods or to any other information included in, or linked from, the Climate Report. INTRODUCTION GOVERNANCE STRATEGY APPENDIX 45 RISK MANAGEMENT

Our independence and quality control We have complied with the ethical requirements of the Accounting Professional and Ethical Standard Board's APES 110 Code of Ethics for Professional Accountants (including Independence Standards) relevant to assurance engagements, which are founded on fundamental principles of integrity, objectivity, professional competence and due care, confidentiality and professional behaviour. Our firm applies Australian Standard on Quality Management ASQM 1, Quality Management for Firms that Perform Audits or Reviews of Financial Reports and Other Financial Information, or Other Assurance or Related Services Engagements, which requires the firm to design, implement and operate a system of quality management including policies or procedures regarding compliance with ethical requirements, professional standards and applicable legal and regulatory requirements. Responsibilities of Westpac Management Westpac Management (‘Management’) is responsible for the preparation of the Subject Matter Information in accordance with the Criteria. This responsibility includes: determining appropriate reporting topics and selecting or establishing suitable criteria for measuring, evaluating and preparing the underlying Subject Matter Information; ensuring that those criteria are relevant and appropriate to Westpac and the intended users; and designing, implementing and maintaining systems, processes and internal controls over information relevant to the evaluation or measurement of the Subject Matter Information, which is free from material misstatement, whether due to fraud or error, against the Criteria. Inherent limitations Assurance engagements Inherent limitations exist in all assurance engagements due to the selective testing of the information being examined. It is therefore possible that fraud, error or non-compliance may occur and not be detected. Subject Matter Information Non-financial data may be subject to more inherent limitations than financial data, given both its nature and the methods used for determining, calculating and estimating such data. The precision of different measurement techniques may also vary. The absence of a significant body of established practice on which to draw to evaluate and measure non-financial information allows for different, but acceptable, evaluation and measurement techniques that can affect comparability between entities and over time. In addition, greenhouse gas emissions quantification is subject to inherent uncertainty because of incomplete scientific knowledge used to determine emissions factors and the values needed to combine emissions of different gases. We specifically note that Westpac has used estimates, assumptions or extrapolated information in the calculation of both the estimated financed emissions of its lending portfolio and the baselines and performance for its 2030 NZBA targets. It is acknowledged by stakeholders globally, including regulators, that there are significant limitations in the availability and quality of greenhouse gas emissions data from third parties, resulting in the extensive use of proxy data. This limitation has resulted in the Partnership for Carbon Accounting Financials (‘PCAF’) establishing a data quality score to assist in understanding the source of data which is incorporated into the Westpac’s Methodology. This document details the quality of the data Westpac has used in the calculation of both its financed emissions information and the baselines and performance for its 2030 NZBA targets, which varies across its lending portfolio reflecting sector or asset-specific data limitations. It is important to read this report in the context of the 2023 Climate Report and Westpac’s Climate Reporting Methodology. It is anticipated that the principles and methodologies used to measure and report the Subject Matter Information will develop over time and may be subject to change in line with market practice and regulation, impacting comparability year-on-year. The opinion and conclusion expressed in this report have been formed on the above basis. Our responsibilities Our responsibility is to express a reasonable assurance opinion on the Reasonable Assurance Subject Matter Information and a limited assurance conclusion on the Limited Assurance Subject Matter Information based on the procedures we have performed and the evidence we have obtained. Our engagement has been conducted in accordance with the Australian Standard on Assurance Engagements ASAE 3000 Assurance Engagements Other Than Audits or Reviews of Historical Financial Information and ASAE 3410 Assurance Engagements on Greenhouse Gas Statements. These standards require that we plan and perform our engagement to obtain reasonable assurance about whether the Reasonable Assurance Subject Matter Information above has been prepared, in all material respects, in accordance with the Criteria, and limited assurance about whether anything has come to our attention to indicate that the Limited Assurance Subject Matter Information has not been prepared, in all material respects, in accordance with the Criteria. INDEPENDENT LIMITED ASSURANCE REPORT 46 WESTPAC GROUP 2023 CLIMATE REPORT

Aspects of the engagement were designed to provide a reasonable assurance conclusion, as discussed above. A reasonable assurance engagement involves performing procedures to obtain evidence about the Subject Matter Information. The nature, timing and extent of procedures selected depend on professional judgement, including the assessment of risks of material misstatement, whether due to fraud or error, in the Subject Matter Information. In making those risk assessments, we considered internal control relevant to Westpac’s preparation of the Reasonable Assurance Subject Matter Information. Aspects of the engagement were designed to provide a limited assurance conclusion, as discussed above. The procedures performed in a limited assurance engagement vary in nature and timing from, and are less in extent than for, a reasonable assurance engagement and consequently the level of assurance obtained in a limited assurance engagement is substantially lower than the assurance that would have been obtained had a reasonable assurance engagement been performed. Accordingly, we do not express a reasonable assurance opinion on the Limited Assurance Subject Matter Information. In carrying out our limited assurance engagement, our procedures included: making enquiries and assessing the design of processes and controls for capturing, collating and reporting the performance data within the Subject Matter Information; reconciling the Subject Matter Information to underlying data sources on a sample basis; testing the arithmetic accuracy of a sample of calculations of the Subject Matter Information; reviewing a sample of relevant management information and documentation supporting the Subject Matter Information; assessing the appropriateness of a sample of estimates and assumptions applied by management; undertaking analytical procedures over a sample of the Subject Matter Information; and reviewing the Subject Matter Information to assess whether it has been prepared as described in the Criteria; and reviewing the 2023 Climate Report to assess its alignment with the TCFD Recommendations. For the reasonable assurance engagement, in addition to those detailed above, assurance procedures undertaken included: use of larger sample sizes for substantive tests undertaken on a sample basis; and testing the operating effectiveness of controls relied upon for assurance purposes. We believe that the evidence we have obtained is sufficient and appropriate to provide a basis for our opinion and conclusion. Reasonable Assurance Opinion In our opinion, Westpac has prepared the Reasonable Assurance Subject Matter Information, in all material respects, in accordance with the Criteria. Limited Assurance Conclusion In addition, based on the assurance procedures we have performed, as described under ‘Our responsibilities’, and the evidence we have obtained, nothing has come to our attention that causes us to believe that the Limited Assurance Subject Matter Information has not been prepared, in all material respects, in accordance with the Criteria. Other information The Board of Directors of Westpac also engaged us to perform a limited independent assurance engagement in respect of the baseline emissions intensity for its NZBA sector target for Steel Production. As Westpac have elected not to disclose the baseline for this sector (refer Table 12: Westpac NZBA Sector Lending Targets) we have provided a separate report in relation to this subject matter to the Board of Directors. Use and distribution of our report We were engaged by the board of directors of Westpac on behalf of Westpac to prepare this independent assurance report having regard to the Criteria specified by Westpac and set out in this report. This report was prepared solely for Westpac, in accordance with the agreement between us, to assist the Directors in reporting Westpac’s climate-related performance and activities. We accept no duty, responsibility or liability to anyone other than Westpac in connection with this report or to Westpac for the consequences of using or relying on it for a purpose other than that referred to above. We make no representation concerning the appropriateness of this report for anyone other than Westpac and if anyone other than Westpac chooses to use or rely on it, they do so at their own risk. This disclaimer applies to the maximum extent permitted by law and, without limitation, to liability arising in negligence or under statute and even if we consent to anyone other than Westpac receiving or using this report. PricewaterhouseCoopers Liza Maimone Melbourne Managing Partner 5 November 2023 INTRODUCTION GOVERNANCE STRATEGY APPENDIX 47 RISK MANAGEMENT

APPENDIX Farm, Echuca, Victoria. Contents I GLOSSARY 49 II METHODOLOGY – DIRECT SCOPE 1 AND 2 OPERATIONAL EMISSIONS AND SCOPE 3 UPSTREAM EMISSIONS 54 III METHODOLOGY– NZBA 2030 SECTOR LENDING TARGETS 64 IV METHODOLOGY – GROUP FINANCED EMISSIONS ESTIMATION 86 V OUR CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN 96 VI TCFD INDEX 111 VII CLIMATE-RELATED COMMITMENTS AND PARTNERSHIPS 112 48 WESTPAC GROUP 2023 CLIMATE REPORT

GLOSSARY TERM DEFINITION ANZSIC Australia New Zealand Standard Industrial Classification Australia’s National Greenhouse Accounts (NGA) The National Greenhouse Accounts are a series of reports and databases that estimate and account for Australia’s greenhouse gas emissions. The 2021 accounts cover the period 1990 to 2021. Source: Department of Climate Change, Energy, the Environment and Water, 2023) https://www.dcceew.gov.au/climate-change/publications/national-greenhouse-accounts-2021 Climate Change Solutions Note from FY24 onwards, the Climate Change Solutions definition will be replaced by the Sustainable Finance Framework. Lending and investment to climate change solutions is defined as the total direct and indirect financing of customers to the extent they are: a) Involved in climate change solutions activities reported in TCE at 30 September; or b) Undertaking activities over and above what is considered to be business as usual in the relevant industry, and which produce a material net benefit to the environment. To meet this, the activities must: — Involve process changes used to reduce environmental impacts or GHG; and — Be over and above normal compliance obligations Climate change solutions activities are defined as any of the following: Energy Efficiency: Projects qualifying for government energy efficiency schemes. Green Buildings: Buildings with NABERS 5-Star rating or better (or equivalent). Any other evidence that supports building GHG gas efficiency being in the top 15% of buildings within a given geography OR combinations of buildings within portfolios that achieve the same result may qualify. Green Businesses: Involved in providing green products or services, and consulting. Renewable Energy: Projects qualifying for government renewable energy schemes and hydro-electric generation. Low carbon transport: Includes national rail and freight systems (where less than 50% of revenues or freight km come from haulage of fossil fuels), urban rail systems, electric vehicles, fuel efficient vehicles, alternative fuel vehicles, Bus Rapid Transit, bicycle transport, aviation biofuel, transport logistics. Adaptation infrastructure: Infrastructure to increase resilience of existing infrastructure (e.g. bridges and rail) to the physical impacts of climate change. Includes water desalination. Waste: Alternate waste treatment, resulting in reduced emissions from landfill. Water: Rehabilitation of waterways, water recycling and efficiency. Excludes desalination projects (these are categorised in ‘Adaptation infrastructure’). Carbon Farming Projects: Qualifying for inclusion in the Carbon Farming Initiative. Low Carbon Agriculture is also allowable, where carbon benefits over conventional farming can be demonstrated. Forestry: Plantation forestry only. Land Rehabilitation: Rehabilitation of contaminated or developed land to natural habitat or other long-term carbon sequestration. 49 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

TERM DEFINITION Climate Change Solutions (continued) Direct financing refers to structured exposures to specific assets or unstructured exposures to an organisation whose operations are focused on only one type of activity that meets the definition for climate change solutions. Indirect financing refers to organisations where one or more of the following apply: — Finance is provided centrally as unstructured lending and forms part of the general capital of the company; and/or — The company has operations other than climate change solutions; and/or — The company operates multiple assets or facilities that are funded centrally. For indirect financing, the total TCE is apportioned so only the portion of climate change solutions activities is included. This is based on available financial information (such as revenues or assets) for the period. In some cases, the TCE is apportioned based on the clean energy generation capacity of the organisation. — Figures are for Australia and New Zealand only, and cover financing undertaken by Westpac Institutional Bank Australia and New Zealand, and WNZL Business Banking. CO2 Carbon dioxide CO2-e The amount of CO2 emission that would cause the same integrated radiative forcing or temperature change, over a given time horizon, as an emitted amount of a GHG or a mixture of GHGs. Source: IPCC, Global warming of 1.5°C – Glossary Dairy Australia Dairy Australia is the national services body for the Australian dairy industry, funded by a combination of levies paid by dairy farmers and matching payments from the Commonwealth Government for eligible research and development (R&D) activities. Source: Dairy Australia, 2023. https://www.dairyaustralia.com.au/about Data quality score Data Quality Scores reflect the level of uncertainty in the data inputs for financed emissions estimation using a scale of 1 to 5, with the lowest scores assigned to more accurate and specific company/property-level inputs while the highest scores assigned to less specific inputs more reliant on assumptions and proxy data such as industry averages. Diversified company Customer with operations across multiple segments which are subject to multiple net-zero sector targets, where TCE >$100m and when the segment reporting is available, and in scope segment revenue is >10% of total parent group revenues (Except for thermal coal which is 5%). ESG Environmental, Social and Governance EVIC Enterprise Value Including Cash is a measure of a company’s total value. For the purposes of estimating Group financed emissions. Where available, EVIC is the company’s enterprise value based on total market capitalisation without deduction of cash or cash equivalents. Otherwise, and for the purposes of setting NZBA 2030 sector lending targets, EVIC is defined as Shareholder Funds + Total Debt. Fat and protein corrected milk (FPCM) Standard used for comparing milk with different fat and protein contents, to allow better comparison between farms and regions, reducing the difference between breeds or feeding regimes. Source: Christie, K.M., Gourley, C. J. P. Gourley, Rawnsley, R. P., Eckard, R. J. & Awty, I.M. (2012). “Whole-farm systems analysis of Australian dairy greenhouse gas emissions”. Animal Production Science. 52, 998- 1011. Mancilla-Leyton, J.M., Morales-Jerrett, E., Delgado-Pertinez, M. & Mena, Y. (2021). “Fat- and protein-corrected milk fomulation to be used in the life-sysle assessment of Mediterranean dairy goat systems”. Livestock Science. 253, (1.4). APPENDIX I. GLOSSARY 50 WESTPAC GROUP 2023 CLIMATE REPORT

TERM DEFINITION Facilitated emissions Facilitated emissions are indirect GHG emissions attributable to financial institutions through activities that they may help originate or support but for which they have no exposure. This includes certain debt capital markets activity such as the origination of corporate bonds. Fossil fuels Fuels derived from fossilised organic matter such as coal, oil and petroleum. Source: Glossary of terms, Department of Climate Change, Energy, the Environment and Water, 2022. dcceew.gov.au/environment/protection/npi/publications/glossary-terms Fossil fuel energy value chain Represents the process of upstream exploration, extraction, and production, midstream transportation and storage, and, downstream distribution and retail of the energy derived from fossil fuels, as well as the consumption of fossil fuels for the purposes of electricity generation. For the purposes of our reporting, we identify the industries and companies that may be involved in this process based on Australian and New Zealand Standard Industry Classification (ANZSIC) codes and some manual screening. Fresh Weight (FW) Fresh weight of carcass, where carcass is defined as animal meat, fresh, chilled or frozen, with bone in. GHG Greenhouse gas GJ Gigajoules IPCC Intergovernmental Panel on Climate Change, a UN intergovernmental body created to advance scientific knowledge of climate change caused by human activities. Source: ipcc.ch/ Land-use change Land use change (LUC) is a transformation from one land use category (e.g., cropland, grassland, forest/woodland, urban/industrial, wetland/tundra) to another category (e.g.,from natural forest to cropland). Source: SBTi FLAG Land-use, land-use change and forestry (LULUCF) Sector that covers greenhouse gas emissions associated with land management practices that impact the carbon stored in vegetation and soils. Source: National Inventory Report, Department of Climate Change, Energy, the Environment and Water, 2023. dcceew.gov.au/sites/default/files/documents/national-inventory-report-2021-volume-1.pdf Meat & Livestock Australia (MLA) MLA is the declared industry marketing body and the industry research body under sections 60(1) and 60(2) of the Australian Meat and Live-stock Industry Act 1997, and is a public company limited by guarantee. Source: Meat & Livestock Australia – serving red meat and livestock producers | Meat & Livestock Australia (mla.com.au) NABERS National Australian Built Environment Rating System 51 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

TERM DEFINITION Natural forest A forest that is a natural ecosystem, possessing many or most of the characteristics of a forest native to the given site, including species composition, structure, and ecological function. Natural forests include: (i) Primary forest that have been subject to major human impacts in recent history. (ii) Regenerated forest that were subject to major impacts in the past (for instance by agriculture, livestock raising, tree plantations, or intensive logging) but where the main causes of impact have ceased or greatly diminished and the ecosystem has attained structure, function and composition of a natural forest. (iii) Managed natural forests where much of the ecosystem’s composition, structure, and ecological function exist in the presence of activities such as harvesting of timber or small scale cultivation. (iv) Forests that have been partially degraded by anthropogenic or natural causes (e.g. harvesting, fire, climate change, invasive species, or others) but where the land has not been converted to another use and where degradation does not result in the sustained reduction of tree cover below the thresholds that define a forest or loss in structure, function or composition. The categories “natural forest” and “tree plantation” are mutually exclusive, though in some cases the distinction may be nuanced. Source: Accountability Framework Initiative. The Accountability Framework Core Principles (2023). NGER The National Greenhouse and Energy Reporting (NGER) scheme, established by the National Greenhouse and Energy Reporting Act 2007 (NGER Act), is a single national framework for the reporting and disseminating company information about greenhouse gas emissions, energy production, energy consumption in Australia. No deforestation commitment As part of our Agriculture targets, we are committed to no deforestation, which provides for no further conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets. Non-LUC emissions (Land Management Emissions) All agricultural emissions, excluding those related to LUC. Source: SBTi FLAG NZBA Net-Zero Banking Alliance. NZSIOC New Zealand Standard Industrial Output Categories. Oceania Dairy/Beef Commodity Land Management pathway, 2022 Refers to the regional (Oceania) and commodity specific (Dairy or Beef) Land Management emissions intensity data that underlies the SBTi FLAG tool. The pathways are from the IMAGE model presented by Smith, et al (2016). ‘Science-Based GHG Emissions Targets for Agriculture and Forest Commodities.’ University of Aberdeen, Ecofys, and PBL. Operational emissions Operational emissions are the GHG emissions generated as a result of Westpac Group’s operations. These emissions include: — our direct scope 1 emissions from owned or controlled sources (such as refrigerants, stationary energy (natural gas, diesel, LPG), transport energy, and fleet fuels); — our indirect scope 2 emissions associated with the generation of energy we have purchased (such as, purchased electricity); and, — our indirect scope 3 (upstream) emissions related to material sources from our operations and supply chain (such as employee commute and working from home; 3rd party electricity – data centres and ATMs; electricity T&D losses; air travel, taxis and couriers; base building electricity; paper consumption and disposal; and, waste to landfill). PCAF Partnership for Carbon Accounting Financials. PCAF Standard Partnership for Carbon Accounting Financials (PCAF)’s Global GHG Accounting and Reporting Standard: Part A – Financed Emissions 2nd edition. Removals Activities with mitigation potential in the agriculture and forestry supply chain, including soil sequestration, agroforestry and biochar. Source: SBTi FLAG sciencebasedtargets.org/resources/files/SBTiFLAGGuidance.pdf APPENDIX I. GLOSSARY 52 WESTPAC GROUP 2023 CLIMATE REPORT

TERM DEFINITION Science Based Target initiative (SBTi) Forest, Land and Agriculture (FLAG) The SBTi’s FLAG Guidance provides the world’s first standard method for companies in land-intensive sectors to set science-based targets that include land-based emission reductions and removals. The guidance enables companies to reduce the 22% of global greenhouse gas emissions from agriculture, forestry and other land use. Source: Forest, Land and Agriculture Science based target setting guidance, Science Based Target Initiative, September 2022 Scope 1 and scope 2 operational emissions Scope 1 emissions are the release of greenhouse gases (GHG) into the atmosphere as a result of Westpac Group’s direct operations. Scope 2 emissions are indirect GHG emissions from consumption of purchased electricity for Westpac’s direct operations. Scope 3 (financed) emissions Financed emissions are the indirect greenhouse gas (GHG) emissions attributable to financial institutions associated with their financing and investment activities. For Westpac, these are the GHG emissions of our lending customers, including the emissions associated with the activities business customers along with the emissions associated with household energy use of retail mortgage customers. Scope 3 (upstream) emissions Scope 3 emissions are indirect GHG emitted as a consequence of Westpac Group’s operations but occur at sources owned or controlled by another organisation. Sustainable Finance When structuring or participating in sustainable finance transactions, Westpac was guided by national sustainable finance taxonomies, global sustainable finance market standards, principles and guidance that are commonly used to label or categorise loans and bonds as green, social, sustainability or sustainability-linked (such as those standards, principles and guidance issued by the Loan Market Association, International Capital Markets Association and/or the Climate Bond Initiative). Sustainable Finance Framework The Sustainable Finance Framework is a new public document setting out how Westpac assesses, monitors, measures and reports on financing and facilitating sustainable activities. An important element of the Framework is using our Sustainable Finance Taxonomy or industry standards, principles and guidance to classify Green, Transition, Social and Sustainability activities towards the Group’s new Sustainable Finance Targets. This delivers against our public commitment to develop a Sustainable Finance Framework and new targets, as set out in our Climate Change Position Statement and Action Plan. Total committed exposure (TCE) For financial reporting purposes, TCE represents the sum of the committed portion of direct lending (including funds placement overall and deposits placed), contingent and pre-settlement risk plus the committed portion of secondary market trading and underwriting risk. When calculating Group financed emissions and the NZBA sector lending targets we need to estimate our share of customers’ financed emissions. For certain institutional customers we use TCE to determine this share; this is detailed in our sector methodologies. For this purpose, TCE excludes secondary market trading and underwriting committed credit exposures. 53 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

54 WESTPAC GROUP 2023 CLIMATE REPORT

APPENDIX II. OUR SCOPE 1, 2 AND 3 (UPSTREAM) EMISSIONS METHODOLOGY

SCOPE 1 AND 2 DIRECT OPERATIONAL EMISSIONS AND SCOPE 3 UPSTREAM EMISSIONS

Our approach to measuring scope 1 direct operational emissions

Scope 1 emissions: are the release of greenhouse gases (GHG) into the atmosphere from Westpac Group's direct operations for the period 1 July – 30 June. This includes operations in Australia, New Zealand and other international sites (Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and the United States from 2022, refer to previous footnotes for inclusions in prior years).

Australian data is prepared in accordance with the National Greenhouse and Energy Reporting Act 2007 (NGER Act), using emission factors from the National Greenhouse and Energy Reporting (NGER Measurement Determination) Determination 2008 or as detailed against the indicator definition.

New Zealand data is prepared in accordance with the New Zealand Ministry for the Environment guidance for GHG reporting, using emission factors from the Ministry for the Environment Summary of Emissions Factors and Toitū net carbonzero programme rules or as detailed against the indicator definition.

Other international sites scope 1 GHG emissions are calculated using emission factors from the National Greenhouse and Energy Reporting (Measurement) Determination 2008 or as detailed against the indicator definition.

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
Refrigerants (tCO_2-e)	Direct scope 1 emissions from Kyoto hydrofluorocarbons (refrigerants) used in commercial air conditioning units.	Refrigerant emissions are calculated by multiplying the refrigerant capacity (kg) with the Global Warming Potential (GWP) value of the relevant gas type to determine the total stock in carbon dioxide equivalence (CO2-e) tonnes. A default leakage rate is applied to the total stock, in line with NGER Measurement Determination and Ministry for the Environment Summary of Emissions Factors, for Australia and New Zealand respectively.	Refrigerant capacity (kg) and gas type per nameplate on equipment, as recorded within the refrigerant register.
Stationary energy – Natural gas, Diesel, LPG (tCO_2-e)	Direct scope 1 emissions from the consumption of natural gas, diesel and LPG used for stationary purposes at sites under Westpac operational control.	For Australia, natural gas activity data is based on invoice records provided by suppliers. Where natural gas invoices have not been received, data is accrued using a seasonally adjusted weighted average method to estimate the missing period. Diesel and LPG activity data is based on fuel delivery records provided by suppliers. For New Zealand, natural gas and LPG activity data is based on invoice records provided by suppliers and diesel activity data is based on fuel delivery records. Where natural gas invoices have not been received, consumption is based on historical usage. Emissions are calculated by multiplying the quantity of fuel type by the relevant energy content and emission factors, in line with NGER Measurement Determination and Ministry for the Environment Summary of Emissions Factors, for Australia and New Zealand respectively.	Utility invoices and delivery records.

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CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
Transport energy – Fleet fuels (tCO_2-e)	Direct scope 1 emissions from the consumption of liquid fuels for transport (diesel, petrol, ethanol, LPG) by fleet vehicles under Westpac operational control, (owned or leased). Excludes novated lease, salary sacrifice purchased vehicles, transport services provided by third-parties or vehicles sponsored by Westpac.	Emissions are calculated based on litres of fuels consumed (diesel, petrol, ethanol, LPG). This is calculated by multiplying the quantity of fuel type by the relevant energy content and emission factor, in line with NGER Measurement Determination and Ministry for the Environment Summary of Emissions Factors, for Australia and New Zealand respectively.	Based on fuel transaction reports or invoices provided by suppliers.

Our approach to measuring scope 2 indirect operational emissions

Scope 2 emissions: are indirect greenhouse gas emissions (GHG) from the consumption of purchased electricity by Westpac Group for the period 1 July to 30 June. Includes operations in Australia, New Zealand and other international sites (Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and the United States from 2022, refer to previous footnotes for inclusions in prior years).

- Australian data is prepared in accordance with the National Greenhouse and Energy Reporting Act 2007 (NGER Act), using emission factors from the National Greenhouse and Energy Reporting (Measurement) Determination 2008 for location-based accounting or calculated under the Climate Active Carbon Neutral Standard for Organisations for market-based accounting.
- New Zealand data is prepared in accordance with the New Zealand Ministry for the Environment guidance for GHG reporting and Toitū net carbonzero programme rules, using emission factors from the Ministry for the Environment Summary of Emissions Factors for location-based accounting or from Certified Energy, New Zealand Energy Certification System for market-based accounting.
- Other international emissions are calculated using location-based emission factors from International Energy Association (IEA) emission factors. For market-based accounting, in regions where no residual mix factor is available the location-based emission factors are applied.

Scope 2 emissions (location-based): reflects a business' electricity emissions in its location. It shows the physical emissions from a business' electricity consumption, reflecting the emissions intensity of the electricity grid(s) it relies on. The location-based method does not recognise the surrender of renewable energy attribute certificates (EACs) (e.g. Large-scale Generation Certificates (LGCs)) as evidence of renewable electricity use.

Scope 2 emissions (market-based): reflects electricity emissions incorporating renewable energy procurement. This method assigns an emissions factor of zero for electricity covered by renewable EACs (e.g. surrender of corresponding LGCs) and uses a residual mix factor (RMF) to calculate emissions from any remaining electricity consumption.

APPENDIX II. OUR SCOPE 1, 2 AND 3 (UPSTREAM) EMISSIONS METHODOLOGY CATEGORY CALCULATION BOUNDARY CALCULATION METHODOLOGY ACTIVITY DATA SOURCE Purchased electricity (tCO₂-e) Indirect scope 2 emissions from electricity consumed by commercial, retail, data centre and subsidiary sites under the Westpac’s operational control. For Australia, electricity activity data is based on invoice records provided by electricity suppliers. Where not available, missing data is accrued using a seasonally adjusted weighted average method to derive an estimate. In some cases, invoices are not received for a Westpac site and electricity usage is estimated using actual electricity data per NLA intensity (kWh/m²) for similar properties. The location-based method calculates scope 2 emissions by multiplying the quantity of grid-imported electricity by the applicable State or Territory emission factor, as listed in the NGER Measurement Determination. The market-based method allows total electricity consumption to be reduced by the MWh of renewable electricity consumed, covered by renewable EACs (LGCs), before applying the Australian residual mix factor (RMF) to the remaining electricity. The RMF is used to convert any electricity usage in a carbon account not matched by renewable electricity purchases (accounted for through retired LGCs). The RE100 Standard allows organisations to claim default delivered renewable electricity from the grid (such as renewable electricity supplied under a compliance mandate such as the Large-scale Renewable Energy Target (LRET)) only where relevant information from the electricity supplier is available. Where verification is not available, Westpac has not claimed the default renewables benefit in its market-based emissions. The Climate Active Standard allows organisations to claim default delivered renewable electricity from the grid, such as LGC surrenders made by a jurisdiction with a renewable electricity target (for example, the ACT Government’s Renewable Energy Target) as renewable electricity consumption for activities in that jurisdiction. This results in a difference between the scope 2 market-based emissions figure reported in this report and those reported in Westpac’s Climate Active Carbon Neutral Position Disclosure Statements. For New Zealand, electricity activity data is based on invoice records provided by electricity suppliers. Where invoice data is not available, missing data is accrued based on historical usage. The location-based method calculates scope 2 emissions by multiplying the quantity of electricity by the grid-average electricity emissions factor, as listed in the Ministry for the Environment Summary of Emissions Factors. The market-based method calculates scope 2 emissions by multiplying the quantity of electricity by the New Zealand residual supply factor (RSF) per Certified Energy, New Zealand Energy Certification System. Utility invoices. 56 WESTPAC GROUP 2023 CLIMATE REPORT

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 57

Our approach to measuring scope 3 upstream indirect emissions

Scope 3 upstream emissions: are indirect greenhouse gas emissions (GHG) emitted as a consequence of Westpac Group operations but occur at sources owned or controlled by another organisation (other than electricity). Our scope 3 upstream emissions were measured for the period 1 July to 30 June and include operations in Australia, New Zealand and other international sites (Fiji, Papua New Guinea, Singapore, United Kingdom, China, Germany and the United States from 2022, refer to previous footnotes for inclusions in prior years).

- Australian data is prepared in accordance with the National Greenhouse Accounts Factors, using emission factors from the National Greenhouse and Energy Reporting (Measurement) Determination 2008 for location-based accounting or calculated under the Climate Active Carbon Neutral Standard for Organisations for market-based accounting.
- New Zealand data is prepared in accordance with the New Zealand Ministry for the Environment guidance for GHG reporting and Toitū net carbonzero programme rules, using emission factors from the Ministry for the Environment Summary of Emissions Factors for location-based accounting or from Certified Energy, New Zealand Energy Certification System for market-based accounting.
- Other international sites' scope 3 emissions are estimated by multiplying the Australian emissions per FTE by the number of FTEs of the Group's other international sites.

Scope 3 upstream emissions (location-based): reflects electricity emissions in the context of its location. It shows the physical emissions from a business' electricity consumption, reflecting the emissions intensity of the electricity grid(s) it relies on. The location-based method does not allow claims for renewable electricity from grid-imported electricity.

Scope 3 upstream emissions (market-based): reflects third parties/upstream electricity emissions in the context of renewable energy procurement. This method assigns an emissions factor of zero for electricity covered by renewable energy attribute certificates (EACs) (e.g. Large-scale Generation Certificates (LGCs)) and uses a residual mix factor (RMF) to calculate emissions from any remaining electricity consumption.

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
1. Purchased goods and services (tCO_2-e)	Paper consumption: Includes office paper, copy paper and other paper items (e.g. statements) purchased through key Westpac suppliers.	For Australia, emissions are calculated by multiplying paper consumption (kg) by an emissions factor sourced from 2022 Opal Australian Paper's Public Disclosure Statement. For New Zealand, emissions are calculated by multiplying the type of paper consumed (i.e. carbon neutral or non-carbon neutral) by the relevant default Ministry for the Environment Summary of Emission Factors for non-carbon neutral and supplier-specific emission factors for carbon neutral paper.	Supplier records.
	Purchased electricity – third-party data centre and ATMs: Purchase electricity consumption includes: — Third party data centres (Australia and New Zealand) — ATMs (Australia only)	For Australia: — Third party data centre electricity activity data is based on invoice records provided by electricity suppliers. — Third party ATM electricity data is estimated based on average ATM usage per day by machine type multiplied by number of days the ATM was operational over the reporting period. The total usage is apportioned by the supplier to Westpac. Location and market-based emission calculations and factors applied are as detailed under the purchased electricity (tCO_2-e) category.	Supplier records.

58 **WESTPAC GROUP** 2023 CLIMATE REPORT

APPENDIX II. OUR SCOPE 1, 2 AND 3 (UPSTREAM) EMISSIONS METHODOLOGY

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
1. Purchased goods and services (tCO_2-e) (continued)	Water consumption: Water consumed at facilities under Westpac operational control in Australia. Excludes New Zealand.	Water consumption included Australian commercial, retail, data centre and subsidiary sites, and is based on invoice records provided by suppliers. Where invoice data is not available, it is estimated based on the net lettable area and average consumption of similar properties where actual data is available. Water emissions are calculated by multiplying the water consumption (kL) data by region specific water emission factors sourced from the Australian National Life Cycle Inventory Database (AusLCI v1.42)), per the Climate Active Carbon Inventory.	Utility invoices.
2. Fuel- and energy-related activities (tCO_2-e)	Purchased electricity – transmission and distribution losses: Losses due to the transmission and distribution (T&D) of electricity to the end user. For Australia and New Zealand, this includes emissions from the electricity used by commercial, retail, data centre, subsidiary and ATM sites under the Group's operational and non-operational control.	Location-based method calculates emissions by multiplying the converted activity by the transmission and distribution emission factor, from the National Greenhouse Accounts Factors and Ministry for the Environment Summary of Emissions Factors, for Australia and New Zealand respectively. For Australia, market-based method calculates emissions by multiplying the residual electricity activity data by the Australian Residual Mix Factor calculated under the Climate Active Carbon Neutral Standard for Organisations. For New Zealand, market-based method calculates emission by multiplying the electricity activity data by the New Zealand Residual Supply Factor from the Certified Energy, New Zealand Energy Certification System. Location and market-based method emission calculations are detailed under the purchased electricity (tCO_2-e) category.	Utility invoices and supplier records.
	Stationary energy – Natural gas, Diesel, LPG E&D: Extraction and distribution (E&D) of the raw fuel sources to Westpac sites, prior to combustion. This includes indirect emissions from the consumption of natural gas, diesel and LPG used for stationary purposes at sites under Westpac operational control.	For Australia, natural gas activity data is based on invoice records. Where invoices have not been received, data is accrued using a seasonally adjusted weighted average method to derive an estimate. Diesel and LPG activity data is based on fuel delivery records. For New Zealand, natural gas and LPG activity data is based on invoice records and diesel activity data is based on fuel delivery records. Where natural gas invoices have not been received, consumption is based on historical usage. Stationary E&D emissions are calculated by multiplying the quantity of fuel type by the relevant energy content and emission factors, in line with National Greenhouse Accounts Factors and Ministry for the Environment Summary of Emissions Factors, for Australia and New Zealand respectively.	Utility invoices and delivery records.
	Transport energy – fleet fuels E&D: Extraction and distribution (E&D) of liquid fuels for transport (diesel, petrol, ethanol, LPG) by fleet vehicles under Westpac operational control, prior to combustion. Excludes New Zealand.	Transport fuel activity data is based on litres of fuel consumed for transport purposes (diesel, petrol, ethanol, LPG). Transport E&D emissions are calculated by multiplying the quantity of fuel by the relevant energy content and emission factor by fuel type, in line with National Greenhouse Accounts Factors.	Fuel transaction reports or invoices provided by suppliers.

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 59

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
3. Upstream transportation and distribution (tCO_2-e)	Business logistics – couriers: For Australia, includes the collection of cheques deposits and the non-cash component of Westpac Business Express Deposits from branches to state mail hubs. For New Zealand, courier services include cash-in-transit.	For Australia, emissions are calculated by multiplying number of deliveries by the emission factor provided by Australia Post. For New Zealand, data is sourced from our supplier who provides the proportion of their carbon footprint related to Westpac.	Supplier delivery records.
4. Waste generated in operations (tCO_2-e)	Paper disposal: Assumed to be disposed of in landfill unless evidence is provided by the secure paper service provider of having been recycled. Paper disposal data is provided by Westpac's secure waste supplier for sites under Westpac operational control. Excludes New Zealand.	Paper volume activity data is based on actual bin weights for the last quarter of the reporting period following the appointment of a new secure paper waste provider. For the first three quarters of the year, paper volume activity data was estimated based on actual weight for the last quarter following a supplier change at the end of Q3. The new supplier has improved data capture and reporting capability. Emissions are calculated by multiplying paper volume by the emission factor for paper disposal to landfill, from the National Greenhouse Accounts Factors.	Supplier records.
	Waste to landfill: Operational waste sent to landfill for commercial, retail, data centre and subsidiary sites under Westpac operational control in Australia and for commercial sites in New Zealand.	For Australian corporate and data centre sites, waste disposal to landfill (tonnes) is based on supplier records, where available, or estimated based on the average landfill per FTE attendance of similar properties. For retail sites, waste to landfill (tonnes) is estimated based on representative waste audits and extrapolated across the retail network using FTE attendance. Waste volumes do not include construction waste. Emissions are calculated by multiplying the waste volume by the emission factor for commercial waste disposed to landfill, from the National Greenhouse Accounts Factors. For New Zealand, waste to landfill (tonnes) from corporate sites is based on supplier records; the waste to landfill from retail sites is estimated based on rubbish bag capacity. Waste volumes do not include construction waste. Emissions are calculated by multiplying the waste volume by the emission factor for commercial waste disposed to landfill, from the Ministry for the Environment Summary of Emissions Factors.	Supplier records and estimates.

60 WESTPAC GROUP 2023 CLIMATE REPORT

APPENDIX II. OUR SCOPE 1, 2 AND 3 (UPSTREAM) EMISSIONS METHODOLOGY

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
5. Business travel (tCO_2-e)	Air travel: Undertaken by Westpac employees for business purposes.	Calculated by multiplying the passenger kilometres travelled by emission factors (including radiative forcing and well-to-tank factors). For Australia, emission factors are sourced from the UK Government GHG Conversion Factors for Company Reporting published by the Department for Business, Energy & Industrial Strategy For New Zealand, emission factors are from the Ministry for the Environment Summary of Emission Factors which includes radiative forcing.	Supplier records.
	Hire vehicle and taxi travel undertaken by Westpac employees for business purposes. Personal vehicle travel for business purposes and is reported for New Zealand only.	Hire car kilometres travelled is sourced from Westpac's supplier. Where distance data is not available, spend data is used to estimate kilometres travelled by applying the average $/km sourced from Westpac's supplier. For Australia, taxi kilometres is estimated from spend data utilising State-based fee per kilometre data of major taxi providers. For New Zealand, taxi kilometres travelled is from Westpac New Zealand's preferred taxi provider. Where distance data is not available, spend data is used to estimate kilometres travelled. Personal vehicle travel includes kilometres travelled by New Zealand employees using their vehicles for business purposes and is reported for New Zealand only. Emissions for hire vehicles, taxi and personal vehicles are calculated by multiplying the distance travelled by the relevant emissions factors, from the UK Government GHG Conversion Factors for Company Reporting published by the Department for Business, Energy & Industrial Strategy for Australia and from the Ministry for the Environment Summary of Emission Factors for New Zealand.	Supplier and expense records.
	Hotel stays: Accommodation nights undertaken by Westpac employees.	Calculated by multiplying the number of nights by the emission factors sourced from the Cornell Hotel Sustainability Benchmarking Index, in line with the Climate Active Carbon inventory, for Australia and from the Ministry for the Environment Summary of Emission Factors for New Zealand.	Supplier records.

INTRODUCTION | GOVERNANCE | STRATEGY | RISK MANAGEMENT | APPENDIX 61

CATEGORY	CALCULATION BOUNDARY	CALCULATION METHODOLOGY	ACTIVITY DATA SOURCE
6. Employee commuting (tCO_2-e)	Employee commute: Commute undertaken by Westpac employees in Australia between their home and workplace.	For Australia, distance travelled by mode of transport is estimated based on FTE assumptions using the Climate Active 'Staff Commute' Calculator v7.2 which is based on Australian Bureau of Statistics (ABS) data on commuting patterns. The Group total for employee commute includes Australian commute emissions and an uplift amount associated with New Zealand and other international sites. The uplift amount for international sites is an estimate based on Australian commute emissions per FTE. Emissions are calculated by multiplying Activity data by Emission factors sourced from the UK Government GHG Conversion Factors for Company Reporting published by the Department for Business, Energy & Industrial Strategy.	FTE data based on site attendance and human resource records. Climate Active 'Staff Commute' calculator which is based on ABS data on commuting patterns.
	Working from home: Work undertaken by Westpac employees in Australia and New Zealand at their home.	For Australia, we use the Climate Active 'Working from home' calculator, using default assumptions as it relates to electricity, heating, cooling and equipment use, to estimate emissions. Emission factors are sourced from the National Greenhouse Accounts Factors. For New Zealand, working from home emissions are estimated using employee survey data from June 2022 using the default work from home emissions factor from the Ministry for the Environment Summary of Emissions.	FTE data based on site attendance and human resource records. Climate Active 'Working from Home' calculator developed by a third party provider.
7. Upstream leased assets (tCO_2-e)	Base building: Shared commercial building facilities or services (excludes retail sites) attributable to Westpac but not under our direct operational control, including both direct and indirect emissions (electricity, natural gas, stationary diesel, transmission and distribution losses). Excludes New Zealand.	Base building landlord supplied data is apportioned to Westpac tenancy (Westpac tenancy Net Lettable Area (NLA)/total building NLA). Where landlord data is not available the commercial buildings energy NABERs rating (MJ/m^2) is used to estimate electricity, natural gas and stationary diesel usage. Where a commercial building has no landlord data and no NABERs rating, data is estimated based on Westpac's average portfolio energy per NLA for sites with landlord data. Emissions are calculated by multiplying the base building energy data by relevant emissions factors, sourced from the National Greenhouse Accounts Factors.	Landlord data or estimates based on NLA as detailed in methodology.

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY NZBA 2030 SECTOR LENDING TARGETS – DETAILS AND METHODOLOGY This appendix details Westpac Group’s financed emissions targets that relate to the priority carbon-intensive sectors identified by the NZBA (NZBA sectors), along with how we arrived at each. This includes the broad trends within each NZBA sector, our target and progress (where reported), the boundary of exposures in each sector and the science-based scenario chosen to help determine our target. In setting our targets, we have prioritised sectors listed in the NZBA guidelines, and focused on elements of our portfolio where we believe we can make the most difference and have the data and scenarios to set targets. As an example, in the NZBA sector of “Transport” we have determined a sector target for Aviation and defined that to only include scheduled passenger airlines (refer to Transport section on pages 73). We now have targets in eight of the nine NZBA priority sectors including oil and gas, coal, cement, agriculture, commercial and residential real estate, iron and steel, power generation, and transport. Subject to available data and a recognised science-based reference scenario, we plan to set a target that relates to our remaining NZBA sector, Aluminium, by July 2025. We will consider expanding the scope and coverage of our existing NZBA targets in accordance with our NZBA commitment, where data and methodologies allow. In setting our targets we have referenced the UNEP-FI Guidelines for Climate Change Target Setting1 (NZBA guidelines) and credible and well-recognised science-based reference scenarios, tools, methodologies and principles tailored to each sector, as outlined in this appendix. 1 https://www.unepfi.org/wordpress/wp-content/uploads/2021/04/UNEP-FI-Guidelines-for-Climate-Change-Target-Setting.pdf Calculating financed emissions Westpac estimates the Group’s scope 3 financed emissions by assessing the proportion of emissions of individual customers or industry sectors attributable to financing provided by Westpac, using the committed exposure for our lending to customers. The approach applied to calculating financed emissions for the Group is necessarily different to the approach applied to estimating financed emissions for some of our sector-level targets. The Group Financed emissions are developed based on portfolio level methodology. To develop sector targets that typically comprise institutional or large business customers, we often leverage more granular data to assess a company’s emissions and our portion of those emissions. This approach cannot be applied at a portfolio-level due to a lack of consistent individual company information that can be aggregated to a portfolio level. For the Australian residential real estate and agriculture targets the sector-level and portfolio-level Group financed emissions approaches are broadly aligned. There are some small differences in data sources used for the different methodologies due to these approaches, but the sources are not materially different. Over time, as data improves, including from better company reporting and streamlined research processes, we expect these approaches to gradually converge. Selecting reference scenarios In determining each of our targets, we need to select an appropriate science-based reference scenario aligned with our commitment to the NZBA. We have established a set of principles to assist with scenario selection. No scenario is perfect and it is difficult to fully align some with the characteristics of the Australian and New Zealand economies or the attributes of the companies within our target boundaries. As a result, scenarios selected may differ from other industry participants, and may not align with all the principles. A summary of the principles follows. 62 WESTPAC GROUP 2023 CLIMATE REPORT

Determining customers in the target boundary The boundary for each target has been determined by focusing on the value chain addressed by science-based reference scenario used for the target. To identify customers in scope, we use ANZSIC codes for initial screening and, depending on the target, we supplement with more detailed knowledge about the companies so the nature of the companies aligns with the target. The ANZSIC codes used in the initial screening are summarised in the following tables. Our approach to carbon offsets for our NZBA 2030 sector lending targets We believe reducing emissions should be a priority action in achieving targets and the transition to netzero. We recognise carbon offsets are likely to play a role to supplement decarbonisation in line with climate science-based scenarios. We do not intend to purchase carbon offsets to meet our NZBA 2030 sector lending targets. We understand that some customers are using or may use offsets to meet their decarbonisation targets and some of the data we use may also include customer offsets. Guidance around the quality and utilisation of carbon credits is a rapidly evolving area and we will review our approach to the use of carbon offsets in line with NZBA Guidance. Other considerations Our targets are set at the sector level, and may not align with the individual targets and transition plans of customers. For this, and other reasons (such as evolving technologies), the pathway to achieving our targets may not be gradual or linear. The emissions reduction trajectory may occur in step-changes, or even increase in some periods. Setting targets is complex due to data quality, the availability of suitable science-based reference scenarios and because methodologies require estimation. While we have sought to use best available data and scenarios various assumptions and estimates have been used. As a result, our targets and baselines (along with the pathways to achieve our targets) are likely to change as data quality improves and better methodologies emerge. The baselines for all NZBA targets have been measured using data available as at the end of the relevant baseline period. In accordance with the NZBA guidelines, we expect to review our targets at least every 5 years. Our targets have undergone internal review and approval from the Board and have also been independently reviewed. We obtain limited assurance over our NZBA Baselines and progress as per our Assurance Report in page 45. Following is a commentary of our NZBA priority sectors along with the targets we have set within each sector. SCENARIO SELECTION PRINCIPLES DETAIL 1.5°C alignment — Scenario should meet net-zero emissions by 2050 or sooner, consistent with 1.5°C alignment. NZBA alignment — Credible, well recognised source with a science-based scenario. — Low/no overshoot (The IPCC defines as – if temperatures exceed 1.5°C by less than 0.1°C but return to less than 1.5°C in 2100). — Low reliance on offsets. — Minimise misalignment with other UN Sustainable Development Goals. Regional/sector granularity — Should have an emissions trajectory and segmentation relevant to Australia and New Zealand. — Ability to align to components of the value chain consistent with the companies in the sector boundary. Recognised use — Industry accepted/backed scenario. — Used by other industry participants 63 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY Oil and gas The Oil and Gas industry operates across three segments of upstream, midstream and downstream. Upstream activities include the exploration, development and extraction of crude oil and natural gas. Midstream includes the transportation, storage and processing (refining) of petroleum and gas products. Downstream includes distribution activities. The use of oil and gas represents a significant percentage of current global energy mix, with oil playing an important role in transport and industry while gas is used for residential and commercial heating and cooking, industrial process heating and for electricity generation. However, global forecasts suggest demand for oil and gas will peak or plateau over the coming decades, as the world moves to electrify and the supply of renewable energy increases1 .. Natural gas demand is likely to stay higher than oil, given its transition role in power generation, including as a firming fuel supporting the reliability of renewable power generation. Electrification of transport, industry and energy networks is needed to reduce oil and gas demand. This will require investment in infrastructure and increased renewable supply. Expansion of clean energy needs to occur in-line with the decline in oil and gas to avoid prolonged high energy prices, reduced energy security and to ensure an orderly transition to net-zero emissions by 20502. In playing our part, we have set a financed emissions reduction target for our upstream oil and gas sector as outlined below. UPSTREAM OIL AND GAS SECTOR TARGET 2030 Target 23% reduction in scope 1, 2 and 3 absolute financed emissions by 2030 from a 2021 baseline. 9.2 MtCO2-e in 2021 to 7.1 MtCO2-e in 2030. Metric Absolute financed emissions for client’s scope 1, 2 and 3 emissions – MtCO2-e (million tonnes of carbon dioxide equivalent). Science based reference scenario on which target has been determined IEA NZE 2050 scenario (2021) complemented with CSIRO/ClimateWorks Australia, Hydrogen Superpower scenario (2021). Scenario assumptions The IEA NZE 2021 and CSIRO/ ClimateWorks Australia Hydrogen Superpower (2021) reference scenario assumptions include: — The decarbonisation trajectory of oil demand in the IEA NZE means no exploration for new resources is required and, other than fields already committed at 18 May 2021. — No new natural gas fields are needed in the IEA NZE beyond those already committed as at 18 May 2021. — Once fields under development commence production, all upstream investment in the IEA NZE is to support operations in existing fields. — Innovation is key to developing new clean energy technologies and advancing existing ones. Almost 50% of the emissions reductions needed in 2050 in the IEA NZE depend on technologies at the prototype or demonstration stage, i.e. are not yet available on the market. — In the CSIRO/ClimateWorks Australia Hydrogen Superpower scenario, a weaker push to electrify heavy industry leads to higher demand for natural gas into the 2030s, at which point a large amount of gas use begins to switch to hydrogen. Sector boundary — To identify customers in scope, we use ANZSIC codes 1200, 1511, 1512, 2510 for initial screening. — This is supplemented with more detailed customer knowledge to determine in-scope customers and exposures which are Australian and New Zealand institutional and business lending customers involved with exploration, extraction and drilling companies, all activities of integrated oil and gas companies (IOCs), tolling (contract manufacturing) and stand-alone refineries and LNG producers. Excludes: downstream retail and distribution; pipeline infrastructure; storage and transport; and trading entities. Setting our target — We assessed the absolute emissions reduction required for our portfolio to align with a net-zero by 2050 pathway. — Customer scope 1, 2 and 3 emissions were projected to 2030 using emissions drivers representative of our sector portfolio. — Calculating Australian oil and gas demand was based on the IEA NZE Australian LNG exports and supply in OECD economies. This was augmented by overlaying data from the CSIRO/ ClimateWorks Australia Hydrogen Superpower scenario. — Our target was then calculated as the average emissions reduction across the emissions drivers, weighted by financed emissions composition of our sector. 1 IEA’s 2022 World Energy Outlook State Policies Scenario 2 Net Zero Roadmap: A Global Pathway to Keep the 1.5 °C Goal in Reach - 2023 Update (windows.net) pg 76 64 WESTPAC GROUP 2023 CLIMATE REPORT

UPSTREAM OIL AND GAS SECTOR TARGET How we calculate our absolute financed emissions metric — Absolute financed emissions by customer is calculated by using a customer’s emissions and then attributing Westpac’s share using customer TCE proportional to customer EVIC. — Individual customer scope 1, 2 and 3 emissions are sourced directly from customers or via publicly reported information. — Where customer-level data is not available, production data is sourced from public disclosures and an emissions intensity factor (based on production) is then used to estimate customer emissions. — Where production data is not available, we estimated customer scope 1 and 2 emissions by applying sector-level emissions intensity factors to customer financial information. Sector-level emissions intensity factors were derived from a combination of Australian Government Department of Agriculture, Water and the Environment – National Greenhouse Accounts – National inventory by economic sector for 2020 and ABS – National inventory by economic sector for 2020. — Where production data is not available, we estimated the scope 3 emissions by applying sector level scope 3 emissions intensity factors that were derived from known revenue figures and reported emissions totals of customers in these sectors. Sector financial ratios for Australian industry sectors were based on information from financial market data providers’ data for Australian and New Zealand top companies. FY23 updates to the target — Expanded the number of customers in the boundary to include all activities of IOCs along with tolling and standalone refineries. — Recalculated our 2021 baseline to 9.2 MtCO2-e, from 7.5 MtCO2-e to account for the expanded target boundary. Important dependencies — The rate of decarbonisation of the sector could be affected by government policy, availability of new technologies, economic feasibility, or other factors such as energy security and energy affordability. Key actions to meet our 2030 target — Apply our upstream oil and gas positions stated on page 29. — Guided by our ESG risk assessment, we will consider the impact of new transactions on our portfolio’s financed emissions to ensure the portfolio remains aligned with our targets and commitments. — Continue working with customers to support development of their transition plans. UPSTREAM OIL AND GAS BASELINE, PROGRESS AND TARGET (MtCO₂-e) 0 2 4 6 8 10 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2022 progress 2030 target 9.2 7.5 7.1 65 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY THERMAL COAL MINING 2030 TARGET 2030 Target Zero financed emissions by 2030, a 100% reduction from a 2021 baseline Metric Absolute financed emissions for client’s scope 1, 2 and 3 emissions – MtCO2-e (million tonnes of carbon dioxide equivalent) per annum Science based reference scenario on which target has been determined IEA NZE 2050 scenario (2021) Scenario assumptions This scenario models a 70% reduction to 2030 on a FY2020 baseline and, as a result, no new thermal coal mines or mine extensions are required at 2021. Our target is more conservative than this reference pathway, with a 100% reduction by 2030. Sector boundary Applies to companies with > 5% of their revenue coming directly from thermal coal mining, calculated on a three-year rolling average. Our target covers the production and sale of thermal coal only. Includes black coal mining and brown coal mining, which are ANZSIC codes 1101, 1102 and 1103. Within the Institutional Bank, we also conduct additional screening to identify all customers with >5% revenue from thermal coal mining, irrespective of ANZSIC code. If a diversified company has more than 5% of their revenue from thermal coal mining (including but not limited to metallurgical coal mining), we isolate the financed emissions associated with thermal coal mining and include in the scope of this target. The financed emissions associated with the other components of their business, where relevant, are incorporated into other sector-level targets. For more information, see ‘how we calculate our absolute financed emissions metric’ below. Excludes: The revenue threshold relates only to customers owning the coal reserves (via a mining lease) and generating revenue from the sale of those reserves at market prices (not contractors). Adjacent sectors (including mining service providers) to be covered in other targets as appropriate. Rehabilitation bonds and transactional services are also excluded. Setting our target — We selected an absolute financed emissions target as thermal coal use in power generation will be replaced by other energy sources and so an intensity target is not suitable. This aligns with NZBA guidance. — We maintain our commitment to reduce lending (TCE) to zero by the end of 2030 to companies with >5% of their revenue coming directly from thermal coal mining (see page 29) — The IEA NZE reference scenario results in a 70% reduction to 2030 on a FY20 baseline. Our target is below this pathway, with a 100% reduction (a reduction to zero) Coal Coal currently plays a significant role in the energy sector and in the Australian economy. Thermal Coal has been the major source of energy generation in Australia while metallurgical coal is central to the steel making process – also important for the Australian economy. Australia is also a major exporter of coal making a significant contribution to GDP, to government revenues and to regional development. However, the burning of coals is a significant source of greenhouse gas emissions and has been identified by scientific consensus as a major contributor to climate change. Accordingly, we believe it is critical that the world transitions away from thermal coal combustion and does so quickly. We seek to eliminate our exposure to thermal coal mining and have set short- and medium-term positions. As a first step, we are focusing on institutional customers with a significant portion (≥15%) of their revenue coming directly from thermal coal mining. We have set a thermal coal mining 2030 target as outlined below, and this applies a lower revenue threshold (>5%) which captures diversified companies with minor thermal coal mining interests. Under this more stringent boundary we are working to have no exposure to thermal coal mining by 2030. Refer to page 29 for more details on our sector positions for thermal coal mining, metallurgical coal mining, and for power generation. We have not set a target for metallurgical coal given the current lack of alternatives for use in steel production but are looking to support affected customers with their transition plans. 66 WESTPAC GROUP 2023 CLIMATE REPORT

THERMAL COAL MINING 2030 TARGET How we calculate our absolute financed emissions metric — For customers in scope, absolute financed emissions by customer is calculated by using a customer’s emissions and then attributing Westpac’s share using customer TCE proportionate to customer EVIC. — Use of a revenue threshold may result in some customers moving in/out of scope of the target due to price movements in thermal coal and other commodity prices. — We annually calculate the percent of revenue coming directly from companies with thermal coal businesses using an average of the previous three years and sourcing data from audited annual accounts. — Where revenue by commodity is not available, we estimate by multiplying coal production by the average benchmark thermal coal price for the year. — If a customer does not itemise its emissions to thermal coal, for customers with more than 50% revenue from thermal coal mining, we attribute 100% of emissions to thermal coal. For such customers with less than 50% but more than 5% of revenue from thermal coal mining, we allocate emissions to thermal coal mining based on a data hierarchy based on firstly thermal coal’s share of assets, then (if assets not segmented) thermal coal’s share of revenues. — As this 5% revenue threshold creates a potential customer scope beyond ANZSIC codes, manual portfolio screening is required to identify all customers with any thermal coal revenue, which are then subject to the three-year revenue test. If a customer does not publish or provide financial statements which itemise thermal coal revenues, we utilise estimated production data from a third-party data provider, in conjunction with thermal coal benchmark prices, to estimate thermal coal revenues. — For these emissions attributable to thermal coal, attributable financed emissions are then calculated by scaling scope 1, 2 and 3 emissions by an attribution factor based on TCE and EVIC. — Scope 1, 2 and 3 emissions data is sourced from customer reporting, or if not available production data is sourced from public disclosures and an emissions intensity factor (based on production, sourced from the National Greenhouse Account Factors) is then used to estimate customer emissions. — Where customer production data is not available, we estimate customer emissions by applying sector-level emissions intensity factors to production estimates which are sourced from a third-party data provider. FY23 updates to the target — Updated to an absolute financed emissions target from a total sector lending target (TCE) using the IEA Net Zero Emissions 2050 (2021) scenario. Important dependencies — The 5% revenue threshold presents a risk of some diversified companies being scoped in or out of the boundary due to commodity price movements. This could result in movements in reported emissions for this target. Key actions to meet our 2030 target — Apply our thermal coal mining position. — Continue to manage our portfolio by reducing our lending exposure to zero by the end of 2030. THERMAL COAL BASELINE, PROGRESS AND TARGET (MtCO2-e) 0 1 2 3 4 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2022 progress 2030 target 2.5 1.9 0 67 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY Power generation The 2022 Intergovernmental Panel on Climate Change report on mitigation of climate change1 notes energy systems in a net-zero by 2050 scenario will rely on widespread electrification including end uses for transport, industry and buildings. This also means electricity generation will need to achieve net-zero emissions. Our sector position for the power generation sector is on page 29. 1 IPCC Climate Change 2022 Mitigation of Climate Change, Summary for Policy makers POWER GENERATION 2030 TARGET 2030 Target 0.10 tCO2-e/MWh for Scope 1 and 2 by 2030 a 62% reduction from a 2021 baseline. Metric Sector-specific emissions intensity for client’s scope 1 and 2 emissions – tCO2-e (tonnes of carbon dioxide equivalent) per Mega Watt hour (MWh) Science based reference scenario on which target has been determined CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario (2021) derived from the multi-sector energy modelling report published in July 2021. Scenario assumptions The emissions attributable to our power generation portfolio are heavily weighted to Australian customers and so we have applied the CSIRO/ClimateWorks Australia Hydrogen Superpower scenario. The scenario determines the most efficient manner to achieve the economy-wide decarbonisation required to meet a 1.5°C carbon budget. This means the scenario must focus on both power generation and the sector’s role in supporting decarbonisation of the wider economy. For example, with supporting electric transport, thus phasing transition of power generation accordingly. Key assumptions of the CSIRO/ClimateWorks Australia Hydrogen Superpower reference scenario include: — There will be a high uptake of electrification and energy efficiency improvements to 2030, with a rapid increase in the capacity of renewable energy technologies. — Coal power capacity is expected to be reduced significantly by 2030 and phased out from the energy system by 2035. — Low-cost and abundant renewable energy strengthens Australia’s green hydrogen production from 2030, enabling export opportunities. — Accelerated growth in renewable energy capacity will be required to enable transition of energy sources away from fossil fuels. Sector boundary Electricity generators: Includes customers with >10% revenue coming from power generation or >5% of revenue from thermal coal electricity generation. In Australia, this applies to customers under ANZSIC (1993) code 3610 with National Greenhouse and Energy Reporting (NGER) scheme designated generation facilities and have >10% revenue coming from power generation. Excludes: Electricity transmission and distribution companies and scope 3 emissions of electricity generators. Setting our target The emissions intensity of the Australian National Electricity Market (NEM) in the CSIRO/ ClimateWorks Australia Hydrogen Superpower scenario was selected as the 2030 target. This was derived from the reference scenario as the total tCO2-e of electricity grid emissions per MWh of power generation for the NEM. This results in a calculated emissions intensity of 0.10 tCO2-e/MWh by 2030. In line with industry practice for power generation, we selected an emissions intensity target (i.e. emissions relative to power generated). This encourages the deployment of low and zero emissions technology customers, which is important for opportunities across other sectors. 68 WESTPAC GROUP 2023 CLIMATE REPORT

POWER GENERATION 2030 TARGET How we calculate our emissions intensity metric Power generation intensity is calculated as the weighted average emissions intensity for power generation customers, weighted using the TCE for each customer. The emissions intensity for each customer is the scope 1 and 2 emissions (tCO2-e) of its electricity generation, divided by electricity generated (MWh). For Australian customers, we use data reported under the National Greenhouse and Energy Reporting (NGER) scheme, excluding batteries. An average emissions intensity is applied to wind and solar generation projects where data is not yet available under NGER or the NGER-calculated intensity for the project is more than twice the industry average. The average emissions intensity applied is the average of all generation facilities for which ‘Primary fuel’ under NGER is wind or solar respectively. This typically occurs for projects in construction for all or part of the reporting period. For international and Westpac New Zealand customers, data is sourced from customer reporting, where available. If this information is not available, the relevant Australian average emissions intensity is applied to wind and solar generation projects as above. Important dependencies Delays in approvals for construction of greenfield renewable energy projects may impact the ability to support the decarbonisation of Australia’s electricity grid. Continued government support will be required to ensure the infrastructure and policy levers are in place to de-risk renewable energy, transmission and distribution projects. We will consider the intersecting requirements of emissions reduction, the feasibility of emerging technologies, as well as energy affordability, security and reliability. Key actions to meet our 2030 target — Apply to our power generation position. — Grow our renewable financing consistent with Westpac’s Sustainable Finance Framework. — Engage with customers as they develop their emissions reduction plans. POWER GENERATION BASELINE, PROGRESS AND TARGET (tCO₂-e MWh) 0.0 0.1 0.2 0.3 0.4 0.5 0.6 0.7 0.8 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2022 progress 2030 target CSIRO/ClimateWorks Australia Hydrogen Superpower Scenario 0.26 0.23 0.10 69 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY Cement The cement production sector is a large energy user and carbon emitter. Most of the emissions result from the production of clinker, a major component of cement. Clinker-related emissions stem from the operation of high-temperature kilns, necessary for the chemical reactions (calcination) needed for clinker formation. Clinker production emissions are hard to abate as they cannot be reduced by changing fuel or increasing energy efficiency. According to the Cement Industry Federation1 , in Australia, 60% of total emissions are process-related emissions from the production of clinker. 1 Cement Industry Federation, Australian Cement Report 2020 CEMENT PRODUCTION 2030 TARGET 2030 Target 0.57 tCO2-e/tonne of cement by 2030. Metric Sector-specific emissions intensity for companies’ scope 1 and 2 emissions – tCO2-e (tonnes of carbon dioxide equivalent) per tonne of cement produced from in-house produced clinker. Science based reference scenario on which target has been determined Science-based Targets Initiatives (SBTi) Cement Target Setting Guidance – Sectoral Decarbonisation Approach (SDA), 2022. Scenario assumptions In March 2022, SBTi published its draft guidance on target-setting in the cement sector, where they worked with the IEA to refine the emissions profile of the cement industry, specifically on the scope 2 emissions reduction requirements for cement production. Following public consultation, SBTi released version 1.0 of its guidance in September 2022 which remains unchanged from the draft guidance. Key assumptions of the SBTi reference scenario include: — To 2030, emissions reductions for the SBTi cement sector pathway are within conventional technologies. The key decarbonisation levers are substitution of clinker for alternative lower emissions materials, energy efficiency gains and fuel switching. — Emissions reduction in the built environment will be achieved through building material efficiency improvements, e.g. through recycling concrete or designing buildings to require less concrete. This in turn restricts growth in cement demand. — The IEA NZE assumes that by 2030, 9% of global cement production is equipped with innovative technologies, such as carbon capture usage and storage. — It is assumed that the general trend in electricity consumption for cement manufacturing is in line with electricity consumption for all heavy industries. However, the scope 2 emissions global pathway for cement is adjusted to reflect comparatively slower growth of cement demand. Sector boundary Companies that produce cement from in-house produced clinker. The target has been set for customers’ who produce cement. It covers emissions generated from calcination in clinker production as well as fuel combustion and electricity consumption associated with other components of cement production. The value chain boundary spans from receipt of clinker feedstocks (limestone and clay) by the production facility, through to storage of finished cement. It includes the preparation of components for processing, clinker production and subsequent milling and blending into cement. Customers in scope were determined by identifying cement manufacturing customers with an overlay to only include customers which produce both clinker and cement in-house. Excludes: Upstream emissions from the production of purchased clinker, transportation, and delivery of materials to the production facility. Downstream emissions from the distribution and use of cement in other building materials (e.g., concrete). Setting our target — The SBTi recommends a Sectoral Decarbonisation Approach (SDA) for setting targets in this sector. The target is calculated using a convergence approach, after establishing a base year, the physical intensity pathway converges with the sector average intensity by 2050. — Using the SBTi calculator and the most recent industry baseline intensity, 0.77 tCO2-e/tonne cement (Cement Industry Federation, Australian Cement Report, August 2020, emissions intensity from on-site clinker in 2018-19.) the pathway reaches a 2030 emissions intensity of 0.57 tCO2-e/tonne cement. 70 WESTPAC GROUP 2023 CLIMATE REPORT

CEMENT PRODUCTION 2030 TARGET How we calculate our emissions intensity metric — Portfolio emissions intensity is calculated as the weighted average production emissions intensity of customers, weighted by the relative contribution of each in-scope customer’s absolute financed emissions to our absolute financed emissions for the sector. — We use cement emissions intensity data reported by customers. All data for current in-scope customers is based on customer information, with no estimates or proxies utilised. Absolute financed emissions for in-scope customers is calculated by using a customer’s emissions and then attributing Westpac’s share using customer in-scope lending proportionate to customer EVIC. Important dependencies — The cement industry is reliant on a reduction in the emissions intensity of electricity purchased and the roll-out of renewable energy. — Reduction in the ratio of clinker used relies on the availability and cost of substitute cementitious materials. Further reduction in clinker use will rely on changes to building standards/new technologies. — Some reliance is expected to come from carbon capture and storage technologies which are yet to be proven at scale. Key actions to meet our 2030 target — Engage with the sector on opportunities for emission reductions and development of new technologies. — Engage with customers as they develop their emissions reduction plans. CEMENT BASELINE, PROGRESS AND TARGET (tCO₂-e/TONNE OF CEMENT) 0.5 0.6 0.7 0.8 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2022 progress 2030 target SBTi SDA Cement Convergence Pathway (Australia) 0.66 0.66 0.57 71 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY STEEL PRODUCTION 2030 TARGET 2030 Target 1.42 tCO2-e/tonne of steel for Scope 1 and 2 by 2030. Metric Sector-specific emissions intensity for customer’s scope 1 and 2 emissions – MtCO2-e (million tonnes of carbon dioxide equivalent) per tonne of crude steel produced per annum. Science based reference scenario on which target has been determined Mission Possible Partnership (MPP), Technology Moratorium scenario, 2021. Scenario assumptions This scenario was selected as it has sufficient granularity around primary (includes integrated steelmaking) and secondary (includes electric steelmaking) processes, which we consider to be a critical building block for a credible steel pathway, despite being aligned to a ‘well below 2C’ temperature ambition. This pathway is recognised within the sector and is used by a number of international banks. GFANZ guidance acknowledges the MPP pathway on steel provides detailed information on assumptions around steel production by different technologies over time. Key assumptions of the scenario include: — Investments confined to (near-) zero-emissions technologies from 2030 onwards. — Scope 1 and 2 steel emissions and scope 3 metallurgical coal emissions are assumed to decline at the same rate. Sector boundary To identify customers in scope, we use ANZSIC code 2741 for initial screening, then supplement with more detailed knowledge about customers’ business to determine companies involved in the production of crude steel. Excludes: Downstream manufacturing, processing of end products and fabrication of products from steel (noting some such customers have ANZSIC 2741). Setting our target Steel is required for economic development and there are currently limited alternatives. Steel is required for construction of renewable generation assets and assisting other sectors to decarbonise including for infrastructure and real estate. We have therefore selected an emissions intensity target (emissions relative to steel produced) in consideration of expected growth in steel demand. This also supports customer flexibility for low and zero emissions technology deployment. The emissions intensity of crude steel production in the pathway was selected as our 2030 target. How we calculate our emissions intensity metric Our steel emissions intensity is calculated by dividing total attributable portfolio emissions by total attributable portfolio production. Attributable emissions are determined by calculating an attribution factor that is then multiplied by customers’ total emissions and total production. The attribution factor is equal to TCE as a proportion of EVIC. Total attributable portfolio emissions is equal to the sum of all attributable emissions and total portfolio production is equal to the sum of all attributable production We use absolute scope 1 and 2 emissions and production data reported by customers in their annual, sustainability and/or climate reports, as this is considered the most reliable source of data. All data for current in-scope customers is based on customer information, with no estimates or proxies utilised. Important dependencies — A MPP Technology Moratorium scenario assumption is that investments of near-zero technologies occur after 2030. — Like many sectors, steel manufacturing relies on the decarbonisation of the grid to support its transition. If grid decarbonisation is slower than anticipated, the ability of crude steel manufacturers to decarbonise may be impacted. — Particularly in the steel sector, there are inconsistencies between producers related to emissions boundaries. Progress is being made to establish a more consistent boundary between producers. It is possible this boundary re-scoping may impact how pathways are calculated and/or the emissions of customers. Key actions to meet our 2030 target — Provide financing for transition activities and technologies, including projects that will support customers reduce their emissions intensity. — Engage with customers as they develop and implement their emission reduction plans. No baseline and progress data is disclosed to protect customer confidentiality. Iron and Steel Manufacturing steel is a multi-step process. The first step, and the most emissions intensive, involves making pure iron from iron ore. Steel is manufactured by two main process routes, with iron ore being used in both: — the integrated steelmaking process featuring the blast furnace/basic oxygen furnace (BF/BOF), where iron ore is the major source of iron units; and — electric steelmaking based on the electric arc furnace (EAF), where steel scrap or direct reduced iron (DRI) are the major iron feedstock materials. The majority of steel manufactured globally uses the integrated steelmaking process. This process can be optimised through opportunities such as energy efficiency. However, material decarbonisation for the sector will require significant capital, technology development and increased availability of certain raw materials. The steel sector has an important role in the global transition to net zero emissions. By extension, we will continue to support customers in the metallurgical coal sector as it remains critical for steel production at scale. 72 WESTPAC GROUP 2023 CLIMATE REPORT

Transport Transport is a diverse sector, covering road, rail, shipping and aviation. In considering our NZBA target for this sector we chose passenger aviation due to data availability, maturity of customers (who are mostly institutional) and materiality of the sector’s share of the Group’s financed emissions. Aviation is a hard-to-abate industry due to the large technical barriers associated with removing or replacing conventional fossil fuel-based jet fuel. The IEA recognises, under its Net Zero Emission (NZE) by 2050 scenario, that carbon removal technologies to offset residual emissions are likely to be required to achieve net-zero by 2050. PASSENGER AVIATION 2030 TARGET 2030 Target 76.4 gCO2-e/passenger kilometre for Scope 1 by 2030. A 60% reduction from a 2021 baseline. Metric Sector-specific emissions intensity for client’s scope 1 emissions – gCO2-e (grams of carbon dioxide equivalent) per passenger kilometre. Science based reference scenario on which target has been determined IEA NZE 2050 scenario, 2021. Scenario assumptions Key assumptions of the IEA NZE 2050 reference scenario include: — The use of sustainable aviation fuels (SAF) increases to around 15% of total fuel consumption by 2030. The rapid development and deployment of SAF required in this scenario requires policy changes such as low carbon fuel standards, biofuel mandates, and CO2 removal credits (offsets). — Implementation of operational improvements, coupled with fuel efficiency technologies for both airframes and engines, are expected to limit the growth of aviation fuel demand. — While air travel is assumed to grow at around 3% per annum through to 2050, growth is expected to be constrained by implementation of government policies. Globally, the policies are expected to promote a shift towards high-speed rail from regional flights (may be less common in SE Asia and Oceania), and a reduction in long-haul business travel using, for example, taxes on commercial passenger flights. — Overall, global CO2 emissions from aviation are expected to peak at around 950 Mt by 2025 before beginning to reduce through the measures. — In 2050, emissions from the aviation sector are expected to account for just over 10% of unabated CO2 emissions from fossil fuels and industrial processes. — To achieve net-zero in the sector the use of offsets may be required. Sector boundary Aviation customers in scope: Companies operating scheduled air transport for passengers. We included emissions from freight operations undertaken by passenger airline operators as the movement of freight and the movement of passengers are often undertaken at the same time. To identify customers in scope we use ANZSIC codes 6401, 6402, 6403, 7742 for initial screening. We then supplement customers within theses ANZSICs with more detailed knowledge about customers’ operations to only include in scope companies which operate scheduled passenger air transport. Excludes: Aircraft lessors. Freight only services. Given current immateriality we have excluded scope 2 emissions (typically <1% of scope 1 and 2 emissions) in the target coverage. This aligns with the IEA NZE 2050 pathway which covers scope 1 emissions only. Setting our target The scenario projects emissions1 and activity2 data for global aviation to model a decarbonisation pathway. We have selected the IEA NZE 2050 modelled emissions intensity as our target, which was calculated as sector emissions divided by sector activity. How we calculate our emissions intensity metric — We use absolute scope 1 emissions and passenger-kilometres (activity) as reported by companies. — Calculated by dividing total attributable emissions by the total kilometres travelled per customer. Attributable emissions and attributable activity are determined by scaling emissions and activity by an attribution factor which is equal to TCE as a proportion of EVIC. — Where customer-specific emissions or activity data from customer reporting is not available, we estimate by applying portfolio average weighted by the proportion of exposure to the specific customer. 1 Data from Table A.4: CO2 emissions for aviation, IEA NZE 2050 October 2021 4th revision, page 199. 2 Data from Table A.5: Economic and Activity indicators for aviation, IEA NZE 2050 October 2021 4th revision, page 200. 73 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY PASSENGER AVIATION 2030 TARGET Important dependencies — The aviation sector was highly impacted by the COVID-19 pandemic resulting in emissions intensities higher than the IEA NZE 2050 pathway (fewer passengers per flight). Increased activity will improve efficiency and result in some reduction in emissions intensity. — The IEA notes that rapid development and deployment of SAF using policy mechanisms such as low carbon fuel standards, biofuel mandates, and CO2 removal credits (offsets) will be required to achieve SAF usage at 15% of total fuel consumption by 2030. The ability of the global aviation sector to achieve the emission reductions required under the IEA NZE 2050 scenario and the ability of our customers to meet their published decarbonisation commitments is highly dependent on the availability (and cost) of SAF. — We currently do not have specific data on customer use of offsets, but use of offsets is common in this sector and some customers have indicated that offsets will be used to meet interim targets. Under the IEA NZE 2050 scenario carbon dioxide removal technologies to offset residual emissions are likely to be required to achieve net-zero by 2050. Key actions to meet our 2030 target — Provide financing for activities and technologies that support customers to reduce their emissions, i.e. SAF procurement or development. — Manage our portfolio and seek to onboard new customers, prioritising companies with stronger decarbonisation commitments. — Engage with customers as they develop their emissions reduction plans, focusing our engagement on opportunities for fuel efficiency and key technologies. PASSENGER AVIATION BASELINE, PROGRESS AND TARGET (gCO₂-e/PASSENGER KILOMETRE) 50 100 150 200 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2022 progress 2030 target IEA NZE Scenario1 190.6 156.0 76.4 1 Indicative pathway derived from 2020 & 2030 datapoints from the 2021 IEA report. Our portfolio emissions intensity reduction is not anticipated to be linear. 74 WESTPAC GROUP 2023 CLIMATE REPORT

Commercial Real Estate Commercial buildings account for approximately 10% of Australia’s emissions1 and so the sector plays a crucial role in achieving net-zero emissions by 2050. We have set a target for offices within the broader Commercial Real Estate sector, as this segment has the greatest availability of emissions data across our portfolio. This supersedes our previous target from FY22 which only applied to Australian large customers with office properties and was referenced to a 2021 baseline. Most large offices, rely on electricity as their primary energy source, though natural gas is also often used for heating, hot water and cooking. Increased electrification of buildings will be an important step in achieving net-zero, in combination with increased grid decarbonisation and onsite renewable electricity. COMMERCIAL REAL ESTATE 2030 TARGET 2030 Target 59% reduction in Scope 1 and 2 emissions intensity by 2030 from a 2022 baseline. That is 25 kgCO2-e/m² by 2030. Metric Sector-specific emissions intensity for customers’ base building scope 1 and 2 emissions – kgCO2-e (kilograms of carbon dioxide equivalent) per square metre of net lettable area2 (NLA) per annum. Science based reference scenario on which target has been determined IEA NZE 2050 scenario, 2021. Scenario assumptions IEA NZE is a 1.5°C aligned decarbonisation reference scenario for the building sector at a global level and is based on a global dataset for building energy demand, energy sector emissions and building area. Key assumptions of the IEA NZE reference scenario include: — Electrification and energy efficiency are the two drivers of decarbonisation of the sector. That transformation relies primarily on technologies already available, including improved envelopes for new and existing buildings, heat pumps and energy-efficient equipment and appliances. — Increasing electrification of space heating and water heating. — Rapid shifts to zero-carbon-ready technologies enable the share of fossil fuels in energy demand in the buildings sector to fall significantly. — By 2030, around 20% of the existing building stock worldwide will be retrofitted and all new buildings comply with zero-carbon-ready building standards. Carbon pricing is introduced across all regions. IEA NZE is a global scenario, therefore cannot directly be compared to Westpac’s target for scope 1 and 2 base building emissions for office buildings in Australia and New Zealand which has a different emissions intensity of the electricity used. The Carbon Risk Real Estate Monitor (CRREM) pathway was reviewed and resulted in a similar emissions intensity percentage reduction at 2030 (from a 2022 baseline) as the IEA NZE 2050 pathway, as a result a decision was made not to change pathways. Westpac will continue to engage with CRREM and our customers to understand the suitability for use in our CRE target setting. Sector boundary Commercial Real Estate customers (Offices): Our target applies to in-scope office facilities for commercial real estate customers in Australia and New Zealand, where the TCE is greater than or equal to $5m for Australian facilities, or NZ$5m for New Zealand facilities. In-scope facilities include Australian and New Zealand customers’ facilities with ANZSIC-based codes for offices. We use ANZSIC codes for Commercial Property Operators and Developers and Non-Residential Property Operators. These codes start with either 771- (ANZSIC 1993) or 671- (ANZSIC 2006). We have excluded exposures associated with site finance and construction of offices, and scope 3 emissions (which includes tenant emissions). 1 https://www.energy.gov.au/government-priorities/buildings/commercial-buildings#:~:text=The%20commercial%20building%20sector%20is,total%20 carbon%20emissions%20in%20Australia. 2 Floor space is defined as net-lettable area (NLA). In Australia, the standard used for determining the NLA is set out in the Property Council of Australia (PCA) March 1997 Method of Measurement. In New Zealand, this is Rentable Area as set out in The Guide for the Measurement of Rentable Areas NZ. 75 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY COMMERCIAL REAL ESTATE 2030 TARGET Setting our target — In line with industry practice we use an emissions intensity target (emissions relative to net lettable area) as it enables us to expand sector coverage and support our customer decarbonisation strategies. — Operational emissions in offices mainly arise from electricity consumption. The IEA NZE scenario identifies a number of variables that are expected to contribute to a decarbonisation pathway in the commercial real estate sector, such as the pace of electrification of building equipment and central services, decarbonisation of the grid through increased renewable generation, and expected energy demand. We calculated the target as a 59% reduction in emissions intensity (kgCO2-e/m² net lettable area) by 2030 from a 2022 baseline, based on the decarbonisation pathway laid out in the IEA NZE scenario. How we calculate our emissions intensity metric Our Commercial Real Estate (offices) physical emissions intensity is calculated by taking the TCE weighted average emissions intensity for in-scope facilities. Each in-scope facility’s emissions intensity is multiplied by its weight in Westpac’s in-scope lending portfolio for the sector to determine the weighted average emissions intensity. — Scope 1 and 2 Emissions for our customer’s facilities is based on information collected on, or disclosed by customers, where available. — Where customer data was not available we have applied a proxy value determined from the National Australian Built Environment Rating System (NABERS) rating register for Australian customer facilities, or the New Zealand Green Building Council for New Zealand customer facilities. The Australian proxy value estimates the emissions intensity of the “below average” assets (with a rating between 0 and 4.5 Stars) from the NABERS rating register, and calculates the area-weighted average emission intensity. For the New Zealand proxy, we have used a value obtained from the NZ Green Building Council, based on the NABERSNZ benchmarking report from 2013. FY23 Updates to the target — Expanded the boundary to include a lower lending threshold from $75m to $5m. — The baseline year has been moved from 2021 to 2022, with the same decarbonisation trajectory resulting in an adjustment to a 59% reduction from a 2022 base year (rather than a 62% reduction from the previous 2021 baseline). — The base year had to be adjusted to 2022 due to data availability for the expanded sector boundary. Important dependencies — A significant part of the reduction is expected through grid decarbonisation, with additional contributions from onsite renewable energy and energy efficiency. We expect additional reductions from providing finance for customers as they develop and implement their transition plans. — Many of our large corporate customers are progressing towards achieving net-zero carbon for their office portfolios. — As the boundary has been expanded, we have captured more customers and are working on our engagement plan to determine how we can support their transition journey. — There are limitations in the availability of data for this sector, requiring the use of proxy data (e.g. over 50% of TCE our 2022 baseline required proxy data). Addressing these challenges will be essential to demonstrate decarbonisation achieved at the asset level. Key actions to meet our 2030 target — Provide finance for renewable energy or energy efficiency projects implemented by customers which are consistent with Westpac’s Sustainable Finance Framework. — Engage with customers as they develop their emissions reduction plans. COMMERCIAL REAL ESTATE BASELINE AND TARGET (kgCO₂-e/m²) 0 10 20 30 40 50 60 70 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2022 baseline 2030 target IEA NZE Scenario1 60 25 1 Indicative pathway derived from 2020 & 2030 datapoints from the 2021 IEA report. Our portfolio emissions intensity reduction is not anticipated to be linear. 76 WESTPAC GROUP 2023 CLIMATE REPORT

Residential Real Estate Residential buildings are responsible for around 24% of Australia’s electricity use and more than 10% of carbon emissions1 .. As Residential Real Estate is our largest lending portfolio, it comprises a significant portion of Westpac’s financed emissions. While decarbonising Australia’s electricity grid is the most important factor for reducing residential emissions, customers can also reduce their carbon footprint including by electrification of gas appliances, home retrofits and installation of rooftop solar and batteries. RESIDENTIAL REAL ESTATE 2030 TARGET 2030 Target 56% reduction in Scope 1 and 2 emissions intensity by 2030 from a 2022 baseline (as at Aug 2022). That is 15 kgCO2-e/m² by 2030. Metric Sector-specific emissions intensity for customer’s scope 1 and 2 in-use operational emissions – kgCO2-e (kilograms of carbon dioxide equivalent) per square metre of attributed floor area per annum. Science based reference scenario on which target has been determined Carbon Risk Real Estate Monitor (CRREM) Australia Multi-family homes (MFH) scenario, 2023. Scenario assumptions — The CRREM pathways have been developed in partnership with the Science Based Targets Initiative (SBTi) as part of a technical collaboration to provide 1.5C in-use emissions decarbonisation pathways for the buildings sector. — CRREM has derived country-specific carbon reduction pathways by downscaling the IEA NZE 2050 scenario. — The assumed rate of grid decarbonisation appears to be conservative compared to the rate of expected actual grid decarbonisation in Australia. Sector boundary Australian Mortgages, including investment loans. The target boundary includes scope 1 (excluding fugitive and LPG emissions) and Scope 2 emissions, scope 3 emissions are excluded. Further exclusions: — Mortgages on vacant land — Equity access loans — Construction loans Setting our target We have used the Sectoral Decarbonisation Approach (SDA) methodology to set our target. This methodology is based on determining a Westpac portfolio physical intensity forecast from the baseline and converging with the reference pathway average intensity in 2050. This approach is in line with industry practice for setting targets in the residential mortgages sector. How we calculate our emissions intensity metric The calculation was done using the following steps: 1. Sourced energy consumption data from the Australian Energy Regulator (AER) and emissions factors for electricity and gas from the NGER Measurement Determination. 2. Sourced floor area for the majority of our portfolio from external providers. Where floor area is unknown, it has been estimated using portfolio averages by state and dwelling type. 3. Converted energy consumption data into consumption per m² for both electricity and gas. 4. Calculated emissions by multiplying floor area against emissions factors on a m² basis. 5. Attributed customer emissions and attributed floor area via attribution factor that are calculated based on the outstanding loan value divided by the value of the security at origination (or market value if applicable). 6. Calculated emissions intensity of our residential mortgages portfolio by dividing total attributed emissions by total attributed floor area. Westpac’s baseline emissions intensity may not be directly comparable with CRREM due to differences in methodologies and assumptions. 1 https://www.energy.gov.au/government-priorities/buildings/residential-buildings 77 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

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APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY

RESIDENTIAL REAL ESTATE 2030 TARGET	
Important dependencies	— A significant portion of this reduction is expected to be achieved through grid decarbonisation. — Sector decarbonisation actions such as electrification, rooftop solar and home retrofits will also reduce emissions intensity. — To achieve a low-carbon buildings sector, appropriate policy measures are needed from the Federal Government and the state and territory governments. — There are challenges around data availability in this sector resulting in a high use of proxies. Increased availability and uptake of measures such as energy efficiency ratings (e.g. NatHERS) will enable homeowners to better understand their decarbonisation opportunities, and enable banks to improve portfolio data quality.
Key transition actions	— Develop a product proposition to support customers improve the energy efficiency of their homes. — Continue to provide consumer finance for renewable energy initiatives in homes. — Engage with industry and government to identify further opportunities for developing products and services to support customer decarbonisation, such as electrification of heating and cooking appliances.

RESIDENTIAL REAL ESTATE MORTGAGES BASELINE AND TARGET (kgCO_2-e/m^2)


60
50
40
30
20
10
34.6
15.2
FY22
FY23
FY24
FY25
FY26
FY27
FY28
FY29
FY30
2022 baseline
2030 target
CRREM Australia Multi-family homes (MFH) Scenario

Agriculture We have set separate Agriculture targets for Australia and New Zealand. Two drivers for this are the different commodity profiles between Australia and New Zealand different legislative environments. Agriculture – Australia Agriculture underpins Australia’s rural communities, as well as our food security. The sector is also a large producer of emissions, contributing around 15% of Australian’s total emissions in 2021, excluding land-use, land-use change and forestry (LULUCF)1 .. Reducing emissions from agriculture is therefore important for the sector and our emission reduction ambitions. The industry is already leading efforts to decarbonise with both Meat & Livestock Australia and Dairy Australia setting 2030 emissions reduction targets. As part of our Agriculture targets, we are committed to no deforestation, which provides for no further conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets. 1 https://www.dcceew.gov.au/sites/default/files/documents/national-inventory-report-2021-volume-1.pdf DAIRY (AUSTRALIA) 2030 TARGET 2030 Target 10% reduction in scope 1 land management emissions intensity (tCO2-e/t of FPCM) from a 2021 baseline. Metric Sector-specific emissions intensity for client’s scope 1 emissions related to land management tCO2-e (tonnes of carbon dioxide equivalent) per tonne of Fat Protein Corrected Milk (FPCM)². FPCM is milk corrected for its fat and protein content to a regional standard. Science based reference scenario on which target has been determined Science Based Target initiative (SBTi) Forest, Land and Agriculture (FLAG) Oceania Dairy Commodity Land Management pathway, 2022 Scenario assumptions — Emissions reductions will follow different pathways for major agricultural commodities and regions. — Emissions reduction pathways are distinct for three emissions categories (Land management, land use change and removals) — Agricultural production increases to 2050 (per SBTi FLAG Guidance) — SBTi FLAG pathways are within the IPCC greenhouse gas budgets for CO2, methane and nitrous oxide. — There will be no further conversion of natural forest to agricultural land use within farming systems after 31 December 2025. Sector boundary Commercial relationship-managed and institutional agriculture customers with TCE ≥ $1.5 million. Commercial relationship-managed customers are those whose banking needs are looked after by designated Relationship Managers. ANZSIC (1993) code used for scope: 0130 Dairy Cattle Farming Inclusions: Scope 1 land management emissions which include biogenic methane from ruminant livestock, emissions from nutrient management, manure management and fertiliser use. Exclusions: — Scope 1 emissions relating to land-use change and removals due to data limitations. — Scope 2 and 3 emissions are not in the reference scenario and are therefore excluded from our targets. Setting our target We calculated our Dairy target as a 10% reduction in emissions intensity (tCO2-e/t of FPCM) by 2030 from a 2021 baseline based on the emission reduction modelled for the same period in the Land Management pathway from SBTi FLAG for Dairy (commodity), Oceania (region). 2 https://www.journalofdairyscience.org/article/S0022-0302(20)30142-9/pdf#:~:text=FPCM%20(kg)%20%3D%20milk%20production,%C3%97%20 protein%20(%25)%20%2B%200.2534%5D 79 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY DAIRY (AUSTRALIA) 2030 TARGET How we calculate our emissions intensity metric We have used the following data to generate an emissions intensity: 1. Obtain state emissions data for dairy from Australia’s National Greenhouse Accounts (NGA). 2. The emissions data is converted into an emissions intensity by using state milk production from the Australian Bureau of Agriculture and Resource Economics and Sciences (ABARES), converted to fat and protein corrected milk (FPCM). 3. These state-based emissions intensities are applied to each customer based on their state location and weighted by their contributions to total portfolio TCE. 4. Emissions baseline is the sum of weighted emissions intensities from customers. Baseline emissions intensity is derived from the best available data and may not be directly comparable with the SBTi FLAG Oceania (Australian and New Zealand) baseline due to differences in methodologies, inputs and assumptions. As we continue our customer engagement, we will seek to improve data quality along with our emissions intensity calculations. Important dependencies — Emission reductions largely depend on efficiency and productivity improvements in agricultural production systems. — Feed supplements may provide the primary means of methane reduction for livestock. While this technology is still maturing, it is gradually reaching commercial viability. — Seasonal variation and phased technology uptake may result in a non-linear path to target. Key transition actions — Engage with industry groups and representatives to identify collaboration opportunities such as support and investment in emissions reduction technology and data capture. — Engage with customers on opportunities for emissions reductions and efficiency, as well as our commitment to no deforestation. DAIRY AUSTRALIA BASELINE AND TARGET (tCO₂-e/t OF FPCM) 0.8 1.0 1.2 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2030 target SBTi FLAG Oceania Dairy Commodity Land Management Pathway 1.04 0.93 80 WESTPAC GROUP 2023 CLIMATE REPORT

BEEF AND SHEEP (AUSTRALIA) 2030 TARGET 2030 Target 9% reduction in scope 1 land management emissions intensity (tCO2-e/t of FW) from a 2021 baseline. Metric Sector-specific emissions intensity for client’s scope 1 emissions related to land management tCO2-e (tonnes of carbon dioxide equivalent) per tonne of Fresh Weight (FW) of carcass, where carcass is defined as animal meat, fresh, chilled or frozen, with bone in. Science based reference scenario on which target has been determined Science Based Target initiative (SBTi) Forest, Land and Agriculture (FLAG) Oceania Beef Commodity Land Management pathway, 2022 Scenario assumptions — Emissions reductions will follow different pathways for major agricultural commodities and regions. — Emissions reduction pathways are distinct for three emissions categories (Land Management, Land Use Change and Removals) — Agricultural production increases to 2050 (per SBTi FLAG Guidance) — SBTi FLAG pathways are within the IPCC greenhouse gas budgets for CO2, methane and nitrous oxide. — There will be no further conversion of natural forest to agricultural land use within farming systems after 31 December 2025. Sector boundary Commercial relationship-managed and institutional agriculture customers with TCE ≥ $1.5 million. Includes those whose banking needs are looked after by designated Relationship Managers. ANZSIC (1993) codes used for scope: 0125 Beef Cattle Farming, 0124 Sheep Farming, 0123 Sheep-Beef Farming and 0122 Grain-Sheep and Grain-Beef Cattle Farming Inclusion of sheep: It was deemed appropriate to include sheep farming into our target despite SBTi FLAG not having a sheep-specific pathway. Sheep farming contributes materially to Australia’s overall agricultural emissions at approximately 19%, and our assessment indicates the emissions profiles between cattle and sheep are similar1 .. Livestock enteric (methane) emissions reduction opportunities do not distinguish between sheep and beef2. Other inclusions: Scope 1 land management emissions which include biogenic methane from ruminant livestock and also include emissions from nutrient management, manure management, and fertiliser use. Exclusions: — Scope 1 emissions relating to land-use change and removals due to data limitations. — Scope 2 and 3 emissions are not included in the reference scenario selected for target setting and are therefore excluded from our targets. Setting our target We calculated our Beef/Sheep target as a 9% reduction in emissions intensity (tCO2-e/t of FW) by 2030 from a 2021 baseline, based on the emission reduction modelled for the same period in the Land Management pathway from SBTi FLAG for Beef (commodity), Oceania (region) (see Sector Boundary section above for further information about the inclusion of sheep). How we calculate our emissions intensity metric We have used the following data to generate an emissions intensity: 1. Obtain state emissions data for beef and sheep from Australia’s National Greenhouse Accounts (NGA). 2. The emissions data is converted to an emissions intensity by using Australian meat production for beef and sheep from the Australian Bureau of Agriculture and Resource Economics and Sciences (ABARES), apportioned to state production by the count of animals for each state and territory in the Activity Tables used by the NGA. 3. These state-based emissions intensities are applied to each customer based on their state location and weighted by their contributions to total portfolio TCE. 4. Emissions baseline is the sum of weighted emissions intensities from customers. As we continue engaging with customers, we will seek to address data limitations and improve our emissions intensity calculation. Important dependencies — Emissions reductions to 2030 largely depend on efficiency and productivity improvements in agricultural production systems (e.g. reducing time to slaughter). — Seasonal variation and phased technology uptake may result in a non-linear path to target. 1 Page 6. Wiedemann, S & Dunn, J. (2021). V.SCS.0016 Carbon accounting technical manual. https://www.mla.com.au/globalassets/mla-corporate/ research-and-development/program-areas/environment-and-sustainability/carbon-accounting-technical-manual.pdf 2 Page 10. Black, J. et al (2015). B.CCH.6000 National Livestock Methane Program – National Needs and Gaps Analysis. https://www.mla.com.au/ contentassets/04a0c98b7dc140edbf1cea681a2757ba/b.cch.6000_final_report.pdf 81 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

82 **WESTPAC GROUP** 2023 CLIMATE REPORT

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY

BEEF AND SHEEP (AUSTRALIA) 2030 TARGET	
Key transition actions	— Engage with industry groups and representatives to collaboration opportunities such as support and investment in emissions reduction technology and data capture. — Engage with customers on opportunities for emissions reductions and efficiency, as well as our commitment to no deforestation.

BEEF AND SHEEP BASELINE AND TARGET (tCO_2-e/t OF FW)



25
20
15
21.73
19.85
FY21
FY22
FY23
FY24
FY25
FY26
FY27
FY28
FY29
FY30
2021 baseline
2030 target
SBTi FLAG Oceania Beef Commodity Land Management Pathway

Agriculture – New Zealand

Agriculture plays a vital role in New Zealand's economy yet also contributes around half of the country's total gross emissions[1].

Reducing emissions from agriculture is important for New Zealand but also for the sector to remain globally competitive.

As part of our Agriculture targets, we are committed to no deforestation, which provides for no further conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets.

1 https://environment.govt.nz/publications/new-zealands-greenhouse-gas-inventory-1990-2020-snapshot/

DAIRY (NEW ZEALAND) 2030 TARGET 2030 Target 10% reduction in Scope 1 land management emissions intensity (tCO2-e/t of FPCM) by 2030, from a 2021 baseline. Metric Sector-specific emissions intensity for client’s scope 1 emissions related to land management tCO2-e (tonnes of carbon dioxide equivalent) per tonne of Fat Protein Corrected Milk (FPCM). FPCM is milk corrected for its fat and protein content to a regional standard. Science based reference scenario on which target has been determined Science Based Target initiative (SBTi) Forest, Land and Agriculture (FLAG) Oceania Dairy Commodity Land Management pathway, 2022 Scenario assumptions — Emissions reductions will follow different pathways for major agricultural commodities and regions. — Emissions reduction pathways are distinct for three emissions categories (Land Management, Land Use Change and Removals) — Agricultural production increases to 2050 (per SBTi FLAG Guidance) — SBTi FLAG pathways are within the IPCC greenhouse gas budgets for CO2, methane and nitrous oxide. — There will be no further conversion of natural forest to agricultural land use within farming systems after December 2025. Sector boundary Relationship-managed agribusiness customers with TCE ≥ NZ$1.0 million. Scope 1 land management emissions which include biogenic methane from ruminant livestock and emissions from nutrient management, manure management and fertiliser use. ANZSIC (2006) codes in scope 0160 Dairy Cattle Farming Exclusions: — Scope 1 emissions relating to land-use change and removals due to data limitations, as data availability improves these exclusions will be reviewed. — Scope 2 and 3 emissions are not included in the reference scenario and are therefore excluded from our targets. Setting our target We calculated our Dairy target as a 10% reduction in emissions intensity (tCO2-e/t of FPCM) by 2030 from a 2021 baseline, based on the emission reduction modelled for the same period in the Land Management pathway from SBTi FLAG for Dairy (commodity), Oceania (region). How we calculate our emissions intensity metric Calculated using regional emissions data provided by a third party, who collects and calculates on-farm emissions for a representative proportion of New Zealand farms. Regional emissions data was measured against regional production data (provided by Dairy NZ) to arrive at a regional intensity target. The regional emission intensity was the respective 75th percentile (those who emit more than the average) for each region. This adjustment was done to take a precautionary approach to balance the potential for emissions efficient and productive farms being overrepresented in the regional emissions and production data used. These calculated regional emissions intensities were applied to each customer based on their respective regional location and weighted by their contribution to portfolio TCE. As we continue engaging with customers, we will seek to address data limitations and improve our emissions intensity calculation and progress reporting. Important dependencies — Obtaining detailed farm-level emissions data is an enabler and a focus in FY24. — Emission reductions largely depend on efficiency and productivity improvements in agricultural production systems. — Seasonal variation and technology uptake may affect farm practices meaning the path to our target is unlikely to be linear. Key transition actions — Leverage WNZL’s Sustainable Farm Loan to provide financing for emissions reduction practices in dairy, beef and sheep farming. — Engage with customers with over NZ$1m of TCE on opportunities for emissions reductions and efficiency. — Engage with key industry groups and public sector on sector-specific climate change legislation. 83 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX III. NZBA SECTOR LENDING TARGETS METHODOLOGY DAIRY NZ BASELINE AND TARGET (tCO₂-e/t OF FPCM) 0.6 0.8 1.0 1.2 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2030 target SBTi FLAG Oceania Dairy Commodity Land Management Pathway 0.83 0.75 BEEF AND SHEEP (NEW ZEALAND) 2030 TARGET 2030 Target 9% reduction in Scope 1 land management emissions intensity (tCO2-e/t of fresh weight) by 2030, from a 2021 baseline Metric Sector-specific emissions intensity for client’s scope 1 emissions related to land management tCO2-e (tonnes of carbon dioxide equivalent) per tonne of Fresh Weight (FW) of carcass, where carcass is defined as animal meat, fresh, chilled or frozen, with bone in. Science based reference scenario on which target has been determined Science Based Target initiative (SBTi) Forest, Land and Agriculture (FLAG) Oceania Beef Commodity Land Management pathway, 2022 Scenario assumptions — Emissions reductions will follow different pathways for major agricultural commodities and regions. — Emissions reduction pathways are distinct for three emissions categories (land management, land use change and removals) — Agricultural production increases to 2050 (per SBTi FLAG Guidance) — SBTi FLAG pathways are within the IPCC greenhouse gas budgets for CO2, methane and nitrous oxide. — There will be no further conversion of natural forest to agricultural land use within farming systems after December 2025. Sector boundary Relationship-managed agribusiness customers with TCE ≥ NZ$1.0 million. Scope 1 land management emissions which include biogenic methane from ruminant livestock and also include emissions from nutrient management, manure management and fertiliser use. ANZSIC (2006) in scope: 0141 Sheep Farming, 0142 Beef Cattle Farming, 0143 Beef Cattle Feedlots, 0144 Sheep-Beef Cattle Farming Inclusion of sheep: It was deemed appropriate to include sheep farming into our target despite SBTi FLAG not having a sheep-specific pathway. Our assessment indicates the emissions profiles between cattle and sheep are similar. Livestock enteric (methane) emissions reduction opportunities do not distinguish between sheep and beef. Sector boundary (continued) Sheep have very similar emission profiles as beef and are farmed on similar farm systems in New Zealand. Exclusions: — Scope 1 emissions relating to land-use change and removals due to data limitations, as data availability improves these exclusions will be reviewed. — Scope 2 and 3 emissions are not included in the reference scenario and are therefore excluded from our targets. 84 WESTPAC GROUP 2023 CLIMATE REPORT

BEEF AND SHEEP (NEW ZEALAND) 2030 TARGET Setting our target We calculated our Beef and Sheep target as a 9% reduction in emissions intensity (tCO2-e/t of FW) by 2030 from a 2021 baseline, based on the emission reduction modelled for the same period in the Land Management pathway from SBTi FLAG for Beef (commodity), Oceania (region) (see Sector Boundary section above for further information about the inclusion of sheep in this target). How we calculate our emissions intensity metric Calculated using regional emissions data provided by a third party, who collects and calculates on-farm emissions for a representative portion of New Zealand farms. The regional emissions data was converted into emissions intensity by using regional production data from statistics NZ. The regional production data included total sheep and cattle fresh weight and an estimate for the amount of dairy cattle is subtracted from this. These calculated regional emissions intensities were applied to each customer based on their respective regional location and weighted by their contribution to portfolio TCE. As we continue engaging with customers, we will seek to address data limitations and improve our emissions intensity calculation and progress reporting. Important dependencies — Obtaining detailed farm-level emissions data is an enabler and a focus in FY24. — Emission reductions largely depend on efficiency and productivity improvements in agricultural production systems. — Seasonal variation and technology uptake may affect farm practices meaning the path to our target is unlikely to be linear. Key transition actions — Leverage WNZL’s Sustainable Farm Loan to provide financing for emissions reduction practices in dairy, beef and sheep farming. — Engage with customers with over NZ$1m of TCE on opportunities for emissions reductions and efficiency. — Engage with key industry groups and public sector on sector-specific climate change legislation. BEEF AND SHEEP NZ BASELINE AND TARGET (tCO₂-e/t OF FRESH WEIGHT) 15 20 25 FY21 FY22 FY23 FY24 FY25 FY26 FY27 FY28 FY29 FY30 2021 baseline 2030 target SBTi FLAG Oceania Beef Commodity Land Management Pathway 19.4 17.6 85 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX IV. FINANCED EMISSIONS METHODOLOGY 1 Introduction 1.1 Overview Financed emissions are the indirect greenhouse gas (GHG) emissions attributable to financial institutions associated with their financing and investment activities. For Westpac, these are the GHG emissions of our lending to customers (currently, primarily their scope 1 and 2 emissions), including the emissions associated with the activities of institutional, commercial and small and medium business customers along with the emissions associated with household energy use of retail mortgage customers. This document outlines the methodologies used to estimate our financed emissions in FY23, including the key assumptions, data sources, and limitations. Estimating financed emissions is fundamental to the Group’s ambition to become a net-zero, climate resilient bank. This is because reducing our financed emissions is the most significant impact we can have on addressing climate change. Measuring our financed emissions is key in delivering on our commitment to the Net-Zero Banking Alliance (NZBA), helping to identify our most emissions-intensive sectors and where we should prioritise our efforts. At the same time, the approach to estimating financed emissions for the entire Group lending portfolio is necessarily different to the approach applied to estimating financed emissions for some of our sector-level targets. Refer to the NZBA 2030 sector lending targets – details and methodology section in this Appendix for more information on our emission reduction targets within the NZBA priority sectors, along with how we arrived at each. 1.2 Approach to estimating our financed emissions Since FY21, Westpac has estimated and disclosed its financed emissions in key lending portfolios and each subsequent year we have worked to improve the quality of our estimates. In FY23, we have calculated our financed emissions for three broad asset classes: 1. Business, commercial and institutional lending 2. Commercial real estate 3. Residential mortgages The methodologies used for these asset classes were informed by principles in the Partnership for Carbon Accounting Financials (PCAF)’s Global GHG Accounting and Reporting Standard: Part A – Financed Emissions 2nd edition (the PCAF Standard). We have sought to align with the PCAF Standard wherever possible although we have deviated in some instances to account for local applicability of certain approaches, the availability of data, and other commercial considerations, as highlighted further within this document. At the date of publication, Westpac is not a signatory to the PCAF Standard. Informed by the PCAF Standard, we have used various approaches to estimate our financed emissions for each asset class. These approaches were selected as we seek to align with available data for customers and for their sectors. We have prioritised available data in accordance with the data hierarchies set out within this methodology, which are based upon the data quality scorecards within the PCAF Standard, for each asset class. For FY23, we excluded the following from our financed emissions estimation due to considerations of materiality (e.g., small in the context of our total lending), data limitations, and lack of appropriate methodologies: — non-mortgage personal lending (e.g., personal loans and credit cards), — businesses in our Specialist Businesses segment as they have either been sold (with the transaction not yet complete) or we are planning their exit, — equity investments and the operations of our wealth management business, — lending in our Fiji and PNG operations, — lending to Governments and Government-owned entities, and — investments in our significant liquidity portfolio (mostly Government securities). While we estimate financed emissions for project finance we do not use the specific methodology for these facilities. For the purposes of estimating financed emissions, we have excluded equity investments and the operations of our wealth management business, as we believe these not to be material. Following business exits completed over recent years, Westpac no longer has material funds management or insurance businesses. Similarly, we no longer operate a large financial advice business. The Group has a small funds management business in New Zealand, but this is not material to the Group. The Group continues to operate a large funds administration business however the entity in question has no beneficial interest in the investments that it administers, nor does it provide financial advice to users of the administration platform in question. Westpac has a small number of direct equity investments including through its venture capital fund but these are also not material in the context of the Group. SCOPE 3 FINANCED EMISSIONS ESTIMATION 86 WESTPAC GROUP 2023 CLIMATE REPORT

Facilitated emissions: Our financed emissions calculations do not include estimates for facilitated emissions, being emissions attributable to us through activities that we may help originate or support but for which there is no current exposure. This includes certain debt capital markets activity such as the origination of corporate bonds. These have been excluded as agreed methodologies for estimating the associated emissions of these instruments were not readily available by the end of FY23. We will review our approach to facilitated emissions as relevant guidance, industry practice and methodologies mature. In FY23, we updated our approaches for improved data collection and to better align with both the PCAF Standard, where appropriate, and the separate methodology applied to calculate estimated financed emissions for our emissions reduction targets and baselines within the NZBA priority sectors. Comparing emissions data over time: At this point in time, caution should be taken when comparing our financed emissions results from year to year while our methodology matures. Changes to methodologies and underlying data (refer to the Data Sources section in the methodology for each asset class) may change the estimated financed emissions results and impact comparability over time. Changes could include changing data sources, company and property data, sector allocations, exchange rates, emissions factors, and financial ratios. Methodology changes are also possible as more analysis is completed on sectors and sub-sectors to better understand emissions and refine methodologies. Our financed emissions estimates are based on the best available data at a point in time taking into consideration the factors above. However, with different methodologies, and more timely data points, different results for a particular sector may occur over a time series, making comparison of the raw results difficult. Independent assurance: We have obtained independent limited assurance over our Group financed emissions estimates for FY23. Refer to the Assurance Report on page 45. We highlight any material deviations between our Group financed emissions estimation methodologies and both the approaches applied to estimating financed emissions for some of our sector-level targets and the PCAF Standard below, where relevant. 1.3 Data As indicated within the data hierarchies set out within this document, we prioritise available data from the most recent time periods relevant to our estimate calculations, supplemented by estimates and assumptions where applicable. As data quality varies across portfolios and sectors, in some instances we need to use proxy data to estimate emissions totals. The following is a discussion of our major data elements and factors that may impact our estimates – while it includes inherent challenges and limitations with these data, it is not an exhaustive list. 1 Data for this measure is at 31 August 2023. 2 A part of the New Zealand Commercial Real Estate portfolio data is at 30 June 2023. Measures of lending: For the purposes of estimating financed emissions, we use two different metrics to measure our lending to customers across our portfolios: — for our residential mortgages lending, we use outstanding loan balance1 .. — for our business, commercial and institutional lending, including loans secured by commercial real estate2, we use Total Committed Exposure (TCE)1 .. Collectively, these are termed our “lending” to customers in this Appendix. Refer to Glossary in this Appendix for more information on TCE. Our approach of using outstanding loan amount for residential mortgages aligns with the approach recommended in the PCAF Standard for the ‘Mortgages’ asset class. Our approach of using TCE is a conservative deviation from the approach recommended in the PCAF Standard of using the on-balance sheet outstanding loan amount for the ‘Business loans’ asset class. We consider TCE a more comprehensive approach, reflecting our decisions to extend credit to customers. It also allows better long-term measurement of our financed emissions as it avoids potential volatility due to customers’ use of their facilities. However, all else being equal, using TCE is likely to lead to higher emissions estimates given the inclusion of undrawn amounts in this metric. Timing of data: While we seek to use the most recent data in our estimates, we often need to apply data from different time periods depending on availability. For example, we use lending data at 31 August 20232 whereas emissions factors, emissions intensities, company financials, and other data may be from an earlier period if more up-to-date data has not yet been reported at a customer or sector level. In our disclosures, we identify the applicable time periods for relevant input data. Data quality: We evaluate the data quality of various data inputs in each asset class using Data Quality Scores based on the data quality scorecards within the PCAF Standard. These Data Quality Scores reflect the level of uncertainty in the data inputs using a scale of 1 to 5, with the lowest scores assigned to relatively more accurate and specific company/property-level inputs and the highest scores assigned to less specific inputs that are reliant more on assumptions and proxy data such as industry averages. Over time we are aiming to lift the quality and availability of our data and improve our PCAF data quality scores across our asset classes. Industry classification codes: We use ANZSIC codes to identify customers’ primary business activities and sectors that they are involved in. Using ANZSIC codes has limitations, however, as: — it relies on the on-going applicability of the ANZSIC codes designated during the onboarding process; — it may not be reflective for diversified businesses, or where a business may have transitioned from one sector over time or as a result of corporate transactions such as acquisitions or divestments; — where diversified customers are allocated to a specific ANZSIC sector, the estimated emissions may not be reflective of the actual business activities and therefore be under- or overstated; and, 87 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX IV. FINANCED EMISSIONS METHODOLOGY — it necessitates mapping ANZSIC to NZSIOC codes for the purposes of applying sector-level economic intensity emissions factors for New Zealand customers. For many sectors, we can then proceed with a relevant estimation approach and apply sector-level economic intensity emissions factors and sector-level financial ratios at an ANZSIC code level. Where we are unable to do so, we apply relevant approaches, factors and/or ratios on a ‘sector best-fit approach’ to ANZSIC classification. Property-level information: We are unable to readily obtain property-level emissions or energy consumption data for most residential or commercial properties. Similarly, energy efficiency data for buildings is not readily available for most properties against which lending is secured. Accordingly, we apply regional averages and/ or other regional proxy data to estimate the emissions for these properties. Given Westpac’s portfolio is geographically diversified, the use of proxy data is expected to yield representative aggregate results. Exchange rates: Where financial data used in our financed emissions estimations is denominated in a currency other than Australian Dollars, it is converted into Australian Dollars using a spot exchange rate at the end of the period. Materiality and reasonableness: In estimating financed emissions we use approaches that we believe are both feasible and reasonable – while having regard to the desire to remain as consistent as possible with the PCAF Standard. At times, we may have the option of using more granular information or using more detailed methodologies. However, we are cognisant that using more detailed information may not yield materially improved results and in fact may introduce more risks though complexity of calculations and additional time into our processes that cannot be justified. In making these decisions we consider the PCAF Standard, data quality, and complexity of models and calculations (and associated risk), and materiality (e.g., whether it is appropriate to undertake a more detailed analysis of a sector if the related lending is immaterial to the Group). We also take into consideration that Westpac’s loan portfolio across Australia and New Zealand is relatively representative geographically, demographically and across industries. For example, the use of industry averages may often produce better results than aggregating a company-by-company analysis. 1 We deviate from the PCAF Standard in that we do not use property value at origination, as we consider the valuation at the most recent credit assessment event to be more representative. 2 Grouping approach applied to Australian residential mortgages portfolio due to data limitations. Financed emissions for the New Zealand residential mortgages portfolio are calculated on a property-by-property basis without grouping the properties together (effectively each property is considered as its own group). 1.4 Looking ahead We will continue to develop the estimation of our financed emissions as new and better data emerges, and estimation methodologies evolve. This will include: — keeping up-to-date on standards, guidance and industry approaches (including changes in the NZBA guidelines); — sourcing more accurate and/or granular customer- and/ or property-level energy consumption, production data, reported emissions, and company financial data; and, — reviewing and refining our assumptions, calculations, and processes. As part of this process (and consistent with our strategy of collaborating for impact) we will continue to advocate for publicly available emission factors for industry sectors and for the further development and standardisation of standards and methodologies that will assist stakeholders to compare results across companies, sectors and geographies. In turn, this will assist us to better understand industry emissions profiles which will help us in pursuing our ambition to become a net-zero, climate resilient bank. 2 Methodology 2.1 Residential Mortgages We estimate the financed emissions associated with our retail residential mortgage lending in Australia and New Zealand. This includes on-balance sheet loans to owner-occupiers and investors for the purchase and refinancing of residential property, including apartments, houses as well as multi-family dwellings with a small number of units. We estimate the scope 1 and 2 emissions associated with the properties held as security against these loans and then aggregate these estimates to determine portfolio emissions. For each property we determine our share of estimated emissions using an attribution factor. That factor is the ratio of the loan amount over the property value, and adjusting the ratio if multiple properties are linked to the same loan. We measure the property value as the value at the most recent credit assessment event1 (e.g., when the loan was opened, increased, renewed, refinanced, or extended). At a high-level, total financed emissions for these portfolios are calculated by grouping properties with similar building and geographic characteristics2 and aggregating the product of the estimated emissions for each group of properties across the portfolio and the attribution factor for each group. 88 WESTPAC GROUP 2023 CLIMATE REPORT

Emissions are estimated in accordance with the following data hierarchies: TABLE 23: DATA QUALITY SCORES AND ASSOCIATED ESTIMATION METHODOLOGIES FOR RESIDENTIAL MORTGAGES DATA QUALITY SCORE ESTIMATION METHODOLOGY 1 and 2 Emissions are estimated based on actual property energy consumption (i.e., metered data) and supplier-specific emissions factors (Data Quality Score of 1) or average emissions factors (Data Quality Score of 2) specific to the respective energy source. This approach was not applied to any properties in our mortgage portfolios due to the limited availability of property energy consumption data. 3 Emissions are estimated based on estimated property energy consumption per unit of floor area (based on official building energy labels) and average emission factors specific to the respective energy source. This approach was not applied to any properties in our mortgage portfolios due to the limited availability of official building energy labels data for residential properties. 4 Emissions are estimated based on estimated property energy consumption per unit of floor area (based on building type and location-specific statistical data) and average emission factors specific to the respective energy source. This approach was applied to the majority of our portfolio where data on property floor area (being either actual floor area recorded or sourced from property market data providers, or the number of bedrooms as a proxy for floor area) and location information were available. Average location-specific energy consumption benchmarks for electricity, natural gas, LPG, as well as wood and coal (for New Zealand only) were applied to estimate total energy consumption. As some benchmarks were expressed in the number of occupants per dwelling, we derived the number of occupants per dwelling from data on the number of bedrooms in each dwelling, where data was available, and location-specific statistics on the average occupants per household and the average number of bedrooms per dwelling. Where deemed appropriate and where data was available, we also estimated energy consumption by calculating benchmarks on a per unit of floor area basis, based on location-specific property floor area averages, and multiplying them by the property floor area. Emissions were then estimated based on the estimated total energy consumption and location-based emission factors specific to the property and respective energy sources. 5 Emissions are estimated based on estimated property energy consumption per energy type per property (based on property type and location-specific statistical data) and average emission factors specific to the respective energy source. This approach was applied to properties in our mortgage portfolios where only the loan amount and property value were available. Where location information was unavailable, applied energy consumption benchmarks were averaged at the state, regional or national levels, where deemed appropriate (for New Zealand, certain benchmark averages were weighted by population across the islands). Refer to table 11 for the weighted average data quality scores, which are weighted based on lending, as reported for our sectors and portfolios for insight into the relative distribution of estimation methodologies applied in our estimation. Estimated financed emissions for each group of similar properties (based on the characteristics and location of properties in the group) Estimated GHG emissions for property (based on the characteristics and location of properties in the group) Number of properties in the group Total loan amounts outstanding for properties in the group Total property value of properties in the group = x x (attribution factor) 89 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX IV. FINANCED EMISSIONS METHODOLOGY Data sources: Energy consumption benchmarks: — Australian benchmark per-dwelling electricity consumption figures across climate zones and natural gas consumption figures across States were sourced from the Australian Energy Regulator (AER) for June 2021. Benchmark State-level liquefied petroleum gas (LPG) consumption figures were sourced from the Australian Government Department of Industry, Science, Energy and Resources – Australian Energy Statistics (Australian energy consumption, by State and Territory, by industry and fuel type, energy units) for September 2022. — New Zealand benchmark per-dwelling electricity consumption figures across the islands and regions were sourced from the New Zealand Electricity Authority – Residential Consumption Trends for September 2022 to August 2023. — New Zealand benchmark per-dwelling energy demand figures across the islands were sourced from the Energy Use in New Zealand Households – Final Report on the Household Energy End-use Project (HEEP) BRANZ Study Report SR 221 for 2010 (our research did not identify a more recent data source for this benchmark). Further details on the types and relative breakdown of heating used in New Zealand dwellings across the regions were sourced from Stats NZ for 2018 (i.e., New Zealand 2018 Census). Property floor area benchmarks: — Benchmark data on the average floor area of residential dwellings broken down by regions in New Zealand sourced from a property market data provider for 2023. Household and population statistics: — Australian household statistics, including State-level data on dwelling numbers, average occupants, and average bedrooms, were sourced from the Australian Bureau of Statistics (ABS) census reports for 2021. — New Zealand population statistics were sourced from Stats NZ population estimates for 2022. Emissions factors: — Australian emissions factors for the consumption of purchased or acquired electricity at the State level, and the combustion of natural gas and LPG, were sourced from Australian National Greenhouse Accounts Factors for August 2023. — New Zealand emissions factors for the consumption of purchased or acquired electricity at the national level, and the combustion of natural gas, LPG, wood, and coal, were sourced from the New Zealand Government Ministry for the Environment emissions measurement guide for organisations for 2023. 1 Scope 3 analysis limited to customers allocated to the following ANZSIC codes within the Mining sector (1101, 1102, 1200, 1311, 1312, 1313, 1314, 1315, 1316, 1317, 1319, 1411, 1419 and 1420) and Manufacturing sector (2510, 2520, 2531, 2532 and 2721). 2 Total tangible assets are used in place of total equity and debt for customers in certain Agriculture, Forestry, and Fishing sectors in instances where financial data on total tangible assets is available and a reliable attribution factor based on total equity and debt cannot be calculated. Notable exclusions for this asset class: — Home equity loans (HELs) and home equity lines of credit (HELOCs) are excluded from the estimation as these products are closer in nature to consumer loans for general purposes, and represent a small portion of the mortgage book. — Construction loans and renovation loans are excluded from the estimation as the emissions associated with construction and renovation activities would generally be attributable to the companies undertaking the activity, not the homeowner. — Loans for the purchase of vacant land. — Mortgages in regions outside of Australia and New Zealand. — Customers’ scope 3 emissions are excluded. 2.2 Business, commercial and institutional lending We estimate the financed emissions associated with our business, commercial and institutional lending in Australia and New Zealand. This includes customers in the Property sector where lending does not meet the definition of secured lending in the Commercial Real Estate asset class, where a separate methodology is used. We estimate the scope 1 and 2 emissions associated with this lending and then aggregate these estimates across customers and portfolios. We have also estimated scope 3 emissions in certain sectors identified based on the NZBA guidelines. This includes customers in certain mining sectors (including oil and gas extraction) and downstream sectors within manufacturing1 .. We attribute a portion of the estimated emissions for each customer in these portfolios using an attribution factor. The attribution factor is the ratio of our lending over the customer’s company value. Depending on availability of customer financial data, we measure company value as either: the enterprise value including cash (EVIC) for listed companies or private companies’ listed parent company groups; or, the sum of the total equity and debt2 for private companies or their parent company groups. At a high-level, financed emissions for each customer are calculated as the product of the customer attribution factor (or the relevant sector-level financial ratio of company revenue to company value (refer to table 24) multiplied by the sum of our lending to the customer), and the total reported or estimated emissions for each customer (or the relevant sector-level emissions factor). 90 WESTPAC GROUP 2023 CLIMATE REPORT

Emissions are estimated in accordance with the following data hierarchies: TABLE 24: DATA QUALITY SCORES AND ASSOCIATED ESTIMATION METHODOLOGIES FOR BUSINESS, COMMERCIAL AND INSTITUTIONAL LENDING DATA QUALITY SCORE ESTIMATION METHODOLOGY 1 or 2 Emissions are estimated based on customer-specific emissions data, which have been verified by a third-party auditor (Data Quality Score of 1) or are unverified (Data Quality Score of 2). This approach was applied to institutional banking customers in Australia and New Zealand where customer-specific financial data and reported emissions data were available, such as listed customers. This approach was also applied to non-institutional customers in certain Agriculture, Forestry, and Fishing sectors, where reported farm emissions were available. For conservatism, we assumed all sourced emissions data to be unverified and hence not eligible for Data Quality Score 1. 3 Emissions are estimated based on primary activity data for the company’s production and emission factors specific to that primary data. Where customer-specific financial data and production data were available, this approach was applied to estimate scope 1 and 2 emissions for customers in certain Agriculture, Forestry, and Fishing sectors (based on livestock and milk production statistics) and to estimate scope 3 emissions for customers in certain sectors (based on activity data such as tonnes of commodity material mined). 4 or 5 Emissions are estimated based on sector-level economic emissions intensity factors. In instances where customer-specific financial data was available but neither customer-specific emissions nor production data were available, attributed emissions were estimated as the product of our lending, the financial ratio specific to the company or parent group, and a sector-level economic emissions intensity factor (tCO2-e per AUD$ of revenue) (Data Quality Score of 4). In instances where customer-specific financial, emissions or production data was not available, an estimated sector-level financial ratio was applied (Data Quality Score of 5). In both instances, the relevant sector-level ratios and factors were applied on a ‘sector best-fit approach’ ANZSIC classification. In instances where we were unable to reliably source a customer ANZSIC code, we assigned codes that link ratios and factors to all-economy averages of Australia and New Zealand, respectively. Refer to table 11 for the weighted average data quality scores, which are weighted based on lending, for insight into the relative distribution of estimation methodologies applied in our estimation. Estimated financed emissions for each customer Customer GHG emissions (or estimated emissions) Total customer lending Customer company value = x (attribution factor) 91 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX IV. FINANCED EMISSIONS METHODOLOGY Data sources: Reported emissions and activity data: — Customers’ publicly reported scope 1, 2, and 3 emissions where sourced for the latest available periods from a combination of: Australian Clean Energy Regulator NGER Corporate emissions and energy data for 2021-22; financial market data providers; and customers’ publicly reported disclosures. — Customers’ reported activity data was sourced for the latest available periods from a combination of: internal systems based on periodic customer filings of company production data (e.g., milk production statistics, livestock inventory) for certain Agriculture customers; and, customers’ public disclosures (e.g., ounces of gold mined) and financial market data providers for certain customers in the Mining and Manufacturing sectors. Customer financial data: — Customers’ financial data was sourced for the latest available periods from a combination of: internal systems based on periodic customer filings of company financial information; and, financial market data providers. Sector-level emissions factors: — Factors for scope 1 and scope 2 for Australian industry sectors were derived on a per-dollar revenue basis for each sector (i.e., tCO2-e per $ of company revenue) based on publicly available information from a combination of: • Australian Government Department of Agriculture, Water and the Environment – National Greenhouse Accounts – National inventory by economic sector for 2021; • ABS – National inventory by economic sector for 2021; and, • for certain customer subsets in the Agriculture sector: Australian Government Department of Agriculture, Water and the Environment – Agricultural Commodity Statistics for 2022 (series dated 2021); Australian Government Department of Agriculture, Water and the Environment – National Greenhouse Accounts – Paris Agreement Inventory for certain Agriculture sectors for 2021; and, Australian Bureau of Agricultural and Resource Economics (ABARES) Farm Data Portal publicly available data for 2022. — Factors for scope 1 and scope 2 for New Zealand industry sectors were derived based on publicly available information from a combination of: • Stats NZ Greenhouse gas emissions (industry and household) for the year ended 2021 • Stats NZ Annual enterprise survey for the 2022 financial year — Specific emissions factors for scope 1 emissions related to land management per head of livestock in the Australian Agriculture industry were derived for certain livestock types based on the data embedded in the Agriculture – Australia Dairy (Australia) Target methodology (refer to the NZBA 2030 sector lending targets – details and methodology section in this Appendix for further details). — Specific emissions factors for scope 1 emissions related to land management per head of livestock in the New Zealand Agriculture industry were derived for certain livestock types based on publicly available information from a combination of: • New Zealand Government Ministry for the Environment emissions measurement guide for organisations released in 2023 for 2021 data. • Stats NZ Fertilisers – nitrogen and phosphorus statistics for 2021. — Specific emissions factors for downstream scope 3 emissions for non-energy commodities were derived for mining sectors (including oil and gas extraction) and downstream sectors within manufacturing based on reference factors sourced from a combination of: • publicly available Life Cycle Assessment databases. • publicly available industry publications. — In absence of any other available information, scope 3 emissions factors were derived for mining sectors (including oil and gas extraction) and downstream sectors within manufacturing from known revenue figures and reported emissions totals of customers in these sectors. — Sector-level emissions factors were calculated at the most granular ANZSIC (1993) code level, wherever data was available. Where required, emissions factors at a lower granularity were mapped to higher granularity sector codes on a sector best-fit approach ANZSIC classification, and New Zealand NZSIOC sector codes were also mapped to ANZSIC codes. Sector-level financial ratios: — Ratios of company revenue to company value for Australian industry sectors were based on information from a combination of: • financial market data providers’ data for Australian and New Zealand top companies up to August 2023; and, • for certain subsets of customers in the Agriculture sector: Australian Bureau of Agricultural and Resource Economics (ABARES) Farm Data Portal publicly available data for 2022. — Ratios of company revenue to company value for New Zealand industry sectors were derived for each sector based on publicly available data from Stats NZ Annual Enterprise Survey for 2022. 92 WESTPAC GROUP 2023 CLIMATE REPORT

Notable exclusions for this asset class: — Non-mortgage personal lending (e.g., personal loans and credit cards). — Customers and/or accounts where a reliable ANZSIC code could not be identified including those for which Australian Standard Classification of Occupations (ASCO) codes were assigned as industry identifiers. — Lending to Governments and Government-owned entities as identified by certain ANZSIC codes1 .. — Exposures identified as in-scope under the Commercial Real Estate asset class are excluded to avoid double-counting. — Intra-group lending between Westpac entities. 2.3 Commercial Real Estate lending We estimate the financed emissions of our commercial real estate lending in Australia and New Zealand. This includes lending to Australian and New Zealand business, commercial and institutional customers in the Property sector2 that is secured by residential and/or commercial real estate. We estimate the scope 1 and 2 emissions associated with the properties that we hold as security for these loans and then aggregate these for the portfolio. Overall, estimating emissions for commercial real estate is challenging due to limited publicly available property-level emissions and energy data, particularly for smaller properties. Where emissions are not able to be estimated under this methodology due to data limitations, the business lending methodology is applied. We attribute a portion of the estimated (or actual) emissions for each in-scope property based on attribution factors. The attribution factor is the ratio(s) of our customer lending secured by the property over the property value. Where emissions are not able to be estimated under this methodology due to data limitations, the business lending methodology is applied. Depending on data availability, we measure the property value as either: the value recorded at a credit assessment event3 (e.g., when the loan was opened, increased, renewed, refinanced, or extended), noting that due to data limitations this may not necessarily be the latest credit assessment event; the value at a recent sale reported by property market data providers; or, the estimated value based on customer LVR data. 1 As defined by ANZSIC codes under ANZSIC subdivisions 81 (Government Administration) and 82 (Defence). 2 Limited to customers allocated to the following ANZSIC codes within the Property sector (7711, 7712, 7713, 7714, 7715, 7716, 7717, 7718). 3 We deviate from the PCAF Standard in that we do not use property value at origination, as we consider the valuation at the most recent credit assessment event to be more representative. At a high-level, total financed emissions for lending in the Australian portfolio are calculated by aggregating the estimated financed emissions across all included customers. Customer emissions are calculated as the sum of the product of actual or estimated emissions for each property and the attribution factor relevant to each loan secured by that property. Total financed emissions for lending in the New Zealand portfolio are calculated by grouping properties with similar building and geographic characteristics and aggregating the product of the estimated emissions for each group of properties across the portfolio and the attribution factor for each group. 93 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX IV. FINANCED EMISSIONS METHODOLOGY Emissions are estimated in accordance with the following data hierarchies: TABLE 25: DATA QUALITY SCORES AND ASSOCIATED ESTIMATION METHODOLOGIES FOR COMMERCIAL REAL ESTATE LENDING DATA QUALITY SCORE ESTIMATION METHODOLOGY 1 or 2 Emissions estimated based on actual building energy consumption (i.e., metered data) and supplier-specific emissions factors (Data Quality Score of 1) or average emissions factors (Data Quality Score of 2) specific to the energy source. This approach was not applied to any properties due to the limited availability of actual building energy consumption data 3 Emissions are estimated based on estimated building energy consumption per unit of floor area (based on official building energy labels) and average emission factors specific to the respective energy source. This approach was applied to properties recorded as security in our Australian commercial real estate lending where data on property floor area and NABERS rating was available. Emissions for each property were estimated by multiplying the actual or estimated property floor area by the average emissions per unit of floor area that were derived for the property type, region and rating based on the NABERS rating register (average emissions for Retail properties are applied to Industrial properties due to data limitations). 4 Emissions are estimated based on estimated building energy consumption per unit of floor area (based on building type and location-specific statistical data) and average emission factors specific to the respective energy source. This approach was applied to properties recorded as security where data on property floor area (recorded or sourced from property market data providers) and location information were available. Emissions for each property were estimated by multiplying the property floor area by the relevant energy consumption benchmarks and emissions factors appropriate for the location. 5 Emissions are estimated based on estimated building energy consumption per building (based on building type and location-specific statistical data) and average emission factors specific to the respective energy source. This approach was applied to the majority of properties in our Australian and New Zealand commercial real estate lending portfolios where only the loan amount and property value were available. Emissions for each property were estimated by multiplying the estimated property floor area (i.e., property value divided by the relevant market value per square metre) by the relevant energy consumption benchmarks and emissions factors appropriate for the location. Refer to table 11 for the weighted average data quality scores, which are weighted based on lending, for insight into the relative distribution of estimation methodologies applied in our estimation. Estimated financed emissions for each loan secured by property GHG emissions of property (or estimated emissions based on property characteristics and location) Total lending Property value = x (attribution factor) 94 WESTPAC GROUP 2023 CLIMATE REPORT

Data sources: Energy consumption benchmarks: — Residential: • Australian benchmark per-dwelling electricity consumption figures across climate zones and natural gas consumption figures across States were sourced from the Australian Energy Regulator (AER) for June 2021. • Benchmark State-level liquefied petroleum gas (LPG) energy consumption figures were sourced from the Australian Government Department of Industry, Science, Energy and Resources Australian Energy Statistics for September 2022. • New Zealand benchmark per-dwelling electricity consumption figures across the islands and regions were sourced from the New Zealand Electricity Authority for September 2022 to August 2023. • New Zealand benchmark per-dwelling energy demand figures across the islands were sourced from the Energy Use in New Zealand Households – Final Report on the Household Energy End-use Project (HEEP) BRANZ Study Report SR 221 for 2010 (our research did not identify a more recent data source). Further details on the types of heating used in New Zealand dwellings across the regions were sourced from Stats NZ for 2018 (i.e., New Zealand 2018 Census). — Commercial: • Australian buildings’ reported emissions profiles and net lettable area (NLA) figures were sourced from the National Australian Built Environment Rating System (NABERS) ratings register for September 2023. • New Zealand benchmark per-building energy demand figures across the islands were sourced from the Building Energy End-use Study (BEES) Part 1: Final Report BRANZ Study Report SR 297/1 for 2014. Property floor area and value benchmarks: — Residential: • Estimated mean price per square metre measure for Australian properties was derived from a combination of data from ABS – Total Value of Dwellings (mean price of residential dwellings) for June 2023 and ABS – Building Activity (average floor area of new properties) for December 2022. • Estimated mean price per square metre measure for New Zealand properties derived from a combination of data from Stats NZ median floor area of all homes series for December 2022 and median house price data sourced from property market research snapshots for the Residential sector prepared by a property market data provider for August 2022 to July 2023. • Benchmark data on the average floor area of residential dwellings broken down by regions in New Zealand sourced from a property market data provider for 2023. — Commercial: • Estimated mean price per square metre across a range of regions in Australia and New Zealand were derived from a combination of average yield and average gross face rents data sourced from national property market research snapshots for retail, industrial, and office sectors prepared by property market data providers for Q3 2022. Household and population statistics: — Australian household statistics, including State-level data on dwellings numbers, average occupants, and average bedrooms, were sourced from the ABS census reports for 2021. — New Zealand population statistics were sourced from Stats NZ population estimates for 2022. Emissions factors: — Australian emissions factors for the consumption of purchased or acquired electricity at the State level, and the combustion of natural gas and LPG, were from Australian National Greenhouse Accounts Factors for August 2023. — New Zealand emissions factors for the consumption of purchased or acquired electricity at the national level, and the combustion of natural gas, LPG, wood, and coal, were sourced from the New Zealand Government Ministry for the Environment emissions measurement guide for organisations for 2023. Notable exclusions from the estimation of financed emissions for this asset class: — The following commercial property types (where these could be readily identified in the data) were deemed out of scope for the estimation: • freehold hotels and motels; • development lands (residential, industrial, office, and retail); • certain rural farm properties; • land investment subject to ground leases; and, • debenture securities and guarantees. 95 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX V OUR AMBITION: TO BECOME A NET-ZERO, CLIMATE RESILIENT BANK ROADMAP OUR ACTION AREAS KEY TARGETS AND OBJECTIVES1 2022 2023 2024-2025 2026-2030 Net-zero, climate resilient operations — Scope 1 and 2 absolute emissions reduction target of 64% by 2025 and 76% by 2030 from a 2021 baseline • Source the equivalent of 100% global electricity demand from renewable sources by 2025 • Transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrids by 2030 — Scope 3 upstream absolute emissions reduction target of 50% by 2030 from a 2021 baseline — Develop our approach to assessing and managing physical climate risk to our operational sites Update operational targets Work towards meeting 2025 operational targets Work towards meeting 2030 operational targets Perform review of scope 3 upstream emissions reporting Aim to set emissions reduction target for construction and refurbishment work by 2026 Supporting customers’ transition to net-zero and to build their climate resilience — Align our lending portfolio with net-zero by 2050 consistent with a 1.5°C2 pathway in line with our Net-Zero Banking Alliance (NZBA) commitment — NZBA 2030 sector lending targets in carbon intensive sectors, as detailed in the NZBA Guidelines (NZBA priority sectors). For further information refer to our Action Plan — Provide $55bn of lending and $40bn of bond facilitation activities by 2030 that are aligned with our Sustainable Finance Framework — Seek to help customers understand and better respond to the impacts of climate change to support adaptation and resilience Set NZBA 2030 sector lending targets in first five NZBA priority sectors Set NZBA 2030 sector lending targets in additional three NZBA priority sectors Set NZBA 2030 sector lending target in remaining NZBA priority sector Work towards meeting NZBA 2030 sector lending targets. Review target setting in line with NZBA requirements, where data and methodologies allow Develop new positions for upstream oil and gas, thermal coal mining and power generation Update positions. Develop new position for metallurgical coal mining Monitor evolving guidance on facilitated emissions and carbon offsets and review our approaches accordingly Pilot net-zero transition plan assessment framework for institutional customers Commence implementation of net-zero transition plan assessment framework for institutional and business customers as appropriate Continue to engage and support customers in their transition Publish discussion paper on Sustainable Finance Taxonomy Publish Sustainable Finance Framework and set Sustainable Finance Targets for lending and bond facilitation Work towards meeting 2030 Sustainable Finance Targets Collaborate for impact on initiatives towards net-zero and climate resilience — Contribute to government and industry initiatives and engage on matters of climate policy Join NZBA Continue participating in key industry initiatives OUR CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN 1 For details on our key targets and objectives refer to our Action Plan. 2 A pathway to net-zero by mid-century, or sooner, including CO2 emissions reaching net-zero at the latest by 2050, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100. 96 WESTPAC GROUP 2023 CLIMATE REPORT

OUR AMBITION: TO BECOME A NET-ZERO, CLIMATE RESILIENT BANK ROADMAP OUR ACTION AREAS KEY TARGETS AND OBJECTIVES1 2022 2023 2024-2025 2026-2030 Net-zero, climate resilient operations — Scope 1 and 2 absolute emissions reduction target of 64% by 2025 and 76% by 2030 from a 2021 baseline • Source the equivalent of 100% global electricity demand from renewable sources by 2025 • Transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrids by 2030 — Scope 3 upstream absolute emissions reduction target of 50% by 2030 from a 2021 baseline — Develop our approach to assessing and managing physical climate risk to our operational sites Update operational targets Work towards meeting 2025 operational targets Work towards meeting 2030 operational targets Perform review of scope 3 upstream emissions reporting Aim to set emissions reduction target for construction and refurbishment work by 2026 Supporting customers’ transition to net-zero and to build their climate resilience — Align our lending portfolio with net-zero by 2050 consistent with a 1.5°C2 pathway in line with our Net-Zero Banking Alliance (NZBA) commitment — NZBA 2030 sector lending targets in carbon intensive sectors, as detailed in the NZBA Guidelines (NZBA priority sectors). For further information refer to our Action Plan — Provide $55bn of lending and $40bn of bond facilitation activities by 2030 that are aligned with our Sustainable Finance Framework — Seek to help customers understand and better respond to the impacts of climate change to support adaptation and resilience Set NZBA 2030 sector lending targets in first five NZBA priority sectors Set NZBA 2030 sector lending targets in additional three NZBA priority sectors Set NZBA 2030 sector lending target in remaining NZBA priority sector Work towards meeting NZBA 2030 sector lending targets. Review target setting in line with NZBA requirements, where data and methodologies allow Develop new positions for upstream oil and gas, thermal coal mining and power generation Update positions. Develop new position for metallurgical coal mining Monitor evolving guidance on facilitated emissions and carbon offsets and review our approaches accordingly Pilot net-zero transition plan assessment framework for institutional customers Commence implementation of net-zero transition plan assessment framework for institutional and business customers as appropriate Continue to engage and support customers in their transition Publish discussion paper on Sustainable Finance Taxonomy Publish Sustainable Finance Framework and set Sustainable Finance Targets for lending and bond facilitation Work towards meeting 2030 Sustainable Finance Targets Collaborate for impact on initiatives towards net-zero and climate resilience — Contribute to government and industry initiatives and engage on matters of climate policy Join NZBA Continue participating in key industry initiatives Climate change is a significant issue which is already impacting our business, customers and community. We seek to play our part in addressing these impacts, through our ambition to become a net-zero, climate resilient bank. Our climate strategy is structured along three action areas that focus on our own operations, supporting customers and advocating for positive change. We aim to deliver on our strategy through the actions and initiatives set out in our Action Plan. Unless specified, we aim to implement the actions in our Action Plan by 30 September 2025. Other targets refer to Westpac Group’s financial year, e.g. 2030 targets to be achieved by 30 September 2030. 97 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

OUR CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN Our Climate Change Position Statement (Position Statement) sets out our positions on key climate change risks and opportunities for our business, customers and community. It provides the framework within which we seek to conduct business, support customers and engage with stakeholders. It outlines the actions that drive our focus and guide our people as we seek to become a net-zero, climate resilient bank. Our Position Statement is supported by our Climate Change Action Plan (Action Plan), which outlines the actions we are taking to deliver on our ambition and commitments. It includes our transition plans, in line with our commitment to the Net-Zero Banking Alliance (NZBA). We will review our Position Statement and Action Plan annually so they remain relevant as climate science advances, requirements and opportunities for transition and resilience evolve, and guidance and policy develops. Our Position Statement is supplemented by a suite of position statements for sensitive sectors and related sustainability issues. For example: — Natural Capital – We recognise the interplay between climate change and natural capital risks, and that their mitigation requires a comprehensive approach that balances both nature and climate issues. Westpac’s Natural Capital Position Statement sets out our principles and ambitions to become a bank that supports nature positive outcomes. It includes the steps required to understand the key nature-related risks and opportunities for our business, customers and the community. — Human Rights – Climate change results in both risks and opportunities that impact employees, communities and customers. As part of our NZBA commitment we seek to consider and address impacts on people (both adverse and positive) associated with climate change and the transition to a net-zero economy. Our Human Rights Position Statement and Action Plan outlines our positions and action plan to support and advance human rights through a just and inclusive transition. Our Position Statement and Action Plan are governed and managed in line with our sustainability governance and oversight structure. For further details, refer to the sustainability governance and risk management section of our Annual Report. We will also report progress against our Action Plan as part of our annual climate-related disclosures. OUR PRINCIPLES 98 WESTPAC GROUP 2023 CLIMATE REPORT

A SCIENCE-BASED TRANSITION TO A NET-ZERO EMISSIONS ECONOMY IS REQUIRED BY 2050 We support the scientific evidence on human-induced global warming produced by the Intergovernmental Panel on Climate Change. We believe in the need to limit global warming to 1.5°C above pre-industrial levels by 2100, which is achievable only if the economy transitions to net-zero emissions by 2050. OUR APPROACH SHOULD BE TRANSPARENT WITH THOROUGH DISCLOSURES Accurate, timely and relevant information on climate-related risks and opportunities is key to assessing and managing the impacts of climate change. We aim to be transparent on our approach and how we support customers to manage climate-related risks and opportunities. TRANSITION SHOULD BE TECHNOLOGY-DRIVEN, INCLUSIVE AND SAFEGUARD OUR NATURAL ENVIRONMENT The transition to net-zero emissions should be well planned and consider other factors, such as human rights and safeguarding the natural environment. This requires increased adoption of renewable energy and clean technologies, enhancing bio-sequestration, reducing deforestation and addressing human rights impacts as part of the transition. COLLECTIVE ACTION IS VITAL A net-zero economy depends on collective action and requires all stakeholders to play their part. This includes governments following through on their commitments to support transition while also meeting the objectives of the Paris Agreement. We believe in advocating for positive change and will continue to collaborate on initiatives that work towards net-zero and climate resilience. ADDRESSING CLIMATE CHANGE SHOULD REDUCE RISKS AND CREATE OPPORTUNITIES FOR OUR BUSINESS AND CUSTOMERS Westpac has long considered climate-related risk a financial risk. We believe managing the risks and leveraging the opportunities is good business, for customers and us. While investments are required across the economy to decarbonise, appropriate government policies that incentivise and support transition should lead to improved economic growth and resilience. OUR PRINCIPLES 99 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

ACTION 1 – NET-ZERO AND CLIMATE RESILIENCE IN OUR OPERATIONS We are committed to reducing the climate change impacts of our operations1 aligned with a 1.5°C pathway. We continue to reduce emissions from our own operations towards net-zero by 2050 or sooner. Reducing our scope 1 and 2 emissions Our target for operational scope 1 and 2 absolute emissions reduction is 64% by 2025 and 76% by 2030 relative to a 20212 baseline. To achieve these targets, we are working to reduce emissions across our property portfolio and are committed to sourcing the equivalent of 100% of our global electricity demand from renewable sources by 20253. We also aim to transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrids by 20304. Reducing our scope 3 upstream emissions Our target for scope 3 absolute upstream emissions5 reduction is 50% by 2030 relative to a 20212 baseline. We aim to work with key suppliers to help and encourage them to reduce their emissions, as well as to consider supplier climate strategies in our sourcing decisions. 1 Includes Westpac Group operations in Australia, New Zealand, United Kingdom, United States, Germany, China, Singapore, Fiji and Papua New Guinea. 2 2021 baselines for scope 1, 2 and scope 3 upstream emissions targets adjusted for COVID-19 pandemic and other impacts. Refer to the Sustainability Index and Datasheet for baselines and details of included emissions sources. 3 The challenges of developing local renewable energy infrastructure and the lack of renewable energy certificate markets in some of the international markets Westpac operates in are a recognised risk to this target. We are monitoring this risk and actively seeking to solve for these challenges as we work towards meeting our commitment. 4 May include hybrid or plug-in hybrid electric vehicles (PHEVs) where required to serve customers in locations where electric vehicle charging infrastructure is not widely available. Supply chain challenges and roll-out of charging infrastructure at a national scale are risks to this target at the time of setting. This target will be reviewed in 2025 to consider the status of these risks. 5 Scope 3 upstream emissions are detailed by source in our Sustainability Index and Datasheet. 6 Prior to 2019, the Australian Government’s Climate Active Carbon Neutral Standard for Organisations was known as National Carbon Offset Standard Carbon Neutral Program. 7 Prior to 2020, the Toitū net carbonzero certification was known as the Toitū carbonzero certification. Offsetting our residual emissions Our aim is to actively reduce our scope 1, 2 and scope 3 upstream emissions, recognising that for some emissions sources the speed at which we can reduce may be limited by technology availability, policy and economic viability. We seek to maintain certification for our Australian operations under the Australian Government’s Climate Active Carbon Neutral Standard for Organisations6. For our New Zealand operations, we seek to maintain Toitū net carbonzero certification7 .. We purchase carbon credits to offset our residual scope 1, 2 and scope 3 upstream emissions as required to maintain our certifications. Further information on our certifications and related carbon credit purchases can be found on our website. Build physical resilience into our business and operations The physical risks of climate change have the potential to significantly affect our ability to operate and support customers. Significant natural disasters and changing climate patterns may disrupt our operations by impacting our people, systems, supply chain, infrastructure, and assets, including branches. We are improving our assessment of these risks and strengthening controls in areas such as business continuity and property leasing. We are working to monitor these risks and build our climate resilience through strategies, which include diversifying critical operations across geographic locations and assessing the operational resilience of our material suppliers. Ararat Wind Farm, Victoria APPENDIX V 100 WESTPAC GROUP 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN

ACTION 2 – SUPPORTING CUSTOMERS’ TRANSITION TO NET-ZERO AND TO BUILD THEIR CLIMATE RESILIENCE A. Supporting customers’ transition to net-zero Reduce our financed emissions Having joined the NZBA, we are committed to aligning our lending portfolio with net-zero financed emissions by 2050, consistent with a 1.5°C pathway. In accordance with our commitment, we have set interim 2030 sector lending targets in some of the NZBA priority sectors. This includes addressing prioritised aspects of the fossil fuel value chain, i.e. oil and gas, thermal coal mining and power generation. We seek to continue developing targets to meet NZBA requirements where data and methodologies allow. Further detail on our target setting, including assumptions and calculation approaches, can be found in the Appendix of our climate-related disclosures. Our targets and high-level plan to meet them are outlined in our Action Plan. We continue to integrate and operationalise our targets into our processes and lending decisions. FACILITATED EMISSIONS Our NZBA 2030 sector lending targets relate to the emissions associated with our lending (i.e. financed emissions). They do not cover emissions associated with transactions we facilitate (i.e. facilitated emissions), as there are currently no standard methodologies for measuring emissions associated with these activities or approaches for net-zero-aligned target setting. Transactions we facilitate include debt capital markets activities. This also includes underwriting, arranging and/or bookrunning for syndicated loans. These transactions are, however, subject to Westpac’s Sustainability Risk Management Framework, including assessment and escalation where required. We will review our position on facilitated emissions as guidance and methodologies mature. OUR APPROACH TO CARBON OFFSETS FOR OUR NZBA 2030 SECTOR LENDING TARGETS We believe reducing emissions should be a priority action in achieving targets and the transition to net-zero. We recognise carbon offsets are likely to play a role to supplement decarbonisation in line with climate science-based scenarios. We do not intend to purchase carbon offsets to meet our NZBA 2030 sector lending targets. We understand that some customers are using or may use offsets to meet their decarbonisation targets and some of the data we use may also include customer offsets. Guidance around the quality and utilisation of carbon credits is a rapidly evolving area and we will review our approach to the use of carbon offsets in line with NZBA Guidance. 101 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

Reduce our financed emissions (continued) Our positions on oil and gas, coal mining and power generation sectors are summarised below. They operate alongside our NZBA 2030 sector lending targets. Upstream oil and gas1 : — Subject to national energy security2: • we will not provide project finance or bond facilitation for the development of new (greenfield) or expansionary oil and gas fields, including new associated dedicated infrastructure3, unless in accordance with the International Energy Agency Net-Zero by 2050 scenario4. • we will continue to provide corporate lending and bond facilitation where the customer has a credible transition plan5 in place by 30 September 2025. • we will work with customers to support their development of their credible transition plans. — We will not provide project finance for oil and gas exploration in high-risk frontier basins, such as Arctic and Antarctic refuges or for oil sands development. — We will not provide project finance for exploration of shale, offshore deep water or ultra-deep-water6 oil and gas. Over FY23, we engaged with upstream oil and gas customers to gain insight into their transition plans. While the sector is making progress in developing emissions reduction plans and achieving reductions to scope 1 and 2 emissions, we recognise there are challenges in establishing scope 3 reduction plans. Through our engagement we deepened our understanding of how challenging it will be for the sector to establish 1.5°C-aligned transition plans covering scope 1, 2 and 3 by 30 September 2025. We will engage further to understand our customers’ evolving decarbonisation strategies. Alongside this, we will also continue to monitor, assess and be guided by the latest science and government policy, while considering energy security and affordability. 1 Includes exploration, extraction and drilling companies, all activities of integrated oil and gas companies (IOCs), tolling and stand-alone refineries and LNG producers. Does not include downstream retail and distribution, pipeline infrastructure, storage and transport, nor trading entities. 2 National energy security refers to circumstances where an Australian or New Zealand Government or regulator determines (or takes a formal public position) that additional supply is necessary for national energy security and Westpac’s funding is able to support such additional supply. 3 New associated dedicated infrastructure means new gas collection, storage and processing infrastructure dedicated solely to greenfield or expansionary oil and gas extraction projects including floating production, storage and offloading (FPSO) vessels, gas processing plant and transmission pipelines. 4 The International Energy Agency Net-Zero by 2050 (2021) scenario specifies that no new (greenfield) oil and gas fields are needed beyond those projects that have already been committed (i.e. approved for development) as of 18 May 2021. 5 A credible transition plan should be developed by reference to the best available science and should include scope 1, 2 and 3 emissions and actions the company will take to achieve greenhouse gas reductions aligned with pathways to net-zero by 2050, or sooner, consistent with a maximum temperature rise of 1.5°C above pre-industrial levels by 2100. 6 Deep water refers to water depths of greater than 1,000 ft (300m) but less than 5,000 ft (1,500m). Ultra-deep-water refers to water depths of greater than 5,000 ft (1,500m). 7 Covers production and sale of thermal coal, with adjacent sectors (including mining service providers) excluded. Transactional banking and rehabilitation bonds are excluded. 8 Annually, we calculate revenue percentage by assessing customers’ full-year audited financial reports, based on a rolling average of the prior three years of revenues. Thermal coal mining7: Given the significant emissions generated from thermal coal, we seek to eliminate our exposure to thermal coal mining and have set short- and medium-term commitments. As a first step, we are focusing on institutional customers with a significant portion (≥15%) of their revenue coming directly from thermal coal mining. Our NZBA 2030 sector lending target (refer to our Action Plan on page 11) applies a lower revenue threshold (>5%) which captures diversified companies with minor thermal coal interests. — We will not provide any project financing to new, expansions or extensions of thermal coal mines. — For institutional customers with ≥15%8 of their revenue coming directly from thermal coal mining, we will: • effective immediately, not onboard new customers • effective immediately, not provide corporate lending or bond facilitation. This includes for new, expansions or extensions of life of existing thermal coal mines • have zero lending by 30 September 2025. Metallurgical coal mining: — We will continue to support the metallurgical coal sector as it remains critical for steel production at scale, which is required to support the transition to net-zero emissions. — We will not provide project finance for new (greenfield) metallurgical coal projects. — We will continue to explore opportunities to work with customers to support the development of alternative products and processes, where appropriate. Power generation: — We will not provide project finance to new (greenfield) coal-fired power generation facilities. — We will consider the intersecting requirements of emissions reduction, the feasibility of emerging technologies, as well as energy affordability, security and reliability. APPENDIX V 102 WESTPAC GROUP WESTPAC GROUP 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN

Become the transition partner of choice As a bank, one of the most significant roles we can play in the transition to a net-zero economy is to support customers in their transition and to mobilise capital. For institutional customers we seek to: — build our capability and evolve our products and services to better meet their emerging needs — where applicable, support their transition by providing guidance on climate strategy and in the development of transition plans — offer a suite of finance solutions and products to help them meet their sustainability goals, including changing business models, investments in emissions reduction, low/zero carbon technologies, sustainable finance and infrastructure. We have developed a pilot net-zero transition plan framework for assessing and engaging with institutional customers. This has been informed by a range of local and international sources, such as Climate Action 100+ and the Transition Pathway Initiative. We will continue to evolve our framework as standards evolve and further engage with our customers. We aim to continue to apply a framework across key customers in carbon intensive sectors in FY24. For more detail, refer to our annual climate-related disclosures. We also see opportunities to further support commercial, small and medium businesses and consumers in their transition to net-zero. This includes engaging with businesses and consumers, and providing access to products and services that support customers to reduce their environmental footprint and transition to a low carbon economy. As we work towards becoming the transition partner of choice, we seek to increase our sustainable finance offering. By 2030, our targets are to provide $55bn of lending and $40bn of bond facilitation activities that are aligned with our Sustainable Finance Framework. For further information refer to the Westpac Sustainable Finance Framework available on our website. B. Help build climate resilience Help our customers and communities build resilience to the physical impacts of climate change Institutional and business customers Climate change physical risks can impact the value of assets and projects we finance for customers. Climate change can also impact customer operations and supply and distribution chains. Customers’ adaptation plans become increasingly important to reduce their vulnerability to physical impacts of climate change. We seek to support customers as they develop adaptation measures to build climate resilience. This also enables surrounding industries and communities to become more resilient. We seek to understand where physical risks will have a material impact across our institutional and business banking portfolio. We support customers, including small business customers, to get back on their feet after experiencing a natural disaster event by providing access to relief packages, giving customers payment relief and time to start the repair and rebuild. In New Zealand, our Adverse Natural Events Policy provides a comprehensive range of financial assistance measures to customers impacted by natural disasters. Agribusiness plays a fundamental role in providing food and other essential goods, driving economic prosperity and supporting livelihoods and communities. Climate change physical risks are increasingly material to agribusinesses. We recognise the ability to adapt to a changing climate is vital, not just for agribusiness customers, but for society as a whole. We seek to help customers respond to physical risks of climate change by: — providing access to products and services that support climate adaptation and resilience — engaging with them to support their insights on climate adaptation measures and practices — supporting customers affected by drought and natural disasters. Consumer banking As a major residential mortgage lender, we have a role to play in helping customers understand and respond to the impacts of climate change. In delivering products and services for customers, we seek to provide customers with information to understand and prepare for the impacts of natural disasters on their homes and communities. We also support customers as they recover after a natural disaster event through access to hardship assistance and disaster relief packages to customers and communities affected. We monitor our physical risks and seek to understand our risk exposure and vulnerability across our residential mortgages portfolio. CARBON TRADING Through our Carbon Trading Desk, we facilitate the purchase and sale of accredited1 offsets. We seek to: — support customers with their decarbonisation plans by facilitating access to the Renewable Energy Certificates market in Australia and carbon markets both in Australia (e.g. Australian Carbon Credit Units) and New Zealand (New Zealand Units) — help Emissions Trading Scheme (ETS) participants trade in the New Zealand ETS (NZ ETS) — develop capabilities to support producers of carbon credits by providing them with capital and risk management solutions. To support and guide our approach to our Carbon Trading Desk we seek to proactively engage with our customers while participating in industry working groups to help shape the future of carbon markets. We are also a member of the Carbon Market Institute. 1 Accredited offsets refer to carbon offset credits that have been verified by a recognised independent party under international standards as appropriate at the time of creation of the offset. Westpac does not provide accreditation services, nor does it engage in the accreditation process. 103 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

ACTION 3 – COLLABORATE FOR IMPACT ON INITIATIVES TOWARDS NET-ZERO AND CLIMATE RESILIENCE Addressing climate change requires collective action and collaboration. We recognise the important role we can play by supporting and participating in international, national and industry-based initiatives to progress collective action on climate change. For example, we are a founding member of the United Nations Environment Programme Finance Initiative’s Principles for Responsible Banking and have committed to the NZBA. Further details on our participation in industry groups can be found in our annual climate-related disclosures. We also understand that governmental policy response to climate change will influence the speed of transition and climate change adaptation. We seek to engage with government, industry and business associations. We aim to identify and collaborate with industry groups on initiatives that align with our principles and ambition to become a net-zero, climate resilient bank. We continue to review our membership of industry associations and their advocacy activity with regards to climate change in line with our Industry Association Principles1 .. 1 Our Industry Association Principles can be found on our website. Westpac’s position on climate change policies comprises three pillars. 1. Policies need to be aligned with the temperature goals of the Paris Agreement, be capable of achieving the Nationally Determined Contributions that represent each country’s committed global emissions reduction targets in the short and medium term, and give consideration to the long-term target of reducing emissions to net-zero by 2050 without relying on carry-over credits from the Kyoto Protocol. 2. Policies should: — deliver a clear framework to support the development and deployment of low-emissions technology by providing certainty over a timeline sufficient to match investment horizons which are often long-term — include strategies to increase resilience and promote adaptation for impacted communities, companies and sectors — incentivise increased transparency and support development and adoption of reporting frameworks to improve reliability, relevance and measurability of climate-related disclosures. 3. A broad market-based price on carbon is the most effective, affordable, flexible and equitable means of achieving emissions reductions across the economy. APPENDIX V 104 WESTPAC GROUP WESTPAC GROUP 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN

OUR ACTION PLAN Unless specified, we aim to implement the actions in our Action Plan by 30 September 2025. Other targets refer to Westpac Group’s financial year, e.g. 2030 targets to be achieved by 30 September 2030. Net-zero and climate resilience in our operations Reduce our operational emissions — Scope 1 and 2 absolute emissions reduction target of 64% by 2025; and 76% by 2030 relative to a 2021 baseline1 — Scope 3 upstream absolute emissions reduction target of 50% by 2030 relative to a 2021 baseline1,2 — Deliver the second and third phase3 of our renewables transition in line with our commitment to source the equivalent of 100% renewable electricity4 — Develop our employee benefits program to support our employees to reduce their home emissions. Target 80% of our employees to be sourcing renewable electricity for their homes by 2030 — Transition our Australian and New Zealand fleet vehicles to 100% electric or plug-in hybrids by 20305 — Pilot embodied carbon emission measurement for capital works with the aim to set a reduction target for construction and refurbishment work by 2026 — Perform a review of our scope 3 upstream emissions reporting6 — Support key suppliers with their emissions reduction strategies and consider supplier climate strategies in key sourcing decisions Build climate resilience into our business and operations — Develop our approach to assessing and managing physical climate risk to our direct operational sites and integrate into our operations 1 2021 baselines for scope 1, 2 and scope 3 upstream targets adjusted for COVID-19 pandemic and other impacts. Refer to the Sustainability Index and Datasheet for baselines and details of included emissions sources. 2 Scope 3 upstream emissions are detailed by source in our Sustainability Index and Datasheet. 3 The second phase consists of a virtual power purchase agreement (i.e. generation exported to grid and distributed to sites through the national transmission and distribution network) with Flow Power to source renewable electricity from Ararat Wind Farm in Victoria and Berri Solar Farm + Battery in South Australia, that will complete the 100% renewables transition for Westpac Australia. The third phase aims to deliver the remainder of the transition to achieve the equivalent of 100% renewables supply for our global operations. 4 The challenges of developing local renewable energy infrastructure and the lack of renewable energy certificate markets in some of the international markets Westpac operates in are a recognised risk to this target. We are monitoring this risk and actively seeking to solve for these challenges as we work towards meeting our commitment. 5 May include hybrid or plug-in hybrid electric vehicles (PHEVs) where required to serve customers in locations where electric vehicle charging infrastructure is not widely available. Supply chain challenges and roll-out of charging infrastructure at a national scale are risks to this target at the time of setting. This target will be reviewed in 2025 to consider the status of these risks. 6 Our review is expected to result in an expansion of our scope 3 upstream emissions profile. 105 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

106 WESTPAC GROUP 2023 CLIMATE CHANGE POSITION STATEMENT AND ACTION PLAN

APPENDIX V

Supporting customers' transition to net-zero and to build their climate resilience

Reduce our financed emissions	**Oil and gas – Upstream oil and gas**[1]	**Target:** 23% reduction of scope 1, 2 and 3 absolute financed emissions by 2030 from a 2021 baseline **Key transition actions:** — Apply our upstream oil and gas positions stated in our Position Statement — Guided by our ESG risk assessment, we will consider the impact of new transactions on our portfolio's financed emissions to ensure the portfolio remains aligned with our targets and commitments — Continue working with customers to support the development of their transition plans
	Coal – Thermal coal mining[2]	**Target:** Zero scope 1, 2 and 3 absolute financed emissions by 2030 to companies with >5% of their revenue[3] coming directly from thermal coal mining **Key transition actions:** — Apply our thermal coal mining positions stated in our Position Statement — Continue to manage our portfolio by reducing our lending exposure to zero by the end of 2030
	Power generation	**Target:** 0.10 tCO_2-e/MWh for scope 1 and 2[4] by 2030 **Key transition actions:** — Apply our power generation positions stated in our Position Statement — Grow our renewable financing consistent with Westpac's Sustainable Finance Framework — Engage with customers as they develop their emissions reduction plans
	Cement production	**Target:** 0.57 tCO_2-e/tonne of cement for scope 1 and 2 by 2030[5] **Key transition actions:** — Engage with the sector on opportunities for emission reductions and development of new technologies — Engage with customers as they develop their emissions reduction plans
	Iron and steel – Steel production	**Target:** 1.42 tCO_2-e/tonne of steel for scope 1 and 2 by 2030 **Key transition actions:** — Provide financing for transition activities and technologies, including projects that will support customers reduce their emissions intensity — Engage with customers as they develop their emissions reduction plans

1 Includes exploration, extraction and drilling companies, all activities of integrated oil and gas companies (IOCs), tolling and stand-alone refineries and LNG producers. Does not include downstream retail and distribution, pipeline infrastructure, storage and transport, nor trading entities.
2 Covers production and sale of thermal coal, with adjacent sectors (including mining service providers) excluded. Transactional banking and rehabilitation bonds are excluded.
3 Annually, we calculate the revenue percentage by assessing customers' full-year audited financial reports, based on a rolling average of the prior three years of revenues.
4 Refers to scope 1 and 2 emissions of power generators, i.e. customers with >10% revenue coming from power generation or >5% revenues from thermal coal electricity generation. In Australia, this applies to customers under ANZSIC (1993) code 3610 with National Greenhouse and Energy Reporting Scheme designated generation facilities and have >10% revenue coming from power generation.
5 This target covers customers that produce clinker in-house. The target has been set for customers' scope 1 and 2 emissions in relation to the production of cement. It covers emissions generated from calcination in clinker production as well as fuel combustion and electricity consumption associated with the cement production process.

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Supporting customers' transition to net-zero and to build their climate resilience (continued)

Reduce our financed emissions	**Transport – Aviation (passenger aircraft operators[1])**	**Target:** 76.4 gCO_2-e/passenger km for scope 1 by 2030[2] **Key transition actions:** — Provide financing for activities and technologies that support customers to reduce their emissions, for example Sustainable Aviation Fuels procurement or development — Manage our portfolio and seek to onboard new customers, prioritising companies with stronger decarbonisation commitments — Engage with customers as they develop their emissions reduction plans, focusing our engagement on opportunities for fuel efficiency and key technologies
	Agriculture (Australia)[3]	**Targets:** **Dairy:** 10% reduction in scope 1 land management[4] emissions intensity (tCO_2-e/tonne of FPCM[5]) by 2030 from a 2021 baseline **Beef and sheep:** 9% reduction in scope 1 land management emissions intensity (tCO_2-e/tonne of FW[6]) by 2030 from a 2021 baseline As part of our Agriculture targets, we are committed to no deforestation, which provides for no further conversion of natural forest[7] to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets **Key transition actions:** — Engage with industry groups and representatives to identify collaboration opportunities such as support and investment in emissions reduction technology and data capture — Engage with customers on opportunities for emissions reductions and efficiency, as well as our commitment to no deforestation

1 Covers customers that operate scheduled air transport for passengers, including freight operations undertaken by passenger airline operators. We have excluded any freight only operators, rotary wing aircraft, non-scheduled aircraft operations and aircraft lessors.
2 Passenger kilometres (pkm) is a measure of activity for passenger airline operators.
3 Applies to institutional and commercial relationship-managed Agribusiness customers with Total Committed Exposures (TCE) ≥ \$1.5m who are captured by dairy, beef, sheep and mixed farming ANZSIC codes.
4 Land management emissions refers to operational emissions resulting from how land is managed rather than emissions resulting from land-use change. Land management emissions arise from processes such as enteric fermentation, biomass burning and fertiliser use.
5 Fat protein corrected milk (FPCM) is a commonly used measure of dairy farm outputs. FPCM is milk corrected for its fat and protein content to a regional standard. In the Science Based Target initiative Forest, Land and Agriculture Guidance (SBTi FLAG), reference scenario we used for setting Agriculture targets, dairy production is expressed in tonnes of FPCM.
6 In the SBTi FLAG tool interface animal commodities are expressed in tonnes of fresh weight (FW) of carcass where carcass is defined as animal meat, fresh, chilled or frozen, with bone.
7 A forest that is a natural ecosystem, possessing many or most of the characteristics of a forest native to the given site, including species composition, structure, and ecological function. Natural forests include: (i) Primary forest that have been subject to major human impacts in recent history. (ii) Regenerated forest that were subject to major impacts in the past (for instance by agriculture, livestock raising, tree plantations, or intensive logging) but where the main causes of impact have ceased or greatly diminished and the ecosystem has attained structure, function and composition of a natural forest. (iii) Managed natural forests where much of the ecosystem's composition, structure, and ecological function exist in the presence of activities such as harvesting of timber or small-scale cultivation. (iv) Forests that have been partially degraded by anthropogenic or natural causes (e.g. harvesting, fire, climate change, invasive species, or others) but where the land has not been converted to another use and where degradation does not result in the sustained reduction of tree cover below the thresholds that define a forest or loss in structure, function or composition. The categories "natural forest" and "tree plantation" are mutually exclusive, though in some cases the distinction may be nuanced. Source: Accountability Framework Initiative. The Accountability Framework Core Principles (2023).

108 WESTPAC GROUP 2023 CLIMATE REPORT

APPENDIX V

Supporting customers' transition to net-zero and to build their climate resilience (continued)

Reduce our financed emissions	**Agriculture (New Zealand)**[1]	**Targets:** **Dairy:** 10% reduction in scope 1 land management emissions intensity (tCO_2-e/tonne of FPCM) by 2030 from a 2021 baseline **Beef and sheep:** 9% reduction in scope 1 land management emissions intensity (tCO_2-e/tonne of FW) by 2030 from a 2021 baseline As part of our Agriculture targets, we are committed to no deforestation, which provides for no further conversion of natural forest to agricultural land use within farm systems from 31 December 2025 for customers in scope of the targets **Key transition actions:** — Engage with key industry groups and public sector on sector-specific climate change legislation — Leverage WNZL's Sustainable Farm Loan to provide financing for emissions reduction practices in dairy, beef and sheep farming — Engage with customers with > NZ$1m of TCE on opportunities for emissions reductions and efficiency
	Commercial Real Estate (Offices)	**Target:** 59% reduction in scope 1 and 2[2] emissions intensity ($kgCO_2$-e/m^2 net lettable area[3]) by 2030 from a 2022 baseline for Australian and New Zealand offices[4] **Key transition actions:** — Provide finance for renewable energy or energy efficiency projects implemented by customers which are consistent with Westpac's Sustainable Finance Framework — Engage with customers as they develop their emissions reduction plans
	Residential Real Estate (Australia)[5]	**Target:** 56% reduction in scope 1 and 2[6] emissions intensity ($kgCO_2$-e/m^2) by 2030 from a 2022 baseline **Key transition actions:** — Develop a product proposition to support customers improve the energy efficiency of their homes — Continue to provide consumer finance for renewable energy initiatives in homes — Engage with industry and government to identify further opportunities for developing products and services to support customer decarbonisation, such as electrification of heating and cooking appliances

1 Applies to relationship-managed Agribusiness customers with TCE ≥NZ$1m who are captured by dairy and sheep and beef farming ANZSIC codes.
2 Base building operational scope 1 and 2 emissions. Target excludes all scope 3 emissions (e.g. tenant emissions from electricity and appliance use, construction, embodied emissions and corporate activities).
3 Floor space is defined as net-lettable area (NLA). In Australia, the standard used for determining the NLA is set out in the Property Council of Australia (PCA) March 1997 Method of Measurement. In New Zealand, this is Rentable Area as set out in The Guide for the Measurement of Rentable Areas NZ.
4 Our target applies to facilities that are assigned office related ANZSIC codes, and with a TCE greater than or equal to $5m for Australian facilities or NZ$5m for New Zealand facilities. This excludes exposures associated with site finance and construction of commercial real estate assets. Exposures associated with site finance and construction of offices.
5 Excludes mortgages on vacant land as well as construction and renovation loans given there are no in-use operational emissions associated with these.
6 Scope 1 and 2 emissions refer to in-use operational emissions from energy associated with the operation of the building, consisting of purchased electricity and natural gas consumption.

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Supporting customers' transition to net-zero and to build their climate resilience (continued)

Reduce our financed emissions	— Develop and commence implementation of a framework to assess, engage, measure and/or monitor transition plans of institutional and business customers as appropriate, prioritising sectors covered by our NZBA 2030 sector lending targets — Develop NZBA 2030 sector lending targets in other NZBA priority sectors by July 2025, prioritising high-emissions intensive activities where data and methodologies allow — Monitor and understand the applicability of methodologies for measuring and setting targets for facilitated emissions within 12 months of industry standards bodies e.g. PCAF releasing finalised accounting standards for capital market instruments	
Become the transition partner of choice	— Develop and provide financial products and services to support adoption of net-zero enabling technologies and transition opportunities for customers — Develop Westpac's Sustainable Finance Framework and announce new sustainable finance targets in FY23 • Provide $55bn of lending and $40bn of bond facilitation activities by 2030 that are aligned with our Sustainable Finance Framework[1] — Expand our carbon trading services, by: • building our domestic distribution network • providing customers with access to a broader range of offsets including accredited offshore credit units — Engage with customers, where relevant, to understand how they will manage just transition risks — Develop an integrated digital approach to support consumer banking customers access suite of transition products	
Help our customers and communities build resilience to the physical impacts of climate change	**Institutional and business customers**	— Identify material risk sectors in our portfolio to build our understanding of customer climate vulnerability and adaptation opportunities — Work with agribusiness customers to identify opportunities for climate adaptation
	Consumer banking	— Develop strategic approach to supporting customers in locations more likely to be impacted by physical risk — Develop products and services that support climate resilience home improvements, and provide insights to increase awareness of physical risk impacts

1 For further detail refer to the **Westpac Sustainable Finance Framework** available on our website.

Collaborate for impact on initiatives towards net-zero and climate resilience Collaborate with stakeholders — Work with governments, industry organisations and/or community partners to improve outcomes to transition to net-zero and build climate resilience Support our communities — Provide information to the community on transition opportunities — Build our understanding of climate change physical impacts on communities to inform how we can better support communities Strengthening our approach to climate change Manage climate related risks — Continue to incorporate climate risk into risk management, finance and governance processes in line with APRA’s Prudential Practice Guide CPG229 Climate Change Financial Risks, Taskforce on Climate Related Disclosures, New Zealand’s mandatory climate risk disclosure regime developed by the External Reporting Board and other disclosure frameworks where applicable Build our capabilities — Continue to develop and implement training for our people on net-zero transition and climate resilience (including tools and processes) as relevant to their roles — Continue to build our data management and reporting capabilities to strengthen monitoring and progress reporting against our targets and actions APPENDIX V 110 WESTPAC GROUP 2023 CLIMATE REPORT

TCFD INDEX This report is aligned with the TCFD recommendations with the table below indicating where to find information associated with the recommended disclosures. We note that on 10 July 2023, it was announced that the TCFD will be transferred into the International Sustainability Standards Board (ISSB) from 2024. We are working towards alignment with inaugural ISSB standards, IFRS S1 and S2. We also include references across our broader suite of publicly available documents. In this Report, Governance, Strategy and Risk Management are covered in separate sections, whereas the metrics and targets detail are included in the strategy section. TCFD RECOMMENDED DISCLOSURE REFERENCE IN THIS REPORT GOVERNANCE Disclose the organisation’s governance around climate-related risks and opportunities. (a) Describe the board’s oversight of climate-related risks and opportunities Page 9 (b) Describe management’s role in assessing and managing climate-related risks and opportunities Pages 10-11 STRATEGY Disclose the actual and potential impacts of climate-related risks and opportunities on the organisation’s businesses, strategy, and financial planning where such information is material. (a) Describe the climate-related risks and opportunities the organization has identified over the short, medium, and long term Pages 12-35 (b)Describe the impact of climate-related risks and opportunities on the organization’s businesses, strategy, and financial planning. Pages 12-35 (c) Describe the resilience of the organization’s strategy, taking into consideration different climate-related scenarios, including a 2°C or lower scenario. Pages 28-32,39-44,62-85 RISK MANAGEMENT Disclose how the organisation identifies, assesses, and manages climate-related risks. (a) Describe the organization’s processes for identifying and assessing climate-related risks. Pages 39-44 (b) Describe the organization’s processes for managing climate-related risks. Pages 39-44 (c) Describe how processes for identifying, assessing, and managing climate-related risks are integrated into the organization’s overall risk management. Pages 39-44 METRICS AND TARGETS Disclose the metrics and targets used to assess and manage relevant climate-related risks and opportunities where such information is material. (a) Disclose the metrics used by the organization to assess climate-related risks and opportunities in line with its strategy and risk management process. Pages 6-7,21-22,27-28, 32,40-44 (b) Disclose Scope 1, Scope 2, and, if appropriate, Scope 3 greenhouse gas (GHG) emissions, and the related risks. Pages 22,28 (c) Describe the targets used by the organization to manage climate-related risks and opportunities and performance against targets. Pages 18-20,24-25,28,35 APPENDIX VI. TCFD INDEX 111 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

APPENDIX VII. CLIMATE-RELATED COMMITMENTS, PARTNERSHIPS AND MEMBERSHIPS Toitū net carbonzero certified (New Zealand) Since 2019 Climate Active Certification (Australia) Since 2012 (previously NCOS) Paris Climate Agreement Supporter (2015) UN Sustainable Development Goals CEO Statement of Commitment (2016) Taskforce on Nature-related Financial Disclosures Forum member (2021) RE100, an initiative of The Climate Group in partnership with CDP Member (since 2019) Principles for Responsible Banking Signatory (2019) UN Environment Programme Finance Initiative Founding Member (1991) Banking Board Co-Chair (since 2020) The Equator Principles Founding Adopter, First Australian Bank (2003) Industry-led UN-convened Net-Zero Banking Alliance Member, principals and steering groups (NZBA governance bodies) (from 2023) Australian Sustainable Finance Institute Founding Member Electric Vehicle Council of Australia Member (2022) Carbon Markets Institute Corporate Member Green Building Council of Australia (since 2011) Australian Industry Energy Transitions Initiative Partner (2022) Financial Stability Board’s Task Force on Climate-related Financial Disclosures Align with and support Commitment to United Nations Global Compact Signatory (2002), Global Compact Network Australia Founding Member (2009) Climate Bonds Initiative Partner 112 WESTPAC GROUP 2023 CLIMATE REPORT

Disclaimer The information in this document is general information about the Group and its activities as at the date of this Climate Report. It is given in summary form and is therefore not necessarily complete. It is not intended that it be relied upon as advice to investors or potential investors, who should be seeking independent professional advice depending on their specific investment objectives, financial situation or particular needs. The material contained in this document may include information, including, without limitation, methodologies, modelling, scenarios, reports, benchmarks, standards, tools, metrics and data, derived from publicly available or government or industry sources that have not been independently verified. No representation or warranty is made as to the accuracy, completeness or reliability of the information. This document contains statements that constitute “forward-looking statements” within the meaning of Section 21E of the US Securities Exchange Act of 1934. Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements and metrics appear in a number of places in this document and include statements regarding our current intent, belief or expectations with respect to our business and operations, macro and micro economic and market conditions, results of operations and financial condition, capital adequacy and risk management, including without limitation, climate change, net-zero, emissions intensity and other sustainability related statements, commitments and targets, projections, scenarios, risk and opportunity assessments, pathways, forecasts and metrics, forecasted economic indicators and performance metric outcomes, financial support to certain borrowers, indicative drivers, estimated emissions and other proxy data. These are subject to known and unknown risks, and there are significant uncertainties, limitations, risks and assumptions in the metrics and modelling on which these statements rely. In particular, the metrics, methodologies and data relating to climate and sustainability are rapidly evolving and maturing, including variations in approaches and common standards in estimating and calculating emissions, and uncertainty around future climate- and sustainability-related policy and legislation. There are inherent limits in the current scientific understanding of climate change and its impacts. Forward-looking statements may also be made by members of Westpac’s management, directors, officers or employees (verbally or in writing) in connection with this document. Such statements are subject to the same limitations, uncertainties, assumptions and disclaimers in this document. We use words such as ‘will’, ‘may’, ‘expect’, ‘indicative’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘anticipate‘, ‘believe‘, ‘probability‘, ‘risk‘, ‘aim‘, ‘target’, ‘plan’, ‘estimate‘, ‘outlook‘, ‘forecast‘, ‘goal’, ‘guidance’, ‘ambition’ ‘assumption’, ‘projection’, or other similar words that convey the prospective nature of events or outcomes and generally indicate forward-looking statements. These forward-looking statements reflect our current best estimates, judgements, assumptions and views as at the date of this document with respect to future events and are subject to change, certain known and unknown risks and uncertainties and assumptions and other factors which are, in many instances, beyond the control of Westpac, its officers, employees, agents and advisors, and have been made based upon management’s current expectations, understandings or beliefs concerning future developments and their potential effect upon us. Although management currently believes these forward-looking statements have a reasonable basis, there can be no assurance that future developments or performance will be in accordance with our expectations or that the effect of future developments on us will be those anticipated. There is a risk that the best estimates, judgements, assumptions, views, models, scenarios, projections used may subsequently turn out to be incorrect. Actual results, performance, conditions, circumstances or the ability to meet commitments and targets could differ materially from those we expect or are expressed or implied in such statements, depending on various factors, including without limitation significant uncertainties in climate change and sustainability related metrics and modelling as well as further development of methodologies, reporting or other standards which could impact metrics, data and targets (noting that climate and sustainability science, standards, methodologies and reporting are subject to rapid change and development). There are usually differences between forecast and actual results because events and actual circumstances frequently do not occur as forecast and their differences may be material. Factors that may impact on the forward-looking statements made include, but are not limited to, those described in this document and in the section titled ‘Risk factors’ in Westpac’s 2023 Annual Report available at www.westpac.com.au. Investors should not place undue reliance on forward-looking statements and statements of expectation, including targets, particularly in light of the current economic climate and the significant global volatility. These statements are not guarantees or predictions of future performance and Westpac gives no representation, warranty or assurance (including as to the quality, accuracy or completeness of this document), nor guarantee that the occurrence of the events expressed or implied in any forward-looking statement will occur. When relying on forward-looking statements to make decisions with respect to us, investors and others should carefully consider such factors and other uncertainties and events, and the judgments and data presented in this document are not a substitute for investors and other readers’ own independent judgements and analysis. Investors and others should also exercise independent judgement, with the advice of professional advisers as necessary, regarding the risks and consequences of any matter contained in this document. To the maximum extent permitted by law, responsibility for the accuracy or completeness of any forward-looking statements, whether as a result of new information, future events or results or otherwise, is disclaimed. Except as required by law, we assume no obligation to update any forward-looking statements contained in this document, whether as a result of new information, future events or otherwise, after the date of this document. 113 RISK INTRODUCTION GOVERNANCE STRATEGY MANAGEMENT APPENDIX

westpac.com.au Contact For questions and comments, please contact Westpac Group Sustainability: sustainability@westpac.com.au westpac.com.au/sustainability